     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 12, 1997
                                                     Registration No. 333-20095
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


                               ---------------

                        PRE-EFFECTIVE AMENDMENT NO. 1 TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ---------------

                             ATRIUM COMPANIES, INC.
           and Certain Subsidiaries identified in footnote (1) below
             (Exact name of registrant as specified in its charter)

              DELAWARE                               3442                              75-2642488
   (State or other jurisdiction of       (Primary Standard Industrial               (I.R.S. Employer
   incorporation or organization)         Classification Code Number)              Identification No.)

                            1341 W. MOCKINGBIRD LANE
                                  SUITE 1200W
                              DALLAS, TEXAS  75247
                                 (214) 630-5757
     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               ---------------



                              RANDALL S. FOJTASEK
                           ATRIUM COMPANIES, INC.
                            1341 W. MOCKINGBIRD LANE
                                  SUITE 1200W
                              DALLAS, TEXAS  75247
                                 (214) 630-5757
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ---------------

                                   COPIES TO:



            DEREK R. MCCLAIN                       JEFF L. HULL
            HAROLD J. HERMAN                  ATRIUM COMPANIES, INC.
         VINSON & ELKINS L.L.P.              1341 W. MOCKINGBIRD LANE
       3700 TRAMMELL CROW CENTER                    SUITE 1200W
            2001 ROSS AVENUE                   DALLAS, TEXAS  75247
       DALLAS, TEXAS  75201-2975                  (214) 630-5757
             (214) 220-7797


                               ---------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 As soon as practicable after the effective date of this Registration Statement

                               ---------------

       If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]




(1) The following direct and indirect subsidiaries of Atrium Companies, Inc. are Co-Registrants, each of which is incorporated in the jurisdiction and has the I.R.S. Employer Identification Number indicated: H-R Window Supply, Inc., a Texas corporation (75-2382008); Vinyl Building Specialties of Connecticut, Inc., a Connecticut corporation (06-0765499); Bishop Manufacturing Co. of New York, Inc., a Connecticut corporation (06-1351269); Bishop Manufacturing Company, Incorporated, a Connecticut corporation (06-0735384); and Bishop Manufacturing Company of New England, Inc., a Connecticut corporation (06-1251035).




       THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

================================================================================

                      PROSPECTUS DATED AS OF MARCH 12, 1997



                           OFFER FOR ALL OUTSTANDING
                   10 1/2% SENIOR SUBORDINATED NOTES DUE 2006
                                IN EXCHANGE FOR
                   10 1/2% SENIOR SUBORDINATED NOTES DUE 2006
                                       OF
                             ATRIUM COMPANIES, INC.

                        -------------------------------

                    Interest Payable May 15 and November 15

       Atrium Companies, Inc. (the "Company") is offering upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal") (which together constitute the "Exchange Offer") to exchange $1,000 principal amount of its new 10 1/2% Senior Subordinated Notes due 2006 (the "New Notes") for each $1,000 principal amount of its outstanding 10 1/2% Senior Subordinated Notes due 2006 (the "Old Notes") in the aggregate principal amount of $100,000,000. The form and terms of the New Notes are identical to the form and terms of the Old Notes except that the Old Notes were offered and sold in reliance upon certain exemptions from registration under the Securities Act of 1933, as amended (the "Securities Act"), while the offering and sale of the New Notes in exchange for the Old Notes has been registered under the Securities Act, with the result that the New Notes will not bear any legends restricting their transfer. The New Notes will evidence the same debt as the Old Notes and will be issued pursuant to, and entitled to the benefits of, the Indenture (as herein defined) governing the Old Notes. The Exchange Offer is being made in order to satisfy certain contractual obligations of the Company. See "The Exchange Offer" and "Description of New Notes." The New Notes and the Old Notes are sometimes collectively referred to herein as the "Notes."

       Interest on the New Notes will be payable semiannually on May 15 and November 15 of each year, commencing on May 15, 1997. The New Notes will mature on November 15, 2006. Except as described below, the Company may not redeem the New Notes prior to November 15, 2001. On or after such date, the Company may redeem the New Notes, in whole or in part, at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption. In addition, at any time and from time to time on or prior to November 15, 2000, the Company may, subject to certain requirements, redeem the New Notes with the net cash proceeds of one or more Equity Offerings (as defined) at a price equal to 110 1/2% of the principal amount to be redeemed, together with accrued and unpaid interest, if any, to the date of redemption, provided that at least $65 million of the aggregate principal amount of the Notes remains outstanding after each such redemption. The New Notes will not be subject to any sinking fund requirement. Upon the occurrence of a Change of Control (as defined), (i) the Company will have the option, at any time on or prior to November 15, 2001 (but in any event within 90 days after the occurrence of the respective Change of Control), to redeem the New Notes, in whole but not in part, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium (as defined), together with accrued and unpaid interest, if any, to the date of redemption, and (ii) if the New Notes are not redeemed, the Company will be required to make an offer to repurchase the Notes at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of repurchase. In addition, under certain circumstances the Company will be obligated to make an offer to repurchase the New Notes at 100% of the principal amount, plus accrued and unpaid interest to the date of repurchase, with the net cash proceeds of certain sales or other dispositions of assets. See "Description of New Notes."


       The New Notes will be unsecured and will be subordinated to all existing and future Senior Indebtedness (as defined) of the Company. The New Notes will rank pari passu with any future Senior Subordinated Indebtedness (as defined) of the Company and will rank senior to all other subordinated indebtedness of the Company. The New Notes will be fully and unconditionally guaranteed (the "Subsidiary Guarantees") on an unsecured, senior subordinated basis, by each of the Company's subsidiaries on the issue date of the New Notes and by each subsidiary (excluding foreign subsidiaries and Unrestricted Subsidiaries) of the Company acquired thereafter (collectively, the "Subsidiary Guarantors"). The Indenture (as defined) permits the Company to incur additional indebtedness (including Senior Indebtedness), subject to certain limitations. See "Description of New Notes." As of February 28, 1997






                                             (Cover page continued on next page)
the Company had no outstanding Senior Indebtedness, and the Company had no Senior Subordinated Indebtedness outstanding other than the Notes. See "Description of New Notes -- Ranking and Subordination."


       The Exchange Offer will expire at 5:00 p.m., New York City time, ____________________, 1997, or such later date and time to which it is extended (the "Expiration Date").

       Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where the Old Notes were acquired by that broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. See "The Exchange Offer" and "Plan of Distribution."

       The Old Notes are designated for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") market. To the extent Old Notes are tendered and accepted in the Exchange Offer, the principal amount of outstanding Old Notes will decrease with a resulting decrease in the liquidity in the market therefor. Following the consummation of the Exchange Offer, holders of Old Notes who were eligible to participate in the Exchange Offer but who did not tender their Old Notes will not be entitled to certain rights under the Registration Rights Agreement (as herein defined) and such Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity in the market for the Old Notes could be adversely affected. No assurance can be given as to the liquidity of the trading market for either the Old Notes or the New Notes.

       FOR A DISCUSSION OF CERTAIN FACTORS TO BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE NEW NOTES, SEE "RISK FACTORS" BEGINNING ON PAGE ___.

                            ------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
           AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.



March 12, 1997






                                             (Cover page continued on next page)

                CERTAIN DEFINITIONS AND MARKET AND INDUSTRY DATA


        On November 8, 1996, Fojtasek Companies, Inc., a Texas corporation ("Fojtasek"), and a wholly-owned subsidiary of FCI Holding Corp., a Delaware corporation ("FCI Holding"), was merged with and into FCI Holding, a wholly-owned subsidiary of Atrium Corporation ("Holding"). As a result of the merger, the surviving Delaware corporation was renamed "Atrium Companies, Inc.," which is the issuer of the Notes and a direct wholly-owned subsidiary of Holding.



        The definitions set forth below contain, in chronological order, descriptions of certain business combination and recapitalization transactions effected during 1995 and 1996 that have resulted in the existing business of the Company and its corporate structure. For a diagram outlining the Company's current corporate structure, see "The Transaction."


       As used in this Prospectus, unless the context otherwise requires:

              (i) the "Company" refers to Atrium Companies, Inc., the surviving corporation following the merger of Fojtasek with and into FCI Holding, and its consolidated subsidiaries;


              (ii) the "Heritage Transaction" refers to a recapitalization transaction effected on July 3, 1995 pursuant to which Fojtasek became a wholly-owned subsidiary of newly-formed FCI Holding. Heritage Fund I, L.P., an equity investment fund ("Heritage"), purchased 67.9% of FCI Holding's outstanding common stock (including 49.8% of its outstanding voting common stock). FCI Holding was formed to achieve certain business and tax objectives. Concurrently with the acquisition of Bishop, the then-existing common and preferred stock of FCI Holding (including such stock owned by Heritage) was exchanged by the holders thereof for the same number of securities, with the same rights, in Holding, with the result that FCI Holding became a wholly-owned subsidiary of Holding;


       (iii) the "acquisition of Keller" or the "Keller acquisition" refers to the acquisition by the Company of certain assets in June 1996 and inventory in September 1996 of Keller Aluminum Products of Texas ("Keller"), a division of Keller Building Products, which was owned by Keller Industries, Inc.;


              (iv) the "acquisition of Bishop" or the "Bishop acquisition" refers to a transaction, effective as of September 30, 1996, pursuant to which FCI Holding became a wholly-owned subsidiary of Holding (which was formed on August 2, 1996 to achieve certain business and tax objectives) and the Company acquired all the outstanding capital stock of Vinyl Building Specialties of Connecticut, Inc. and Bishop Manufacturing Co. of New York, Inc. (collectively with their consolidated subsidiaries, "Bishop"); and



              (v) the "Transaction" refers to a recapitalization transaction that closed concurrent with the closing of the Offering of Old Notes (the "Offering") Offering pursuant to which (A) affiliates of Hicks, Muse, Tate & Furst Incorporated ("Hicks Muse") purchased a number of newly issued shares of Common Stock of Holding representing approximately 82% of the shares of Common Stock outstanding and (B) certain outstanding shares, and certain options and warrants to acquire shares, of Common Stock of Holding and all outstanding shares of preferred stock of Holding were redeemed (the "Redemption").



       Unless the context otherwise required, references herein to the capital stock of Holding give effect to a recapitalization of Holding's three classes of common stock into a single class of Common Stock, which was effected in connection with the Transaction.


       Unless otherwise indicated, all references in this Prospectus to window market unit data and housing starts are derived from the September 1996 Summary Reports on Window Frame Materials prepared by F.W. Dodge and all references to other industry data are derived from sources believed by the Company to be reliable.

                                    SUMMARY

       The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Certain of the statements contained in this summary and elsewhere in this Prospectus, including information with respect to the Company's business strategy, are forward-looking statements. See "Risk Factors" for a discussion of important factors that could affect such matters.

                                  THE COMPANY


       The Company, founded in 1953, is a leading manufacturer and distributor of residential windows and doors in the Southwest, South and Southeast regions of the United States. The Company's primary market, which in 1995 represented 75.1% of the Company's revenues and 37.2% of total U.S. housing starts, consists of Arizona, Colorado, Florida, Georgia, Louisiana, Nevada, New Mexico, Oklahoma, Tennessee and Texas (collectively, the "Primary Market"). The Primary Market includes certain of the fastest growing residential housing markets in the United States with a compound annual growth rate ("CAGR") in single-family housing starts of 10.3% for the five-year period ended December 31, 1995 compared to 5.9% nationally for the same period. The Company is also one of a limited number of window and door manufacturers that offers a diversified product line, consisting of aluminum, vinyl and wood products. The Company estimates that its market share of aluminum window units sold in its Primary Market has increased from 11.9% in 1991 to 17.6% in 1995 and that its share of total window units sold in its Primary Market has increased from 7.6% to 10.3% during the same period. The Company's revenues and total window unit shipments in its Primary Market have increased at CAGRs of 19.3% and 19.0%, respectively, in this period. The Company's pro forma net sales and EBITDA as adjusted (as defined in the Notes to the "Unaudited Summary Pro Forma Financial Data") for the year ended December 31, 1996 were $166.7 million and $24.4 million, respectively.


       Historically, the Company has emphasized the sale of aluminum windows and doors, as aluminum windows are the product of choice and regional standard in the Company's Primary Market. In 1995, aluminum windows accounted for 71.3% of residential new construction window units and 43.0% of residential remodel/replacement window units within the Company's Primary Market as compared to 40.9% and 30.1%, respectively, on a national basis for the same period. The Company believes that the preference for aluminum windows over vinyl and wood windows in the Company's Primary Market is attributable to aluminum's lower cost, greater durability and lower maintenance requirements, as well as the reduced need for thermal efficiency in homes in moderate Southern climates.

       The Company believes that, in 1995, United States residential window and door expenditures were approximately $6.5 billion, of which new construction and remodel/replacement expenditures represented approximately $2.0 billion and $4.5 billion, respectively. The Company believes that it is one of the two largest aluminum window manufacturers in its Primary Market and that it enjoys purchasing, manufacturing and distribution advantages compared to smaller regional manufacturers. Excluding wood manufacturers, the Company believes that the window and door industry is highly fragmented and is characterized primarily by small regional manufacturers of windows and doors. This industry fragmentation also presents opportunities for growth through acquisition, a strategy that the Company has implemented through the recent acquisitions of Bishop and Keller. Bishop manufactures and sells primarily vinyl windows and doors to the remodel/replacement market in the Northeast. This acquisition expands the Company's vinyl window product offering and increases its penetration of the remodel/replacement market. The Keller acquisition increases the Company's aluminum extrusion capacity by approximately 35% and provides the Company with new equipment and tooling for fabricating several types of vinyl window and door products and a full line of single- and multi-family aluminum windows and storm doors. The Company intends to continue to pursue strategic acquisitions to enhance its market share and expand its product offering.

       The Company is vertically integrated with operations that include (i) the extrusion of aluminum and vinyl, which is utilized internally in the Company's fabrication operations or sold to third parties ("Extrusion"), (ii) the assembly of window and door units and sale of such units to wholesalers, lumberyards, do-it-yourself ("DIY") home centers and homebuilders ("Fabrication") and (iii) the sale of finished products to homebuilders, remodelers and contractors through four Company-owned distribution centers located in Dallas, Texas; Las Vegas, Nevada; Phoenix,

Arizona; and Farmingdale, New York (the "Distribution Centers"). The Company performs these operations at facilities that comprise an aggregate of approximately 1.4 million square feet.

       The Company currently sells its products under five brand names, "Atrium," "Skotty," "H-R," "KBP," and "Bishop." The Company believes that Atrium has significant national brand name recognition at the building trade and consumer level, while Skotty, H-R, KBP and Bishop each have significant regional brand name recognition within their primary channels of distribution. The Company has been effective in utilizing these brand names to establish relationships with leading wholesalers, lumberyards and builders in each of its markets and to gain distribution in new markets. The Company distributes its windows and doors through (i) one-step distribution to major retail DIY home centers, lumberyards and the Company's Distribution Centers, (ii) two-step distribution to wholesalers who resell to DIY home centers and lumberyards and
(iii) direct sales to homebuilders (of both single-family and multi-family housing), remodelers and contractors. See "Business -- Distribution and Marketing."


       The Company's principal executive offices are located at 1341 W. Mockingbird Lane, Suite 1200W, Dallas, Texas 75247, and the telephone number is
(214) 630-5757.


                                   OPERATIONS


       Following is a breakdown of the Company's consolidated pro forma revenue (including the acquisition of Bishop) by operating component (excluding intercompany sales) from 1992 through 1996:



                                          YEAR ENDED DECEMBER 31,
                            ---------------------------------------------------
                              1992      1993       1994      1995        1996       CAGR
                            --------  ---------  --------   --------   --------   --------
                                                    (dollars in thousands)
 Extrusion .............   $ 17,673   $ 19,527   $ 26,100   $ 28,052   $ 30,860     15.0%
 Fabrication ...........     65,558     81,074     95,397    104,736    119,111     16.1
 Distribution Centers ..      4,717      8,809     16,080     17,186     16,739     37.3
                           --------   --------   --------   --------   --------     ----
 Net Revenue ...........   $ 87,948   $109,410   $137,577   $149,974   $166,710     17.3%
                           ========   ========   ========   ========   ========     ====




       Extrusion. Aluminum extrusion is a process that converts raw aluminum billet into product components that can be used in the fabrication of windows and doors. The Company also extrudes vinyl pellets into sub-components used in the fabrication of aluminum, vinyl and wood windows and doors. During 1996, 55.3% of the Company's extrusion revenue was derived from sales to third parties, including businesses outside of the window and door industry, with the remainder sold internally to the Company's fabrication operations. By extruding aluminum and vinyl in-house as opposed to purchasing components from outside suppliers, the Company is able to secure a low-cost, reliable source of extrusions, control product quality and reduce inventory levels. The Company extrudes aluminum at divisions in Wylie, TX ("Extruders") and Woodville, TX (near Houston) ("Woodville Extruders"). Vinyl is extruded at Dow-Tech Plastics ("Dow-Tech") in Carrollton, TX.


       Fabrication. The Company fabricates and distributes a broad line of aluminum, vinyl and wood windows and doors at its six fabrication divisions. Window products include single- and double-hung windows, sliding windows, casement windows and specialty windows such as half rounds, transoms and ellipticals. Door products include center-hinge patio doors, French patio doors and sliding patio doors. The fabrication process includes frame and sash cutting and welding, glass processing and final assembly of completed windows and doors. The Company's six fabrication divisions include (i) Skotty Aluminum (Irving, TX), (ii) H-R Windows (Dallas, TX), (iii) Atrium Vinyl (Dallas, TX),
(iv) Atrium Wood (Dallas, TX), (v) Kel-Star Building Products (Woodville, TX) and (vi) Bishop (Bridgeport, CT and Clinton, MA). The Company designs, manufactures and repairs its fabrication equipment at North Texas Die & Tool, based in Irving, TX.

       Distribution. The Company owns and operates four Distribution Centers, consisting of Atrium Door & Window Distributors of Arizona, Nevada, New York and Texas. The Arizona Distribution Center carries Skotty and Atrium products and sells directly to large homebuilders in the area. The Nevada Distribution Center markets primarily Skotty products and sells directly to homebuilders in its region. The New York Distribution Center markets Bishop products primarily to remodelers and contractors in a seven-state region in the Northeast. The Texas Distribution Center sells Atrium products and distributes directly to large homebuilders in Texas.

                             COMPETITIVE STRENGTHS

       The Company's market leadership and financial performance are attributable to a number of factors, including the following:

o  LEADING SHARE IN PRIMARY MARKET

       The Company believes that it is one of the two largest manufacturers of aluminum windows in its Primary Market, with an estimated unit market share in 1995 of approximately 17.6%, compared to 11.9% in 1991. The Company believes that its market share in 1995 of all window units sold in its Primary Market, including aluminum, vinyl and wood, was approximately 10.3%, compared to 7.6% in 1991. The Company's market share position provides competitive advantages in the areas of purchasing, manufacturing and distribution.

o  ESTABLISHED BRAND NAMES AND REPUTATION

       The Company believes that it has significant brand name recognition across each of its product lines, with such brand names as "Atrium," "Skotty," "H-R," "KBP" and "Bishop." The Company believes that each of these brands has an established reputation within the building trade for product quality and that this brand name recognition and reputation have enabled it to establish relationships with leading wholesalers, builders and DIY home centers in each of its markets. Further, the Company has been effective in leveraging the strength of its brand names and reputation to gain distribution in new markets.

o  STRENGTH IN MULTIPLE DISTRIBUTION CHANNELS

       Each of the Company's fabrication divisions distributes its products through a combination of wholesalers, lumberyards, DIY home centers and direct sales to large homebuilders and independent contractors. In addition, more than one Company division may sell its products into the same geographic market through the use of different brand names and distribution channels. The Company believes that this distribution strategy maximizes the Company's market penetration and reduces reliance upon any one distribution channel for the sale of its products. As a manufacturer and distributor of windows and doors for the past 43 years, the Company has developed many long-standing relationships with key distributors.

o  LOW-COST PRODUCTION PROCESSES

       The Company believes that its low-cost operations are attributable to its vertical integration and efficient production processes. Extrusion allows the Company to ensure a low-cost, reliable source of extrusions, control product quality and reduce inventory levels. The Company has been successful in improving the efficiency of its operations through the rationalization of product lines, reduction of overhead, reconfiguration of production processes, reduction of inventory levels and the implementation of a management information system. The Company believes that its low-cost operations provide better margins and increased pricing flexibility in its markets relative to its competition.

o  EXPERIENCED, ENTREPRENEURIAL MANAGEMENT

       The Company has assembled a strong management team at both the corporate and operating levels. The Company's general managers have an average of 27 years of experience in the window industry and 13 years with the Company. At the operating level, each division is managed on a stand-alone basis with a general manager supported by sales and production managers. Incentives are created for general managers through a combination of equity ownership and bonus-based compensation based on divisional financial performance. All divisional managers own Common Stock or options to purchase Common Stock of Holding.

                               BUSINESS STRATEGY

       In order to enhance its leading market share position and to maximize profitability and cash flow, the Company's principal strategic objectives are as follows:

o  TARGET FAST-GROWING MARKETS

       The Company intends to further strengthen its market position in its fast-growing Primary Market and to evaluate opportunities for expansion into developing high-growth markets in other regions of the United States. The Company's Primary Market includes some of the fastest growing residential housing markets in the United States with a CAGR of single-family housing starts of 10.3% from 1991 to 1995 compared to 5.9% nationally for the same period. Additionally, in the Company's Primary Market, unit sales of windows into the new construction and remodel/replacement markets had CAGRs of 11.7% and 8.8% from 1991 to 1995, respectively, compared to 5.7% and 5.0% for the same period, respectively, on a national basis.

o  FOCUS ON PRODUCTS OF CHOICE

       The Company's strategy is to manufacture the window products of choice in its targeted markets. In the Southwest, South and Southeast regions of the United States, aluminum windows have historically been the product preferred by homebuilders, remodelers, contractors and homeowners in the residential new construction and remodel/replacement markets. This strong regional preference for aluminum windows over vinyl or wood windows is attributable to the lower cost, lower maintenance requirements and greater durability of aluminum windows, as well as the reduced need for thermal efficiency in homes in moderate Southern climates. In the Northeast, wood and vinyl windows have been the products of choice due in part to their superior insulating qualities. The Company's acquisition of Bishop, a vinyl window and door manufacturer, together with the Company's existing wood window capabilities, will enable the Company to provide the preferred products in the Northeast market.

o  EXPAND INTO VINYL


       The Company plans to continue to expand its presence in the vinyl window and door market. In the Company's Primary Market, vinyl windows represented 10.8% and 28.3% of residential new construction and remodel/replacement units, respectively, during 1995. The Company has significantly increased its vinyl window and door fabrication capacity through the commencement of operations at Atrium Vinyl in 1995 and the acquisitions of Bishop and Keller in 1996. The Company's pro forma sales of vinyl windows and doors (as if the acquisition of Bishop had occurred January 1, 1996 combined with the actual historical sales of Atrium Vinyl and Keller during 1996) for the year ended December 31, 1996 were $20.5 million. The Company intends to utilize its nationally recognized "Atrium" brand name and well-established distribution channels to further penetrate the highly fragmented vinyl window market.


o  EXTEND ATRIUM BRAND NAME

       The Company is seeking to leverage the strength of its nationally recognized "Atrium" brand name by (i) introducing Atrium-branded vinyl products into existing distribution channels in the Company's Primary Market and in Bishop's primary market in the Northeast and (ii) renaming the Las Vegas, Phoenix, Dallas and Farmingdale distributors as the Atrium Door & Window Distributors of Nevada, Arizona, Texas and New York, respectively. The Company believes that the extension of the Atrium brand name to its vinyl products will accelerate the Company's expansion into the vinyl window and door market.

o  EXPAND THROUGH STRATEGIC ACQUISITIONS

       The Company will pursue opportunities to make acquisitions that complement and expand its core business or enable the Company to enter into new markets for its products. The Company operates in a highly fragmented industry in which, with few exceptions, competitors are privately-owned, regional companies with sales under $100 million. The Company believes that significant opportunities exist to make selected strategic acquisitions at attractive valuations. Strategic acquisitions would allow the Company to (i) leverage its highly recognized brand names,

(ii) achieve significant cost reductions through purchasing synergies and the application of the Company's best practices and (iii) diversify the Company's geographic, product and market focus. The Bishop and Keller acquisitions are two recent examples of focused, value-added acquisitions that are consistent with the Company's overall business strategy.

                              RECENT ACQUISITIONS

       The Company purchased from Keller certain assets in June 1996 and inventory in September 1996. The acquired capital assets include an aluminum extrusion line, a painting line and vinyl window and door and aluminum window and storm door fabrication equipment and tooling. The extrusion line will increase the Company's aluminum extrusion capacity by approximately 35% and will enable it to extrude in-house virtually all of its anticipated aluminum extrusion requirements. The vinyl fabrication equipment and tooling will extend the Company's product offering to include the fabrication of vinyl sliding patio doors, vinyl casement windows, vinyl horizontal sliding windows and vinyl double-hung windows and the assembly of vinyl bay and bow windows. This equipment and tooling has been relocated to the Company's Atrium Vinyl division in Dallas. Additionally, equipment for the fabrication of a full line of single- and multi-family aluminum windows and storm doors is being utilized in the Woodville division near Houston, Texas. The Company has established two new divisions named Kel-Star Building Products and Woodville Extruders that will operate the assets acquired pursuant to the Keller acquisition. Kel-Star Building Products will market its products under the "KBP" brand to take advantage of existing name recognition of Keller Building Products.






       In September 1996, the Company completed the acquisition of Bishop, which manufactures and sells primarily vinyl windows and doors to the remodel/replacement market in the Northeast. The Company acquired Bishop to (i) increase the Company's presence in the fast-growing vinyl window market, (ii) diversify geographically and (iii) increase its presence in the remodel/replacement market. The Bishop acquisition allows the Company to extend its vinyl product offering to include sliding patio doors, French patio doors, casement windows, horizontal sliding windows, bay and bow windows, double-hung windows and storm doors. In addition, a distribution facility owned by Bishop has been renamed Atrium Door & Window Distributors of New York.

                               THE EXCHANGE OFFER


       The Exchange Offer applies to 100.0 million aggregate principal amount of the Old Notes. The form and terms of the New Notes are identical to the form and terms of the Old Notes except that the Old Notes were offered and sold in reliance upon certain exemptions from registration under the Securities Act of 1933, as amended (the "Securities Act"), while the offering and sale of the New Notes in exchange for the Old Notes has been registered under the Securities Act, with the result that the New Notes will not bear any legends restricting their transfer. See "Description of New Notes."



The Exchange Offer  . . . . . . . . . .     $1,000 principal amount of New
                                            Notes in exchange for each $1,000
                                            principal amount of Old Notes.  As
                                            of the date hereof, Old Notes
                                            representing $100.0 million
                                            aggregate principal amount were
                                            outstanding. The terms of the New
                                            Notes and the Old Notes are
                                            substantially identical.


                                            Based on an interpretation by the
                                            Commission's staff set forth in
                                            no-action letters issued to third
                                            parties unrelated to the Company,
                                            the Company believes that, with the
                                            exceptions discussed herein, New
                                            Notes issued pursuant to the
                                            Exchange Offer in exchange for Old
                                            Notes may be offered for resale,
                                            resold and otherwise transferred by
                                            any person receiving the New Notes,
                                            whether or not that person is the
                                            holder (other than any such holder
                                            or such other person that is an
                                            "affiliate" of the Company within
                                            the meaning of Rule 405 under the
                                            Securities Act), without compliance
                                            with the registration and
                                            prospectus delivery provisions of
                                            the Securities Act, provided that
                                            (i) the New Notes are acquired in
                                            the ordinary course of business of
                                            that holder or such other person,
                                            (ii) neither the holder nor such
                                            other person is engaging in or
                                            intends to engage in a distribution
                                            of the New Notes, and (iii) neither
                                            the holder nor such other person
                                            has an arrangement or understanding
                                            with any person to participate in
                                            the distribution of the New Notes.
                                            However, the Company has not
                                            sought, and does not intend to
                                            seek, its own no-action letter, and
                                            there can be no assurance that the
                                            Commission's staff would make a
                                            similar determination with respect
                                            to the Exchange Offer. See "The
                                            Exchange Offer -- Purpose and
                                            Effect." Each broker-dealer that
                                            receives New Notes for its own
                                            account in exchange for Old Notes,
                                            where those Old Notes were acquired
                                            by the broker-dealer as a result of
                                            its market-making activities or
                                            other trading activities, must
                                            acknowledge that it will deliver a
                                            prospectus in connection with any
                                            resale of those New Notes. See
                                            "Plan of Distribution."


Exchange and Registration
 Rights Agreement . . . .. . . . . . . . . The Old Notes were sold by the
                                           Company on November 27, 1996 in a
                                           private placement.  In connection
                                           with the sale, the Company entered
                                           into an Exchange and Registration
                                           Rights Agreement with the initial
                                           purchasers of the Old Notes (the
                                           "Registration Rights Agreement")
                                           providing for the Exchange Offer. See
                                           "The Exchange Offer -- Purpose and
                                           Effect."


Expiration Date . . . . . . . . . . . .    The Exchange Offer will expire at
                                           5:00 P.M., New York City time,
                                           _____________, 1997, or such later
                                           date and time to which it is
                                           extended.

Withdrawal Rights . . . . . . . . . . .    The tender of Old Notes pursuant to
                                           the Exchange Offer may be withdrawn
                                           at any time prior to 5:00 p.m., New
                                           York City time, on the Expiration
                                           Date.  Any Old Notes not accepted
                                           for exchange for any reason will be
                                           returned without expense to the
                                           tendering holder thereof as
                                           promptly as practicable after the
                                           expiration or termination of the
                                           Exchange Offer.

Interest on the New Notes
 and Old Notes . . . . . . . . . . . .     Interest on each New Note will
                                           accrue from the date of issuance of
                                           the Old Note for which the New Note
                                           is exchanged or from the date of the
                                           last periodic payment of interest on
                                           such Old Note, whichever is later.

Conditions to the Exchange
 Offer . . . . . . . . . . . . . . . .     The Exchange Offer is subject to
                                           certain customary conditions, certain
                                           of which may be waived by the
                                           Company.  See "The Exchange Offer --
                                           Conditions."

Procedures for Tendering
 Old Notes . . . . . . . . . . . . . .     Each holder of Old Notes wishing to
                                           accept the Exchange Offer must
                                           complete, sign and date the Letter of
                                           Transmittal, or a copy thereof, in
                                           accordance with the instructions
                                           contained herein and therein, and
                                           mail or otherwise deliver the Letter
                                           of Transmittal, or the copy, together
                                           with the Old Notes and any other
                                           required documentation, to the
                                           Exchange Agent at the address set
                                           forth herein.  Persons holding Old
                                           Notes through the Depository Trust
                                           Company (the "DTC") and wishing to
                                           accept the Exchange Offer must do so
                                           pursuant to the DTC's Automated
                                           Tender Offer Program, by which each
                                           tendering Participant (as defined)
                                           will agree to be bound by the Letter
                                           of Transmittal.  By executing or
                                           agreeing to be bound by the Letter of
                                           Transmittal, each holder will
                                           represent to the Company that, among
                                           other things, (i) any Exchange Notes
                                           to be received by it will be acquired
                                           in the ordinary course of its
                                           business, (ii) it has no arrangement
                                           with any person to participate in the
                                           distribution of the Exchange Notes
                                           and (iii) it is not an "affiliate,"
                                           as defined in Rule 405 of the
                                           Securities Act, of the Company or any
                                           of the Subsidiary Guarantors, or if
                                           it is an affiliate, it will comply
                                           with the registration and prospectus
                                           delivery requirements of the
                                           Securities Act to the extent
                                           applicable.  If the holder is not a
                                           broker-dealer, it will be required to
                                           represent that it is not engaged in,
                                           and does not intend to engage in, the
                                           distribution of the Exchange Notes.
                                           If the holder is a broker-dealer that
                                           will receive Exchange Notes for its
                                           own account in exchange for Notes
                                           that were acquired as a result of
                                           market-making activities or other
                                           trading activities, it will be
                                           required to acknowledge that it will
                                           deliver a prospectus in connection
                                           with any resale of such Exchange
                                           Notes.

                                           Pursuant to the Registration Rights
                                           Agreement, the Company is required to
                                           file a registration statement for a
                                           continuous offering pursuant to Rule
                                           415 under the Securities Act in
                                           respect of the Old Notes if existing
                                           Commission interpretations are
                                           changed such that the New Notes
                                           received by holders in the Exchange
                                           Offer are not or would not be, upon
                                           receipt, transferable by each such
                                           holder (other than an affiliate of
                                           the Company or any of the Subsidiary
                                           Guarantors) without restriction under
                                           the Securities Act. See "The Exchange
                                           Offer -- Purpose and Effect."

Acceptance of Old Notes and
 Delivery of New Notes . . . . . . . .     The Company will accept for exchange
                                           any and all Old Notes which are
                                           properly tendered in the Exchange
                                           Offer prior to 5:00 p.m., New York
                                           City time, on the Expiration Date.
                                           The New Notes issued pursuant to the
                                           Exchange Offer will be delivered
                                           promptly following the Expiration
                                           Date.  See "The Exchange Offer --
                                           Terms on the Exchange Offer."

Exchange Agent  . . . . . . . . . . . .    United States Trust Company of New
                                           York is serving as Exchange Agent
                                           in connection with the Exchange
                                           Offer and is also serving as
                                           Trustee under the Indenture.

Federal Income Tax
 Considerations . . . . . . . . . . . . .  The exchange pursuant to the
                                           Exchange Offer will not be a
                                           taxable event for federal income
                                           tax purposes.  See "Certain United
                                           States Federal Income Tax
                                           Considerations."

Effect of Not Tendering . . . . . . . .    Old Notes that are not tendered or
                                           that are tendered but not accepted
                                           will, following the completion of
                                           the Exchange Offer, continue to be
                                           subject to the existing
                                           restrictions upon transfer thereof.
                                           The Company will have no further
                                           obligation to provide for the
                                           registration under the Securities
                                           Act of such Old Notes.

Global Note . . . . . . . . . . . . . .    The New Notes will generally only
                                           be issued in registered form.
                                           Holders of a beneficial interests
                                           in the Global Notes will not be
                                           considered the owners or holders of
                                           any New Notes under the Global
                                           Notes or the Indenture for any
                                           purpose.  Holders of beneficial
                                           interests in the Global Notes may
                                           be unable to transfer or pledge
                                           their interest in the Global Notes
                                           if physical delivery is required.
                                           Payments by the Participants and
                                           the Indirect Participants to the
                                           beneficial owners of New Notes will
                                           be governed by standing
                                           instructions and customary practice
                                           and will be the responsibility of
                                           the Participants or Indirect
                                           Participants and not the Company or
                                           Trustee.  See "Book Entry; Delivery
                                           and Form."

                             TERMS OF THE NEW NOTES

Issuer  . . . . . . . . . . . . . . . . .  Atrium Companies, Inc.

Securities  . . . . . . . . . . . . . . .  100,000,000 aggregate principal amount of 10 1/2% Senior Subordinated
                                           Notes due 2006.

Maturity  . . . . . . . . . . . . . . . .  November 15, 2006


Interest Payment Dates  . . . . . . . . .  Interest will accrue from the date of original issuance of the Old Notes,
                                           or from the most recent date to which
                                           interest has been paid or provided
                                           for, whichever is later, and will be
                                           payable semiannually in arrears on
                                           May 15 and November 15 of each year,
                                           commencing May 15, 1997.


Sinking Fund  . . . . . . . . . . . . . .  None.


Optional Redemption . . . . . . . . . . .  New Notes are redeemable, in whole or in part, at the option of the
                                           Company on or after November 15,
                                           2001, at the redemption prices set
                                           forth herein plus accrued and unpaid
                                           interest to the date of redemption.
                                           In addition, at any time or from time
                                           to time on or prior to November 15,
                                           2000, the Company, at its option, may
                                           redeem the Notes with the net cash
                                           proceeds of one or more Equity
                                           Offerings at a redemption price equal
                                           to 110 1/2% of the principal amount
                                           thereof plus accrued and unpaid
                                           interest to the date of redemption;
                                           provided, that at least $65.0 million
                                           of the aggregate principal amount of
                                           the Notes remains outstanding after
                                           any such redemption. See "Description
                                           of New Notes -- Redemption."



Ranking . . . . . . . . . . . . . . . . .  The New Notes will be unsecured and will be subordinated in right of
                                           payment to all existing and future
                                           Senior Indebtedness of the Company.
                                           The New Notes will rank pari passu
                                           with any future Senior Subordinated
                                           Indebtedness of the Company and will
                                           rank senior to all other subordinated
                                           indebtedness of the Company. The
                                           Subsidiary Guarantees will be
                                           general, unsecured obligations of the
                                           Subsidiary Guarantors, subordinated
                                           in right of payment to all existing
                                           and future Guarantor Senior
                                           Indebtedness (as defined) of the
                                           Subsidiary Guarantors.  As of
                                           February 28, 1997, the Company had no
                                           outstanding Senior Indebtedness and
                                           the Company had no Senior
                                           Subordinated Indebtedness outstanding
                                           other than the Notes and no
                                           Subordinated Obligations
                                           outstanding.  As of the same date,
                                           the Subsidiary Guarantors had no
                                           Guarantor Senior Indebtedness
                                           outstanding.  See "Description of
                                           New Notes -- Ranking and
                                           Subordination."


Subsidiary Guarantees . . . . . . . . . .  The New Notes will be unconditionally guaranteed (the "Subsidiary
                                           Guarantees") on an unsecured, senior
                                           subordinated basis by each of the
                                           Company's Subsidiaries (as defined)
                                           existing on the issue date of the
                                           Notes and by each Subsidiary of the
                                           Company (other than foreign
                                           Subsidiaries and Unrestricted
                                           Subsidiaries) created or acquired
                                           thereafter (collectively, the
                                           "Subsidiary Guarantors"). See
                                           "Description of New Notes --
                                           Subsidiary Guarantees."




Change of Control . . . . . . . . . . . .  Upon the occurrence of a Change of
                                           Control, (i) the Company will have
                                           the option, at any time on or prior
                                           to November 15, 2001 (but in any
                                           event within 90 days after the
                                           occurrence of the respective Change
                                           of Control), to redeem the New Notes
                                           in whole but not in part at a
                                           redemption price equal to 100% of the
                                           principal amount thereof plus the
                                           Applicable Premium (as defined)
                                           together with accrued and unpaid
                                           interest, if any, to the date of
                                           redemption, and (ii) if the New Notes
                                           are not redeemed, the Company will be
                                           required to make an offer to
                                           repurchase the New Notes at a price
                                           equal to 101% of the principal amount
                                           thereof, together with accrued and
                                           unpaid interest, if any, to the date
                                           of repurchase.  See "Description of
                                           New Notes -- Change of Control."



Restrictive Covenants . . . . . . . . . .  The Indenture imposes certain limitations on the ability of the
                                           Company and its Restricted
                                           Subsidiaries to, among other things,
                                           incur additional indebtedness, pay
                                           dividends or make certain other
                                           restricted payments, consummate
                                           certain asset sales, enter into
                                           certain transactions with affiliates,
                                           merge or consolidate with any other
                                           person or sell, assign, transfer,
                                           lease, convey or otherwise dispose of
                                           all or substantially all of the
                                           assets of the Company and its
                                           Restricted Subsidiaries.

                                           For additional information regarding
                                           the Notes, see "Description of New
                                           Notes."

                                  RISK FACTORS

       Holders of Old Notes should carefully consider all of the information set forth in this Prospectus and, in particular, should evaluate the specific factors set forth under "Risk Factors" for risks involved with an investment in the New Notes.

                                THE TRANSACTION


       The Company is a wholly-owned subsidiary of Holding. The Old Notes were offered in connection with the purchase by affiliates of Hicks Muse of newly issued shares of Common Stock of Holding for $32.0 million. Such shares, after giving effect to the other elements of the Transaction, represent approximately 82% of the outstanding shares of Common Stock. Hicks Muse is a private investment firm based in Dallas, New York, St. Louis and Mexico City that specializes in acquisitions, recapitalizations and other principal investing activities. Since the firm's inception in 1989, Hicks Muse has completed or has pending more than 60 transactions having a combined transaction value exceeding $19.0 billion.


       In connection with the offering of Old Notes, Holding effected the Redemption of certain shares of its Common Stock and all of its preferred stock, as well as certain options and warrants to purchase shares of its capital stock. As a result of the Transaction, on the closing date, certain stockholders of Holding and Company managers (the "Other Stockholders") own the remaining outstanding shares of Common Stock. The parties whose Common Stock and options and warrants in Holding were redeemed (the "Selling Securityholders") received approximately $59.4 million (subject to adjustment) in the Transaction. See "The Transaction" and "Beneficial Ownership and Certain Transactions."


       Holding required approximately $134.2 million in cash to consummate the Transaction, consisting of $59.4 million in Redemption payments to the Selling Securityholders, $54.3 million, representing all outstanding indebtedness under the Old Credit Facility (as defined) and debt assumed in connection with its acquisition of Bishop, $12.5 million in Redemption payments to preferred stockholders of Holding (including cumulative dividends in arrears) and $8.0 million of fees and expenses. The funds required to consummate the Transaction were provided by (i) the proceeds of the Offering, (ii) $32.0 million in equity financing from the issuance by Holding of new Common Stock to affiliates of Hicks Muse and (iii) drawings of $2.2 million under the Company's new senior secured credit facility (the "New Credit Facility") (see "Description of New Credit Facility").


       For financial reporting purposes, the Transaction has been accounted for as a recapitalization and, accordingly, the assets and liabilities of the Company were not revalued.

       The following table sets forth the actual sources and uses of funds in connection with the Transaction, as completed on November 27, 1996.

                                                                                    Amount
                                                                                    ------
                                                                                  (dollars in
                                                                                    millions)
SOURCES OF FUNDS:
      New Credit Facility(1) ..................................................   $    2.2
      Old Notes ...............................................................      100.0
      Issuance of Common Stock to Hicks Muse affiliates .......................       32.0
                                                                                    ------
             Total Sources ....................................................   $  134.2
                                                                                    ======
USES OF FUNDS:
      Redemption payments to Selling Securityholders ..........................   $   59.4
      Repayment of old debt(2) ................................................       54.3
      Redemption of preferred stock (including cumulative dividends in arrears)       12.5
      Fees and expenses(3) ....................................................        8.0
                                                                                    ------
             Total Uses .......................................................   $  134.2
                                                                                    ======

-------------------------

(1) The New Credit Facility provides the Company with a revolving loan facility of up to $20.0 million.

(2) Represents all amounts outstanding as of November 27, 1996 (the "Closing Date") under the Company's revolving credit facility and term loan facility (collectively, the "Old Credit Facility") and $0.2 million of indebtedness assumed in connection with the acquisition of Bishop.


(3) Includes the underwriting discount to BT Securities Corporation of $3.0 million and $5.0 million of other expenses related to legal fees, financial advisory fees, accounting fees and printing expenses incurred in connection with the Offering, the Transaction and the establishment of the New Credit Facility. See "Use of Proceeds" and "Beneficial Ownership and Certain Transactions -- Certain Transactions -- The Transaction."

                   UNAUDITED SUMMARY PRO FORMA FINANCIAL DATA


       The unaudited pro forma income statement and other financial data for the year ended December 31, 1996, give effect to (i) the acquisition of Bishop,
(ii) the Transaction and the Offering (collectively, the "Financing") and (iii) the Exchange Offer as if they had occurred on January 1, 1996. The balance sheet data as of December 31, 1996 represents the actual historical account balances of the Company as of December 31, 1996. The summary pro forma financial data are not necessarily indicative of either future results of operations or the results that would have occurred if those events had been consummated on the indicated date. The following information should be read in conjunction with the Consolidated Financial Statements of the Company, the Combined Consolidated Financial Statements of Bishop and the Unaudited Pro Forma Financial Statement and, in each case, the related notes thereto, included elsewhere in this Prospectus.




                                                             YEAR ENDED
                                                          DECEMBER 31, 1996
                                                          ----------------
                                                       (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
      Net sales .......................................      $166,710
      Cost of goods sold ..............................       107,730
      Gross profit ....................................        58,980
      Selling, delivery, general and administrative
        expenses ......................................        37,900
      Stock option compensation expense ...............           444
      Income from operations ..........................      $ 20,636

OTHER FINANCIAL DATA:
      EBITDA as adjusted (1) ..........................      $ 24,350
      Depreciation and amortization ...................         2,995
      Capital expenditures (2) ........................         3,600
      Ratio of earnings to fixed charges (3) ..........           1.8x

BALANCE SHEET DATA (END OF PERIOD):
      Working capital .................................      $ 25,278
      Total assets ....................................        74,750
      Total debt ......................................       100,000




(1) EBITDA as adjusted represents income before interest, income taxes, extraordinary charge, depreciation and amortization, stock option compensation expense, and certain non-recurring expenses related to professional fees of $350.



(2) Capital expenditures for the year ended December 31, 1996 include the capital assets purchased from Keller for $1,150 as part of the Keller acquisition.



(3) For purposes of calculating the pro forma ratio of earnings to fixed charges, earnings represent income (loss) before income taxes, extraordinary charge and fixed charges. Fixed charges consist of the total of (i) interest, whether expensed or capitalized; (ii) amortization of debt expense and discount or premium relating to any indebtedness, whether expensed or capitalized; and (iii) that portion of rental expense considered to represent interest cost (assumed to be one-third).

                                  RISK FACTORS

       Prospective investors should carefully consider the following factors in addition to the other information included in this Prospectus before exchanging any of the Old Notes for New Notes.

SUBSTANTIAL LEVERAGE AND NEGATIVE NET WORTH


       The Company is highly leveraged and has substantial indebtedness. As of February 28, 1997 the Company and its consolidated subsidiaries had an aggregate of $100.0 million of outstanding indebtedness consisting entirely of the Old Notes. In addition, the Company had a stockholder's deficit of $41.2 million at December 31, 1996. The Indenture permits the Company to incur additional indebtedness, including Senior Indebtedness, subject to certain limitations. As of December 31, 1996, the maximum amount of Senior Indebtedness the Company and its Subsidiary Guarantors, collectively and in the aggregate, could incur was $45.0 million under the current provisions of the Indenture. See "Capitalization" and "Description of New Notes."


       The Company's high degree of leverage could have important consequences to the holders of the New Notes, including the following: (i) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired in the future; (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to the Company for other purposes; (iii) certain of the Company's borrowings will be at variable rates of interest (including borrowings under the New Credit Facility), which expose the Company to the risk of increased interest rates; (iv) the indebtedness outstanding under the New Credit Facility is secured and matures prior to the maturity of the New Notes; (v) the Company may be substantially more leveraged than certain of its competitors, which may place the Company at a competitive disadvantage; and (vi) the Company's substantial degree of leverage may limit its flexibility to adjust to changing market conditions, reduce its ability to withstand competitive pressures and make it more vulnerable to a downturn in general economic conditions or its business. See "Description of New Credit Facility" and "Description of New Notes."

ABILITY TO SERVICE DEBT

       The Company's ability to make scheduled payments or to refinance its obligations with respect to its Indebtedness will depend on its financial and operating performance, which, in turn, is subject to prevailing economic conditions and to certain financial, business and other factors beyond its control. If the Company's cash flow and capital resources are insufficient to fund its debt service obligations, the Company may be forced to reduce or delay planned expansion and capital expenditures, sell assets, obtain additional equity capital or restructure its debt. There can be no assurance that the Company's operating results, cash flow and capital resources will be sufficient for payment of its Indebtedness in the future. In the absence of such operating results and resources, the Company could face substantial liquidity problems and might be required to dispose of material assets or operations to meet its debt service and other obligations, and there can be no assurance as to the timing of such sales or the proceeds that the Company could realize therefrom. In addition, because the Company's obligations under the New Credit Facility bears interest at floating rates, an increase in interest rates could adversely affect, among other things, the Company's ability to meet its debt service obligations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Description of New Credit Facility."

       The ability of the Company to service its indebtedness is dependent upon the future performance of the Company. In addition, the Company believes that its ability to repay portions of its long-term indebtedness (including the New Notes) is dependent on the availability of refinancing indebtedness. The future performance of the Company and the availability of refinancing indebtedness each is subject to general economic and market conditions and to financial, competitive, business and other factors, including factors beyond the Company's control.

SUBORDINATION OF THE NEW NOTES


       The New Notes are unsecured, senior subordinated obligations of the Company and are subordinated in right of payment to all existing and future Senior Indebtedness of the Company, including without limitation any amounts outstanding under the New Credit Facility. As of February 28, 1997, the Company had no Senior Indebtedness outstanding, but the Company can incur Senior Indebtedness under the terms of the Indenture. As of December 31, 1996, the maximum amount of Senior Indebtedness the Company and its Subsidiary Guarantors, collectively and in the aggregate, could incur was $45.0 million, under the current provisions of the Indenture. Consequently, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to the Company, assets of the Company will be available to pay obligations on the New Notes, only after all Senior Indebtedness has been paid in full, and there can be no assurance that there will be sufficient assets to pay amounts due on all or any of the New Notes. See "Description of New Notes -- Ranking and Subordination."



       Similarly, the Indebtedness evidenced by the Subsidiary Guarantees of the New Notes by the Subsidiary Guarantors will be subordinated to the prior payment in full of all existing and future Guarantor Senior Indebtedness (as defined under "Description of New Notes"), including all amounts owing pursuant to their guarantees of the New Credit Facility. As of December 31, 1996, the liabilities of the Company's subsidiaries (including trade credit but excluding the Subsidiary Guarantees and the subsidiary guarantees of, and borrowings backed by letters of credit issued pursuant to, the New Credit Facility) totaled approximately $1.1 million (none of which would have been Guarantor Senior Indebtedness). See "Description of New Notes -- Ranking and Subordination" and "-- Subsidiary Guarantees."


FRAUDULENT CONVEYANCE CONSIDERATIONS

       The incurrence by the Company of a portion of the indebtedness evidenced by the Notes to finance the Redemption as described under "Summary -- The Transaction" is subject to review under relevant federal and state fraudulent conveyance statutes in a bankruptcy or reorganization case or a lawsuit by or on behalf of creditors of the Company. Under these statutes, if a court were to find that obligations (such as the Notes) were incurred with the intent of hindering, delaying or defrauding present or future creditors, that the Company received less than a reasonably equivalent value or fair consideration for those obligations or that the Company contemplated insolvency with a design to prefer one or more creditors to the exclusion, in whole or in part, of other creditors and, at the time of the occurrence of the obligations, the obligor either (i) was insolvent or rendered insolvent by reason thereof, (ii) was engaged or was about to engage in a business or transaction for which its remaining unencumbered assets constituted unreasonably small capital or (iii) intended to or believed that it would incur debts beyond its ability to pay such debts as they matured or became due, such court could void the Company's obligations under the Notes, subordinate the Notes to other indebtedness of the Company or take other action detrimental to the holders of the Notes. Some courts have held that an obligor's purchase of its own capital stock does not constitute reasonably equivalent value or fair consideration for indebtedness incurred to finance that purchase.

       The measure of insolvency for purposes of a fraudulent conveyance claim will vary depending upon the law of the jurisdiction being applied. Generally, however, a company will be considered insolvent at a particular time if the sum of its debts at that time is greater than the then fair value of its assets or if the fair salable value of its assets at that time is less than the amount that would be required to pay its probable liability on its existing debts as they become absolute and mature. The Company believes that, after giving effect to the Transaction and the Offering, the Company will be (i) neither insolvent nor rendered insolvent by the incurrence of indebtedness in connection with the Transaction and the Offering, (ii) in possession of sufficient capital to run its business effectively and (iii) incurring debts within its ability to pay as the same mature or become due.

       There can be no assurance, however, as to what standard a court would apply in order to evaluate the parties' intent or to determine whether the Company was insolvent at the time of, or rendered insolvent upon consummation of, the Transaction or the sale of the Notes or that, regardless of the method of valuation, a court would not determine that the Company was insolvent at the time of, or rendered insolvent upon consummation of, the Transaction.

       In addition, the Subsidiary Guarantees may be subject to review under relevant federal and state fraudulent conveyance and similar statutes in a bankruptcy or reorganization case or a lawsuit by or on behalf of creditors of any of the Subsidiary Guarantors. In such a case, the analysis set forth above would generally apply, except that the Subsidiary Guarantees could also be subject to the claim that, since the Subsidiary Guarantees were incurred for the benefit of the Company (and only indirectly for the benefit of the Subsidiary Guarantors), the obligations of the Subsidiary Guarantors thereunder were incurred for less than reasonably equivalent value or fair consideration. A court could avoid a Subsidiary Guarantor's obligation under the Subsidiary Guarantee, subordinate the Subsidiary Guarantee to other indebtedness of a Subsidiary Guarantor or take other action detrimental to the holders of the Notes.

       To the extent any Subsidiary Guarantee was avoided as a fraudulent conveyance, limited as described above, or held unenforceable for any other reason, holders of the Notes would, to such extent, cease to have a claim in respect of such Subsidiary Guarantee and, to such extent, would be creditors solely of the Company and any Subsidiary Guarantor whose Subsidiary Guarantee was not avoided, limited or held unenforceable. In such event, the claims of the holders of the Notes against the issuer of an avoided, limited or unenforceable Subsidiary Guarantee would be subject to the prior payment of all liabilities of such Subsidiary Guarantor. There can be no assurance that, after providing for all prior claims, there would be sufficient assets to satisfy the claims of the holders of Notes.

RESTRICTIVE DEBT COVENANTS

       The New Credit Facility contains a number of significant covenants that, among other things, restrict the ability of the Company and its subsidiaries to dispose of assets, incur additional indebtedness, incur guarantee obligations, repay other indebtedness or amend other debt instruments, pay dividends, create liens on assets, enter into leases, make investments, loans or advances, make acquisitions, engage in mergers or consolidations, make capital expenditures, engage in certain transactions with subsidiaries and affiliates and otherwise restrict corporate activities. In addition, under the New Credit Facility, the Company is required to comply with specified financial ratios and tests, including a minimum interest coverage ratio and a trailing four quarter minimum EBITDA test. See "Description of New Credit Facility."

       Since consummation of the Financing, the Company has been in compliance with the covenants and restrictions contained in the New Credit Facility and in the Indenture. However, its ability to continue to comply may be affected by events beyond its control, including prevailing economic, financial and industry conditions. The breach of any of such covenants or restrictions could result in a default under the New Credit Facility and the Indenture, which would permit the senior lenders or the holders of the Notes, as the case may be, to declare all amounts borrowed thereunder to be due and payable, together with accrued and unpaid interest, and the commitments of the senior lenders to make further extensions of credit under the New Credit Facility could be terminated. If the Company were unable to repay its indebtedness to its senior lenders, such lenders could proceed against the collateral securing such indebtedness as described under "Description of New Credit Facility."

LIMITATION ON CHANGE OF CONTROL


       Upon a Change of Control (as defined under "Description of New Notes") the Company will be required to offer to purchase all of the outstanding Notes at a price equal to 101% of the principal amount thereof to the date of repurchase plus accrued and unpaid interest, if any, to the date of repurchase. The Change of Control purchase feature of the Notes may in certain circumstances discourage or make more difficult a sale or takeover of the Company. In particular, a Change of Control may cause an acceleration of, or require an offer to repurchase under, the New Credit Facility and certain other indebtedness, if any, of the Company and its subsidiaries, in which case such indebtedness would be required to be repaid in full before repurchase of the Notes. The Company could, subject to limitations on additional Senior Indebtedness, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations or highly leveraged transactions that would not constitute a Change of Control under the Indenture, but could increase the amount of indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit rating or otherwise adversely affect Holders of the Notes. See "Description of New Notes -- Change of Control" and "Description of New Credit Facility." The inability to repay such indebtedness, if accelerated, and to purchase all of the tendered Notes would constitute an event of default under the Indenture. Finally, there can be no assurance that the Company will have funds available to repurchase the Notes upon the occurrence of a Change of Control.


FLUCTUATIONS IN RAW MATERIALS COST AND SUPPLY

       The Company purchases aluminum, vinyl, wood, glass and other raw materials from various suppliers. While all such materials are available from numerous independent suppliers, commodity raw materials are subject to fluctuations in price. Because such materials in the aggregate constitute significant components of the Company's cost of goods sold, such fluctuations could have a material adverse effect on the Company's results of operations. Although the Company believes that it can pass on gradual increases in raw material prices, there can be no assurance that the Company will continue to be able to do so in the future. In addition, sharp increases in material prices are more difficult to pass through to the customer in a short period of time and may negatively impact the short-term financial performance of the Company. See "Business -- Raw Materials."

ENVIRONMENTAL MATTERS

       The past and present business operations of the Company and the past and present ownership and operation of real property by the Company are subject to extensive and changing federal, state, local and foreign environmental laws and regulations pertaining to the discharge of materials into the environment, the handling and disposal of wastes (including solid and hazardous wastes) or otherwise relating to health, safety and protection of the environment. As such, the nature of the Company's operations and previous operations by others at real property owned by the Company expose the Company to the risk of claims under environmental, health and safety laws and regulations, and there can be no assurance that material costs or liabilities will not be incurred in connection with such claims. Based on its experience to date, the Company does not expect such claims or the costs of compliance with federal, state, local and foreign environmental, health and safety laws and regulations to have a material impact on its capital expenditures, earnings or competitive position. No assurance can be given, however, that the discovery of presently unknown environmental conditions, changes in environmental, health and safety laws and regulations or their interpretation, or other unanticipated events will not give rise to expenditures or liabilities that may have such an effect. The Company has been named as a potentially responsible party at two superfund sites pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 or comparable state statutes. Based on currently available information, the Company believes that its liability, if any, associated with remediation of these sites or facilities will not have a material adverse effect on the Company's financial condition or results of operations. See "Business -- Government Regulation and Environmental Matters."

SEASONALITY

       Markets for the Company's building-related products are seasonal, with peak activity in the second and third quarters of the year due to increased construction during those periods. The Company expects to use the New Credit Facility to meet seasonal variations in its working capital requirements.

CYCLICALITY


       Demand in the window and door manufacturing industry is influenced by new home construction activity and the demand for replacement products. For 1996, the Company believes that approximately 65% of its pro forma revenue was related to new home construction. Although the Company is targeting a more balanced mix of new home construction and remodel/replacement revenue to reduce cyclicality, there can be no assurance that the Company will achieve such mix. Even if such mix were achieved, it would not insulate the Company from the effects of cyclicality. Trends in the housing sector (the most important of which to the Company is new housing starts in the Company's Primary Market) directly impact the financial performance of the Company. Accordingly, the strength of the U.S. economy, the age of existing home stock, job growth, interest rates and migration of the inter/intra U.S. population have a direct impact on the Company. Any declines in new housing starts and/or demand for replacement products may adversely impact the Company and there can be no assurance that any such adverse effects would not be material.


GEOGRAPHIC CONCENTRATION


       The Company sells its products primarily in the Southwest, South and Southeast United States. Although the Company intends to expand its operations into new geographic areas, 37.2% of the Company's pro forma revenue for the year ended December 31, 1996 was derived from customers in the state of Texas. No other state accounted for more than 7.5% of pro forma revenue for the year ended December 31, 1996. As a result of this geographic concentration, unfavorable changes in economic conditions affecting the Southwest, South and Southeast United States, and particularly the state of Texas, could have a materially adverse effect on the Company's business, financial condition or results of operations. See "Business."

DEPENDENCE ON KEY PERSONNEL

       The success of the Company's business is materially dependent upon the continued services of its President and Chief Executive Officer, Randall S. Fojtasek, and other key officers and employees. The loss of Mr. Fojtasek or such other key personnel due to death, disability or termination of employment could have a material adverse effect on the results of operations or financial condition, or both, of the Company. While the Company has non-competition agreements with Mr. Fojtasek and certain other key officers and employees, there can be no guarantee that a court will find such agreements fully enforceable under relevant state law.

CONTROLLING STOCKHOLDER

       Affiliates of Hicks Muse own approximately 82% of the outstanding shares of Common Stock of Holding. As a result of this ownership and the provisions of the Stockholders Agreement executed by the stockholders of Holding in connection with the Transaction, Hicks Muse is able to direct the election of four of the six members of the Board of Directors of Holding and therefore direct the management and policies of the Company. The interests of Hicks Muse and its affiliates may differ from the interests of holders of the Notes. See "Beneficial Ownership and Certain Transactions."

COMPETITION

       The Company competes with other national and regional manufacturers in many product segments. Certain of the Company's principal competitors are less highly-leveraged than the Company and have greater financial resources than the Company. Accordingly, such competitors may be better able to withstand changes in conditions within the industries in which the Company operates and have significantly greater operating and financial flexibility than the Company. As a result of the competitive environment in the markets in which the Company operates, the Company faces (and will continue to face) pressure on sales prices of its products from competitors, as well as from large customers. As a result of such pricing pressures, the Company may in the future experience reductions in the profit margins on its sales, or may be unable to pass future raw material price or labor cost increases on to its customers (which would also reduce profit margins).

       There can be no assurance that the Company will not encounter increased competition in the future, which could have a material adverse effect on the Company's business. See "Business -- Competition."

POTENTIAL LABOR DISPUTES

       Approximately 1,000 of the Company's hourly employees are covered by collective bargaining agreements which expire in 1998, and approximately 100 additional hourly employees are covered by collective bargaining agreements which expire in 2001. Although the Company has experienced union-organizing activities and as a result has entered into collective bargaining agreements, the Company believes that its relations with its employees are satisfactory. There can be no assurance, however, that the Company will not experience work stoppages or slowdowns in the future. In addition, there can be no assurance that the Company's non-union facilities will not become subject to labor union organizational efforts or that labor costs will not materially increase. See "Business -- Employees."

LACK OF PUBLIC MARKET; RESTRICTIONS ON TRANSFERABILITY

       The Old Notes are designated for trading in the PORTAL market. There is no established trading market for the New Notes. The Company does not currently intend to list the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system. Accordingly, there can be no assurance as to the development of any market or the liquidity of any market that may develop for the New Notes. If such a market were to exist, no assurance can be given as to the trading prices of the New Notes. Future trading prices of the New Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's operating results and the market for similar securities.

       The liquidity of, and trading market for, the New Notes may be adversely affected by general declines in the market for similar securities. Such a decline may adversely affect such liquidity and trading markets independent of the financial performance of, and prospects for, the Company.

                                THE TRANSACTION

GENERAL


       The Company is a wholly-owned subsidiary of Holding. The Old Notes were offered in connection with the purchase by affiliates of Hicks Muse of newly issued shares of Common Stock of Holding for $32.0 million. Such shares, after giving effect to the other elements of the Transaction, represented approximately 82% of the outstanding shares of Common Stock. Hicks Muse is a private investment firm based in Dallas, New York, St. Louis and Mexico City that specializes in acquisitions, recapitalizations and other principal investing activities. Since the firm's inception in 1989, Hicks Muse has completed or has pending more then 60 transactions having a combined transaction value exceeding $19.0 billion.


       Concurrently with the closing of the Offering and as part of the Transaction, Holding effected the Redemption of certain shares of its Common Stock and all of its preferred stock, as well as certain options and warrants to purchase shares of its capital stock. As a result of the Transaction, on the Closing Date, the Other Stockholders own the remaining outstanding shares of Common Stock. The Selling Securityholders received through the Redemption approximately $59.4 million (subject to adjustment) in the Transaction. See "Summary -- The Transaction" and "Beneficial Ownership and Certain Transactions."

       The Company is the primary operating company of the companies illustrated in the following chart.



[Organizational chart showing the organizational structure of the Holding, the Company and the Subsidiary Guarantors.]



*The identified divisions represent unincorporated operating entities of the Company.

       Holding required approximately $134.2 million in cash to consummate the Transaction, consisting of $59.4 million in Redemption payments to the Selling Securityholders, $54.3 million, representing all outstanding indebtedness under the Old Credit Facility and debt assumed in connection with its acquisition of Bishop, $12.5 million in Redemption payments to preferred stockholders of Holding (including cumulative dividends in arrears) and $8.0 million in fees and expenses. The funds required to consummate the Transaction were provided by
(i) the proceeds of the Offering, (ii) $32.0 million in equity financing from the issuance by Holding of new Common Stock to affiliates of Hicks Muse and
(iii) drawings of $2.2 million under the New Credit Facility.


                                USE OF PROCEEDS

       There will be no cash proceeds to the Company from the Exchange Offer.


       The Company used the $100.0 million of gross proceeds from the Offering, together with borrowings of approximately $2.2 million under the New Credit Facility and $32.0 million in equity financing from the issuance by Holding of Common Stock to affiliates of Hicks Muse as follows: (i) $59.4 million in Redemption payments; (ii) $54.3 million to repay indebtedness; (iii) $12.5 million in Redemption payments to preferred stockholders of Holding and (iv) $8.0 million in fees and expenses.


                                 CAPITALIZATION


       The following table presents the capitalization of the Company at December 31, 1996, on an actual basis after giving effect to the Transaction, the issuance of the Old Notes and the application of the proceeds of the Offering and on a pro forma basis for the Exchange Offer. The table should be read in conjunction with the Consolidated Financial Statements of the Company, the Unaudited Pro Forma Financial Statement, the related notes thereto in each case and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.



                                                DECEMBER 31, 1996
                                        ----------------------------------
                                                         PRO FORMA FOR THE
                                            ACTUAL         EXCHANGE OFFER
                                        --------------   -----------------
 New Credit Facility (1) ..............  $     --          $      --
 Old Notes ............................     100,000               --
 New Notes ............................        --            100,000
                                          ---------        ---------
       Total debt .....................     100,000          100,000
                                          ---------        ---------
       Total stockholder's deficit ....     (41,176)         (41,176)
                                          ---------        ---------
       Total capitalization ...........   $  58,824        $  58,824
                                          =========        =========



(1) The New Credit Facility provides the Company with a revolving loan facility of up to $20.0 million. See "Description of New Credit Facility."

                SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA


       The Company's selected consolidated historical financial data presented below as of and for each of the years in the five year period ended December 31, 1996, were derived from the audited consolidated financial statements of the Company. The balance sheet data for the Company as of December 31, 1996 reflect the acquisition of Bishop and the purchase of the assets of Keller, and the income statement data for the year ended December 31, 1996 reflect the operations of Bishop from the date of acquisition. The selected combined consolidated financial data for Bishop were derived from the audited combined consolidated financial statements of Bishop (for the years ended September 30, 1994, 1995 and 1996), and from unaudited consolidated financial statements for the year ended September 30, 1993. The data should be read in conjunction with the consolidated financial statements, related notes and other financial information included elsewhere in this Prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



THE COMPANY:                                                                 YEAR ENDED DECEMBER 31,
                                                             -------------------------------------------------------------
                                                               1992          1993        1994        1995           1996
                                                             ---------    ---------    ---------    ---------    ---------
                                                                               (DOLLARS IN THOUSANDS)
 INCOME STATEMENT DATA:
       Net sales .........................................   $  80,580    $  98,752    $ 123,571    $ 135,478    $ 156,269
       Cost of goods sold(1)..............................      54,349       66,465       85,572       93,975      102,341
                                                             ---------    ---------    ---------    ---------    ---------
       Gross profit ......................................      26,231       32,287       37,999       41,503       53,928
       Selling, delivery, general and administrative
         expenses ........................................      18,322       22,710       26,895       29,441       35,094
       Special charges(2) ................................        --           --           --          7,188        3,044
       Stock option compensation expense (3) .............        --           --           --            308        3,023
                                                             ---------    ---------    ---------    ---------    ---------
       Income from operations ............................       7,909        9,577       11,104        4,566       12,767
                                                             ---------    ---------    ---------    ---------    ---------
       Net income (4) ....................................   $   8,344    $  10,083    $   9,191    $   1,849    $   4,203
                                                             =========    =========    =========    =========    =========
 OTHER FINANCIAL DATA:
       EBITDA as adjusted(5) .............................   $   9,899    $  12,030    $  14,576    $  15,860    $  21,136
       EBITDA as adjusted excluding Atrium Wood(6) .......      11,586       14,991       17,418       21,130       24,433
       Cash flows related to:
              Operating activities .......................       8,592        8,215       10,451        7,853        8,767
              Investing activities .......................      (4,865)      (3,118)      (4,371)      (3,367)     (14,967)
              Financing activities .......................      (1,712)      (7,643)      (7,777)      (5,608)       6,732
       Depreciation and amortization .....................         935        1,407        1,678        1,917        2,484
       Capital expenditures(7) ...........................       1,843        3,686        3,389        2,337        3,380
       Ratio of earnings to fixed charges(8) .............        11.0x        14.8x        12.5x         1.9x         2.5x
 BALANCE SHEET DATA (END OF PERIOD) (9):
       Working capital, excluding current portion of
            long-term debt ...............................   $  19,792    $  22,517    $  22,867    $  19,979    $  25,278
       Total assets ......................................      48,079       52,517       58,507       48,569       74,750
       Total debt ........................................       9,162        7,614        6,786       49,000      100,000
       Stockholder's equity (deficit)(10) ................      34,150       38,167       40,365      (14,544)     (41,176)




BISHOP:                                                              YEAR ENDED SEPTEMBER 30,
                                                             -------------------------------------------
                                                               1993      1994        1995         1996
                                                             --------   --------    --------    --------
                                                             (UNAUDITED)
                                                                       (DOLLARS IN THOUSANDS)
 INCOME STATEMENT DATA:
       Net sales .........................................   $ 10,658   $ 14,006    $ 14,496    $ 14,409
       Cost of goods sold.................................      5,203      7,494       6,425       7,437
                                                             --------   --------    --------    --------
       Gross profit ......................................      5,455      6,512       8,071       6,972
       Selling, general and administrative expenses ......      4,753      5,183       5,945       5,790
                                                             --------   --------    --------    --------
       Income from operations ............................        702      1,329       2,126       1,182
                                                             --------   --------    --------    --------
       Net income ........................................   $    441   $    759    $  1,254    $    385
                                                             ========   ========    ========    ========
 OTHER FINANCIAL DATA:
       EBITDA as adjusted(5) .............................   $  2,214   $  3,852    $  4,853    $  4,172
       Cash flows related to:
              Operating activities .......................        N/A        403       2,310      (3,215)
              Investing activities .......................        N/A       (355)       (365)       (230)
              Financing activities .......................        N/A        (14)        (15)        (16)
       Depreciation and amortization .....................        181        312         303         295
       Capital expenditures ..............................        807        355         365         230
       Ratio of earnings to fixed charges (8) ............        5.0x      12.0x       20.8x       11.5x
 BALANCE SHEET DATA (END OF PERIOD):
       Working capital, excluding current portion of
          long-term debt .................................   $  3,326   $  4,105    $  5,845      N/A(8)
       Total assets ......................................      5,535      7,053       8,683      N/A(8)
       Total debt ........................................        453        439         425      N/A(8)
       Stockholders' equity ..............................      4,087      4,845       6,100      N/A(8)



(1) Effective January 1, 1994, the Company elected to change its method of accounting for inventory from the first-in, first-out (FIFO) method to the last-in, first-out (LIFO) method. The LIFO provision in 1994 increased cost of sales by $2,721. The change in the LIFO reserve for the years ended December 31, 1995 and 1996 of $851 and $491, respectively decreased cost of sales. See Note 1 to the Consolidated Financial Statements of the Company.






(2) Special charges for 1995 included officer and management bonuses, restructuring charges for severance, and consulting fees of $6,380, $400 and $408, respectively, in connection with the Heritage Transaction. Special charges for 1996 include management bonuses of $3,044, incurred in connection with the Transaction.



(3) Stock option compensation expense in 1995 and 1996 of $308 and $3,023, respectively, consisted of charges associated with granting new stock options at exercise prices below the fair value of the underlying common stock and the expense associated with the cash redemption of certain options, both resulting from the Transaction, and amortization of deferred compensation charges related to previously issued options.

(4) Prior to the Heritage Transaction, the Company was a subchapter S corporation and, for federal income tax purposes, all income or loss was allocated to the stockholders for inclusion in their respective federal income tax returns. The Company made periodic distributions to stockholders for their pro rata portion of federal income taxes payable. In conjunction with the Heritage Transaction, the Company became a C corporation. Pro forma income tax expense prior to July 3, 1995, had the Company been subject to corporate federal income taxes, would have been as follows:




                                          YEAR ENDED DECEMBER 31,
                                      ---------------------------------
                                       1992     1993     1994     1995
                                      ------   ------   ------   ------

     Income tax expense ...........   $3,067   $3,750   $4,032   $1,109
                                      ======   ======   ======   ======




(5) EBITDA as adjusted represents income before income taxes, interest, depreciation and amortization, extraordinary charge and certain non-recurring charges. The following tables set forth the historical EBITDA as adjusted for the Company and Bishop, respectively:



                                                                          YEAR ENDED DECEMBER 31,
                                                               ----------------------------------------------
                                                                 1992     1993     1994      1995      1996
                                                               -------  -------   -------   -------   -------
 THE COMPANY:
 Earnings before interest, taxes and
        extraordinary charge ..............................   $ 8,964   $10,623   $10,150   $ 6,008   $12,585
 Depreciation and amortization ............................       935     1,407     1,678     1,917     2,484
 Non-recurring charges:
       Special charges (see note 2) .......................      --        --        --       7,188     3,044
       Labor union negotiation and other
          professional expenses  ..........................      --        --       1,203       439      --
       Write-down of real estate ..........................      --        --       1,545      --        --
       Stock option compensation expense (see note 3) .....      --        --        --         308     3,023
                                                              -------   -------   -------   -------   -------
              EBITDA as adjusted ..........................   $ 9,899   $12,030   $14,576   $15,860   $21,136
                                                              =======   =======   =======   =======   =======




                                                                  YEAR ENDED SEPTEMBER 30,
                                                          -------------------------------------
                                                           1993        1994     1995     1996
                                                          ------      ------   ------   ------
 BISHOP:
 Earnings before interest, taxes and extraordinary
        charge ........................................   $  844      $1,354   $2,334   $1,201
 Depreciation and amortization ........................      181         312      303      295
 Non-recurring charges:
       Adjustment to compensation expense of former
            owners  ...................................    1,189       2,186    2,216    2,326
       Professional expenses ..........................     --          --       --        350
                                                          ------      ------   ------   ------
              EBITDA as adjusted ......................   $2,214      $3,852   $4,853   $4,172
                                                          ======      ======   ======   ======





       While EBITDA as adjusted is not intended to represent cash flow from operations as defined by GAAP and should not be considered as an indicator of operating performance or an alternative to cash flow or operating income (as measured by GAAP) or as a measure of liquidity, it is included herein to provide additional information with respect to the ability of the Company to meet its future debt service, capital expenditures and working capital requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." EBITDA as adjusted is commonly used by investors and analysts in the building materials industry to analyze and compare companies on the basis of operating performance, leverage and liquidity. Additionally, as EBITDA is not defined by GAAP, it may not be calculated or comparable to other similarly titled measures within the building materials industry.



(6) EBITDA as adjusted excluding Atrium Wood represents EBITDA as adjusted as defined in (5) above plus the EBITDA losses that the Atrium Wood division had incurred during each of the periods presented. These losses were as follows (in thousands):



                                                   YEAR ENDED DECEMBER 31,
                                      ---------------------------------------------------
                                         1992       1993       1994       1995       1996
                                      -------    -------    -------    -------    -------
Atrium Wood loss ..................   $(1,687)   $(2,961)   $(2,842)   $(2,770)   $(2,481)
Inventory and other reserves ......      --         --         --       (2,500)      (816)
                                      -------    -------    -------    -------    -------
EBITDA as adjusted excluding Atrium
    Wood ..........................   $(1,687)   $(2,961)   $(2,842)   $(5,270)   $(3,297)
                                      =======    =======    =======    =======    =======



       EBITDA as adjusted excluding Atrium Wood is presented to provide an understanding of the effect on operations if the Atrium Wood losses are narrowed or eliminated or if the division is sold or otherwise disposed of. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a discussion of the Company's plans for Atrium Wood.



(7) Capital expenditures for the year ended December 31, 1996 included the capital assets acquired from Keller for $1,150. Capital expenditures for the years ended December 31, 1993 and 1994 included $1,098 and $1,429 related to expenditures for assets which are no longer a part of the Company as a result of the Heritage Transaction and the sale of the Company's truck fleet.



(8) For the purpose of calculating the ratio of earnings to fixed charges, earnings represent income (loss) before income taxes, extraordinary charge and fixed charges. Fixed charges consist of the total of (i) interest, whether expensed or capitalized; (ii) amortization of debt expense and discount or premium relating to any indebtedness, whether expensed or capitalized; and (iii) that portion of rental expense considered to represent interest cost (assumed to be one-third).



(9) The Company's consolidated balance sheet at December 31, 1996 reflects the acquisition of Bishop and the purchase of the assets of Keller. All significant intercompany transactions and balances have been eliminated in consolidation. Additionally, the historical results of operations for the year ended December 31, 1996 for the Company include the results of Bishop since the date of acquisition on September 30, 1996 and the results of Keller from the commencement of operations in September 1996.



(10) In 1996, the stockholder's deficit was increased by $39.3 million due to the effect of the Transaction. In 1995, stockholder's equity was decreased by $57.0 million due to the effect of the Heritage Transaction. See "Notes to Consolidated Financial Statements" of the Company.

                   UNAUDITED PRO FORMA FINANCIAL STATEMENT



       The following unaudited pro forma statement of income (the "Pro
Forma Financial Statement") of the Company is based on the audited consolidated financial statements of the Company and Bishop included elsewhere in this Prospectus.



       The Pro Forma Financial Statement of the Company has been prepared to give effect to the acquisition of Bishop, the Financing (and the application of the net proceeds therefrom) and the Exchange Offer as though such transactions had occurred as of January 1, 1996. The pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable. The Pro Forma Financial Statement should be read in conjunction with the historical financial statements of the Company and Bishop included elsewhere herein. Bishop's fiscal year end is September 30. The historical amounts in the pro forma statement of income for the year ended December 31, 1996 represent (i) the operations of the Company for the year ended December 31, 1996 which include Bishop's operations from the date of acquisition (September 30, 1996) to December 31, 1996, and (ii) the operations of Bishop for the nine months ended September 30, 1996. The historical amounts in the pro forma statement of income for the Company include the results of Keller from the date the division commenced operations, September 1996.



       A pro forma balance sheet is not presented, as the acquisition of Bishop was completed on September 30, 1996, and the Financing was completed on November 27, 1996 both of which are reflected in the balance sheet of the Company included in the December 31, 1996 Consolidated Financial Statements of the Company included elsewhere herein.



       The Pro Forma Financial Statement does not purport to be indicative of what the Company's results of operations would have been had the acquisition of Bishop, the Financing and the Exchange Offer been completed as of the assumed date and for the period presented or that may be obtained in the future.

                             ATRIUM COMPANIES, INC.


                    UNAUDITED PRO FORMA STATEMENT OF INCOME



                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                 (IN THOUSANDS)




                                               HISTORICAL
                                        -----------------------   PRO FORMA
                                        THE COMPANY    BISHOP    ADJUSTMENTS        TOTAL
                                        -----------  ----------  -----------      ---------
Net sales ............................   $ 156,269    $  10,441   $    --         $ 166,710
Cost of goods sold....................     102,341        5,389        --           107,730
                                         ---------    ---------   ---------       ---------
      Gross profit ...................      53,928        5,052        --            58,980
Selling, delivery, general and
  administrative expenses ............      35,094        4,288      (1,482)(1)      37,900
Special charges ......................       3,044         --        (3,044)(2)        --
Stock option compensation
  expense ............................       3,023         --        (2,579)(3)         444
                                         ---------    ---------   ---------       ---------
      Income from operations..........      12,767          764       7,105          20,636
Interest expense .....................       4,507           25       6,432 (4)      10,964
Other income (expense), net...........        (182)         107        --               (75)
                                         ---------    ---------   ---------       ---------
      Income before income
        taxes and extraordinary
        charge .......................       8,078          846         673           9,597
Provision for income taxes ...........       2,699          566         327 (5)       3,592
                                         ---------    ---------   ---------       ---------
        Income before
          extraordinary charge .......   $   5,379    $     280   $     346       $   6,005
                                         =========    =========   =========       =========

 SUPPLEMENTAL INFORMATION:
 Depreciation and
   amortization ......................   $   2,484    $     210   $     301       $   2,995



      See Accompanying Notes to the Pro Forma Statement of Income.

                        NOTES TO THE UNAUDITED PRO FORMA
                              STATEMENT OF INCOME
                                 (IN THOUSANDS)



(1) SELLING, DELIVERY, GENERAL AND ADMINISTRATIVE EXPENSES: To reverse (i) the expense related to compensation which the owners of Bishop received in excess of the compensation structure agreed to, pursuant to a three-year employment agreement dated September 30, 1996, entered into as a result of the Bishop acquisition and (ii) to recognize the amortization of goodwill of $12,040 recorded in the Bishop transaction, amortized on a straight-line basis over 40 years, as follows:



       Reduction to compensation expense of former owners  . . . . .      $(1,783)
       Amortization of goodwill  . . . . . . . . . . . . . . . . . .          301
                                                                          -------
              Net adjustment . . . . . . . . . . . . . . . . . . . .      $(1,482)
                                                                          =======



(2) SPECIAL CHARGES: Adjustment reflects the reversal of special charges which include officer bonuses of $3,044 incurred in connection with the Transaction.



(3) STOCK OPTION COMPENSATION EXPENSE: The adjustment reflects the reversal of stock option compensation expense which were charges associated with granting new stock options at exercise prices below the fair value of the underlying common stock and the expense associated with the cash redemption of certain options, both incurred as a result of the Transaction as follows:



       Granting new stock options  . . . . . . . . . . . . . . . . .      $ (1,320)
       Redemption of Substitute Option . . . . . . . . . . . . . . .          (516)
       Redemption of Disposition Options . . . . . . . . . . . . . .          (743)
                                                                          --------
              Net Adjustment . . . . . . . . . . . . . . . . . . . .      $ (2,579)
                                                                         =========



(4) INTEREST EXPENSE: Adjustment reflects the interest expense (at assumed rates as indicated below) associated with the Notes and the borrowings under the New Credit Facility, the amortization of deferred financing costs of $4,540 associated with the Notes and $683 associated with the New Credit Facility (being amortized using the effective interest method over 10 years and 5 years, respectively) and the elimination of historical interest expense and historical deferred financing costs associated with the old debt as follows:



 The Notes at 10 1/2% .............................   $ 10,500
 New Credit Facility at 8%* .......................        176
 Amortization of deferred financing costs .........        603
 Elimination of historical interest expense .......     (4,532)
 Elimination of historical deferred
    financing costs ...............................       (315)
                                                      --------
              Net adjustment ......................   $  6,432
                                                      ========



       * Computed using the pro forma borrowings outstanding upon consummation of the Financing, which the Company believes is representative of average borrowings for purposes of this pro forma statement of income.



(5) PROVISION FOR INCOME TAXES: To recognize the increase in federal and state income taxes resulting from the pro forma adjustments at the statutory rate of 35%, adjusted for non-deductible goodwill amortization of $260.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  GENERAL


       The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements of the Company which appear elsewhere in this Prospectus and, to the extent the discussion and analysis specifically relates to Bishop, Bishop's historical financial statements are also included herein.



       The Company's results are generally impacted by the level of activity in residential new construction and remodel/replacement in the Company's Primary Market and throughout the United States. This activity is influenced by regional and national economic trends, such as availability of consumer credit, interest rates, job formation, age of housing stock, inter/intra U.S. migration and consumer confidence. The Company's operating results reflect significant sales growth during the five-year period ended December 31, 1996. The Company's CAGR in sales during this period was 17.3%, which can be attributed to increased market share and product demand in its markets. The Company attributes these market share gains to its brand name recognition, strong customer service, new product offerings, expanded distribution, including the opening of new Company-owned Distribution Centers, and increased sales to the DIY home center market.


       The Company has implemented measures to enhance manufacturing efficiencies and reduce operating costs. These initiatives include the realignment of workflow processes and the reduction of scrap and direct labor costs. The Company has also outsourced delivery operations and improved customer service. Further, the Company is implementing an integrated management information system. This system is expected to provide additional production efficiencies and optimize inventory management, as well as enhance financial reporting.

       Atrium Wood

       The Company has also focused on measures to reduce operating losses at Atrium Wood. Originally, Atrium Wood manufactured primarily premium patio doors. Through 1988, Atrium Wood sold its wood door products through wholesalers who also carried wood windows manufactured by Andersen Corporation ("Andersen"). The wholesaler combined the door and window products to offer a complete package to its customers. In 1988, Andersen introduced its own wood door line and the wholesalers began packaging the Andersen doors and windows together. As a result, Atrium Wood in 1988 began experiencing substantial sales declines. In response, the Company established an internal sales force to regain distribution with wholesalers, redesigned its wood doors and broadened its product offering to include windows. These measures proved unsuccessful, and sales and EBITDA at Atrium Wood continued to decline.


       Although Atrium Wood is currently operating at a loss (see Note 6 to "Selected Consolidated Historical Financial Data"), the Company believes there are strategic benefits to offering its customers wood products in addition to its aluminum and vinyl products. As a result, the Company has continued to restructure Atrium Wood through the elimination of unprofitable products, changes in management, reduction of inventory, product redesign and the streamlining of manufacturing operations. In addition, the Company has cut fixed selling expenses by utilizing primarily commission-based independent sales representatives rather than salary and commission-based Company sales representatives. The Company believes that the measures it has implemented, combined with the Bishop acquisition which provides it with an expanded, established distribution channel into the Northeast, a major wood door market, will result in improved results for Atrium Wood. Management expects the operating losses of Atrium Wood to narrow during 1997. However, there can be no assurances that the performance of Atrium Wood will actually improve. The Company continues to review its strategic options with respect to the wood product line.


  RECAPITALIZATIONS AND ACQUISITIONS

       The Transaction


       On November 7, 1996, Holding entered into a purchase agreement with an affiliate of Hicks Muse pursuant to which affiliates of Hicks Muse subsequently purchased a number of newly issued shares of Common Stock of

Holding that, after giving effect to other elements of the Transaction, represents approximately 82% of the outstanding shares of Common Stock. See "The Transaction." The Transaction was accounted for as a recapitalization, and, accordingly, the assets and liabilities of the Company were not revalued. The Transaction resulted in cash and non-cash charges of $4.3 million and $3.2 million, respectively, related to management bonuses, compensatory stock options and the write-off of deferred financing costs. The cash charges were funded by part of the proceeds of the Offering.


       Bishop Acquisition


On September 30, 1996, the Company completed the Bishop acquisition at a purchase price of $19.5 million (including the purchase of $3.3 million of cash). Included in this amount is $5.0 million of non-cash consideration, representing the estimated value on the acquisition date of shares of Common Stock of Holding issued to the former shareholders of Bishop (such shares representing approximately 9% of the shares of Common Stock then outstanding after giving effect to such acquisition), and a $1.0 million deferred payment to be paid to the former shareholders of Bishop if certain financial targets are met. The acquisition of Bishop was accounted for under the purchase method of accounting effective September 30, 1996. As such, the assets and liabilities of Bishop have been recorded at their estimated fair market values. An amount equal to the excess of the purchase price over the fair value of assumed liabilities was allocated to inventories, property and equipment, identifiable intangible assets and goodwill. Goodwill is being amortized over 40 years. The purchase allocation is preliminary and subject to change.



       Keller Asset Purchase



       On June 13, 1996, the Company purchased certain assets of Keller at a purchase price of $1.2 million in cash. Additionally, inventory was purchased from Keller for $0.5 million on September 4, 1996. Both purchases have been recorded at cost.


       Heritage Transaction


       On July 3, 1995, the stockholders of FCI Holding, the Company's direct parent and a direct subsidiary of Holding, executed a stock purchase agreement with Heritage for the purchase by Heritage of 62.0% of FCI Holding's outstanding common stock (including 49.5% of its outstanding voting common stock). This transaction has been accounted for as a recapitalization. Accordingly, the assets and liabilities of the Company were not revalued.



       FCI Holding contributed the $22.1 million to the Company, and the Company used such proceeds in addition to proceeds from bank borrowings of approximately $57.2 million to pay stockholder cash distributions of approximately $74.3 million and transaction costs. The Company also made non-cash distributions to the shareholders of $4.9 million, which when combined with the cash distributions, resulted in a decrease in stockholder's equity of approximately $79.7 million. See Note 13 to the Company's Consolidated Financial Statements.


  RAW MATERIAL COSTS AND INFLATION


       During the past several years, the rate of general inflation has been relatively low and has not had a significant impact on the Company's results of operations. The Company purchases raw materials, including aluminum, glass, wood and vinyl, that are subject to fluctuations in price that may not reflect the rate of general inflation. These materials fluctuate in price based on supply and demand. Historically, there have been periods of significant and rapid aluminum and wood price changes, both upward and downward, with a concurrent short-term impact on the Company's operating margins. The Company has historically mitigated the effects of these fluctuations over the long-term by passing through price increases to its customers. The Company also enters into forward commitments for aluminum billet to hedge against price changes. As of December 31, 1996, the Company had forward commitments for delivery through December 1997 for 12.9 million pounds of aluminum, of which 10.0 million pounds were at fixed prices.

RESULTS OF OPERATIONS

  THE COMPANY

       The following table sets forth, for the periods indicated, information derived from the Company's consolidated statements of income expressed as a percentage of net sales.


                                                      YEAR ENDED DECEMBER 31,
                                             ----------------------------------
                                                1994          1995         1996
                                             -----------   -----------   ------
Net sales ..................................    100.0%        100.0%      100.0%
Cost of goods sold..........................     69.2          69.4        65.5
                                                -----         -----       -----
Gross profit ...............................     30.8          30.6        34.5
Selling, delivery, general and
  administrative expenses ..................     21.8          21.7        22.5
Special charges ............................       --           5.3         1.9
Stock option compensation expense ..........       --           0.2         1.9
                                                -----         -----       -----

      Income from operations ...............      9.0           3.4         8.2
Interest expense ...........................     (0.3)         (1.9)       (2.9)
Other income (expense), net.................     (0.8)          1.1        (0.1)
                                                -----         -----       -----
Income before income taxes and
  extraordinary charge......................      7.9           2.6         5.2
Provision for income taxes .................      0.5           1.1         1.7
                                                -----         -----       -----

Income before extraordinary charge .........      7.4           1.5         3.5
Extraordinary charge, net of income tax
  benefit...................................       --            --         0.8
                                                -----         -----       -----

Net income .................................      7.4%          1.5%        2.7%
                                                =====         =====       =====




       Accounting Adjustments. Certain accounting adjustments affect the comparability of the Company's operating results for the periods presented. Prior to the Heritage Transaction, the Company was a subchapter S corporation for tax purposes and all federal income taxes were paid by the Company's stockholders. Had the Company been a C corporation for all periods presented, additional income tax expense would have been $4.0 million and $1.1 million for 1994 and 1995, respectively. Also, in 1994, the Company changed its inventory valuation method from FIFO to LIFO resulting in a LIFO provision of $2.7 million in 1994, and a $0.9 and $0.5 million benefit in 1995 and 1996, respectively.



  Year Ended December 31, 1996 Compared to Year Ended December 31, 1995



       Net Sales. Net sales increased by $20.8 million from $135.5 million during 1995 to $156.3 million during 1996. The increase in sales primarily resulted from favorable price and volume variances of $7.3 million and $6.0 million, respectively, at the Company's Skotty, Extruders and H-R Windows divisions. Sales at Atrium Vinyl, which was a start-up operation in 1995, increased $4.1 million. Additionally, the increase included $4.2 million from Bishop Manufacturing Companies, acquired September 30, 1996, and a combined $1.3 million from Kel-Star Building Products and Woodville Extruders, which resulted from a June 13, 1996 asset purchase. These increases were partially offset by a sales decrease of $3.7 million that was experienced at the Atrium Wood and Atrium Distributors of Arizona divisions.



       Cost of Goods Sold. Cost of goods sold decreased from 69.4% of sales during 1995 to 65.5% of sales during 1996. This improvement was due largely to the reduction from 1995 to 1996 in charges associated with inventory and other product reserves at Atrium Wood of approximately $1.6 million. The remainder was due to a decrease in raw material prices, the replacement of a significant low margin H-R customer with customers at higher margins, sales price increases at the Skotty division, and three months of operations at Bishop, which has a significantly lower cost of goods sold percentage (58.5%).

       Selling, Delivery, General and Administrative Expenses. Selling, delivery, general and administrative expenses increased $5.7 million from $29.4 million (which represented 21.7% of sales during 1995) to $35.1 million (which represented 22.5% of sales during 1996). Delivery expense increased $1.6 million from $11.9 million to $13.5 million but decreased slightly as a percentage of sales from 8.8% to 8.6%. General and administrative expenses increased $3.4 million from $11.0 million, 8.1% of sales, to $14.4 million, 9.2% of sales. This increase was largely due to an increase in amortization of $.5 million, which related to certain non-compete agreements and deferred financing charges, as well as $.4 million in consulting fees. Excluding the increase in amortization and consulting fees, general and administrative expenses would have been 8.6% of sales. Selling expenses increased $.4 million from $6.6 million, 4.9% of sales, to $7.0 million, 4.5% of sales. The increase was a direct result of an increase in overall sales, however, the decrease as a percentage of sales was due primarily to a restructuring of sales commission rates.



       Special Charges. Special charges decreased $4.2 million from $7.2 million during 1995 to $3.0 million during 1996. Special charges during 1996 consisted of $3.0 million in management bonuses which were the result of the Hicks Muse Transaction. Special charges during 1995 included officer and management bonuses of $6.4 million in connection with the Heritage Transaction, consulting fees of $0.4 million and a restructuring charge of $0.4 million.



       Stock Option Compensation Expense. Stock option compensation expense increased $2.7 million from $0.3 million during 1995 to $3.0 million during 1996. Stock option compensation expense consisted of charges associated with granting of new stock options at exercise prices below the fair value of the underlying common stock and the expense associated with the cash redemption of certain options, both resulting from the Transaction, and amortization of deferred compensation charges related to previously issued options. Included in stock option compensation expense is $1.3 million representing the difference between the fair market value of Holding Common Stock and the exercise price associated with a Warrant granted to an executive of the Company in connection with the Transaction.



       Interest Expense. Interest expense increased $1.9 million from $2.6 million during 1995 to $4.5 million during the year ended 1996. The increase was primarily due to the debt incurred in connection with the Heritage Transaction, which was outstanding for five months of 1995, as compared to eleven months of 1996. The remainder of the increase was due to interest related to the $100.0 million of Old Notes, offered in connection with the Hicks Muse Transaction, which occurred on November 27, 1996.



       Other Income (Expense), net. Other income (expense), net decreased $1.6 million from other income of $1.4 million during 1995 to other expense of $0.2 million for 1996. In 1995, the Company had rental income prior to the distribution of certain rental property in the Heritage Transaction and a gain on sale of assets associated with sale of the Company's truck fleet in 1995.



       Extraordinary Charge. Extraordinary charge of $1.2 million for 1996 represents the write-off of certain deferred financing charges incurred in connection with the Heritage Transaction, as all outstanding debt was retired with a portion of the proceeds from the $100.0 million of Old Notes. This amount is net of income tax effect of $0.7 million.



  Year Ended December 31, 1995 Compared to Year Ended December 31, 1994



       Net Sales. Net sales increased $11.9 million from $123.6 million in 1994 to $135.5 million in 1995. The increase in sales primarily consisted of favorable price and volume variances of $11.9 million and $2.9 million, respectively, at the Company's Skotty, Atrium Vinyl, H-R Windows and Extruders divisions. Sales at Atrium Distributors of Nevada also increased $1.8 million, largely due to growth in the housing market in Las Vegas. The increase in net sales was partly offset by a decrease in sales at the Atrium Wood and the Atrium Distributors of Arizona divisions of $5.1 million.



       Cost of Goods Sold. Cost of goods sold increased from 69.2% of net sales during 1994 to 69.4% of net sales during 1995. This was due largely to non-recurring 1995 charges of $2.5 million associated with inventory and other product reserves at Atrium Wood and certain low margin sales to an H-R Windows customer. These costs were partially offset by a decrease in raw material prices and the adoption of LIFO in 1994, which resulted in a benefit of $0.9 million in 1995 compared to a provision of $2.7 million in 1994. Depreciation included in cost of goods sold was $0.6 million and $0.7 million during the years ended 1994 and 1995, respectively.



       Selling, Delivery, General and Administrative Expenses. Selling, delivery, general and administrative expenses increased $2.5 million from $26.9 million (which represented 21.8% of sales during 1994) to $29.4 million (which represented 21.7% of sales during 1995). Delivery expense increased $2.3 million from $9.6 million to $11.9 million, however, increased slightly as a percentage of sales from 7.8% to 8.8%. Amortization and rent expense included in selling, delivery, general and administrative expenses increased $0.4 million and $0.5 million, respectively, from 1994 to 1995. These increases were primarily due to amortization of certain non-compete agreements, deferred financing charges incurred, and certain property distributions, in connection with the Heritage Transaction. These increases were partially offset by professional fees related to the negotiation of a union contract which were $0.4 million in 1995 and $1.2 million in 1994.


       Special Charges. Special charges during 1995 include officer and management bonuses of $6.4 million, and restructuring charges for severance of $0.4 million in connection with the Heritage Transaction and consulting fees of $0.4 million. There were no special charges during 1994.


       Stock Option Compensation Expense. The Company incurred $0.3 million in stock option compensation expense in 1995 due to stock options issued in connection with the Heritage Transaction. No amounts were applicable in 1994.



       Interest Expense. Interest expense increased $2.2 million from $0.4 million during 1994 to $2.6 million during 1995. The increase was primarily due to debt incurred during the Heritage Transaction, which was outstanding for five months of 1995.



       Other Income (Expense), net. Other income (expense), net increased
$2.4 million from other expense of $1.0 million for 1994 to other income of $1.4 million for 1995. In 1994, the Company had a write-down of investments in rental real estate of $1.5 million and other income of $0.5 million related to rental real estate. In 1995, the rental income was $0.7 million. Additionally, an income adjustment to a pension liability of $0.3 million was recorded in 1995 and a gain on the sale of the Company's truck fleet was $0.4 million.


  BISHOP


       The following table sets forth, for the periods indicated, information derived from the combined consolidated statements of income of Bishop expressed as a percentage of net sales.



                                                                            YEAR ENDED SEPTEMBER 30,
                                                                    -----------------------------------------
                                                                        1994          1995           1996
                                                                    ------------   -----------   ------------
 Net sales .....................................................     100.0%         100.0%        100.0%
 Cost of goods sold.............................................      53.5           44.3          51.6
                                                                     -----          -----         -----
 Gross profit ..................................................      46.5           55.7          48.4
 Selling, general and administrative expenses ..................      37.0           41.0          40.2
                                                                     -----          -----         -----
       Income from operations ..................................       9.5           14.7           8.2
 Interest income (expense), net.................................      (0.5)          (0.3)         (0.2)
 Other income (expense) ........................................       0.2            1.4           0.1
                                                                     -----          -----         -----
 Income before provision for income taxes.......................       9.2           15.8           8.1
 Provision for income taxes ....................................       3.8            7.1           5.4
                                                                     -----          -----         -----
 Net income ....................................................       5.4%           8.7%          2.7%
                                                                     =====          =====         =====


       Bishop's sales have remained stable since 1994, reflecting the relatively stable nature of the remodel/replacement construction market and the general maturity of the housing market in the Northeastern states in which Bishop operates. Bishop has emphasized high margin customers as opposed to volume-driven sales. This strategy has resulted in gross margins in excess of 45% in the years ended September 30, 1994, 1995 and 1996, respectively. Cost of sales of 44.3% in the year ended September 30, 1995 versus 53.5% and 51.6% for the years ended September 30, 1994 and 1996, respectively, reflects Bishop's strategy to take advantage of raw material buying opportunities. This included purchasing annual materials requirements in a single delivery and taking delivery during winter months, which are non-peak periods for vendors. Significant purchasing discounts were obtained in late 1994, which benefitted the 1995 operations. The increase in selling, general and administrative expenses as a percentage of net sales from 1994 to 1995 and 1996 reflects the increased compensation paid to Bishop's owners in 1995 and 1996. With regard to income taxes, Bishop has not historically filed a consolidated tax return for its subsidiaries and affiliates. As a result, the effective tax rates for Bishop on a historical basis are higher than the statutory rate of 34%. In the future, Bishop will be included in the Company's consolidated tax return.

LIQUIDITY AND CAPITAL RESOURCES


Cash generated from operations and cash provided by financing activities are the Company's principal sources of liquidity. During 1996, cash was primarily used for the acquisition of the Bishop Manufacturing Companies, capital expenditures, debt repayments and to fund distributions to the Company's parent in connection with the Transaction. Operating activities provided cash of $8.8 million in 1996, compared with $7.9 million in 1995. The increase in cash from operations was attributable primarily to an increase in net income of $2.4 million net of an extraordinary charge associated with the write-off of certain deferred financing charges of $1.2 million. The increase in net income was partially offset by an increase in working capital of $3.2 million associated with an increase in accounts receivable and decrease in inventory (excluding Bishop). Cash used provided by financing activities increased from cash used of $5.6 million to cash provided of $6.7 million primarily due to the issuance of $100.0 million of Old Notes, which were used to pay-off the Company's previously outstanding debt and fund certain shareholder distributions made by Holding. Additionally, the Company borrowed approximately $10.9 million to fund the acquisition of Bishop. The decrease in cash provided by operations from 1994 to 1995 was primarily attributable to a decrease in net income due to charges associated with the Heritage Transaction and the change to a C corporation status for tax purposes in 1995.



OTHER CAPITAL RESOURCES


       In connection with the Transaction, the Company entered into a Credit Agreement providing for borrowing of up to 20.0 million under a revolving credit facility. Annual standby commitment fees are currently 0.5% of the unborrowed portion of the facility. Borrowing rates are based upon the lender's prime rate plus a borrowing margin of 1.5% or a LIBOR-based rate plus a borrowing margin of 2.5%. The revolving credit facility terminates in March 2002. At December
31, 1996, the Company had $20.0 million of availability under the revolving credit facility. In November 1997, the Company issued $100.0 million of Old Notes and used the proceeds for repayment of the Company's debt and contributions to the Company's parent. The repayment of the Company's debt resulted in an extraordinary charge of $1.2 million (net of applicable income tax benefit of $0.7 million).


CAPITAL EXPENDITURES AND RESOURCES


       The Company had cash capital expenditures (exclusive of the Bishop acquisition) of $3.4 million, $2.3 million and $3.4 million for the years ended December 31, 1996, 1995, and 1994, respectively. Capital expenditures increased in 1996 due to the acquisition of the capital assets of Keller for $1.2 million. Capital expenditures in 1994 included $1.4 million of expenditures for assets which are no longer a part of the Company as a result of the sale of the Company's truck fleet in 1995. The Company expects capital expenditures (exclusive of acquisitions) will be approximately $3.0 million in 1997, however, actual capital requirements may change, particularly as a result of acquisitions the Company may make. Capital expenditures exclude costs related to the implementation of the Company's new management information system which include internally capitalized costs.



       The ability of the Company to meet its debt service and working capital obligations and capital expenditure requirements is dependent, however, upon the future performance of the Company and its subsidiaries which, in turn, will be subject to general economic conditions and to financial, business and other factors, including factors beyond the Company's control. As of February 28, 1997, the Company had $20.0 million available for borrowings under the credit facility. See "Description of New Credit Facility."

SEASONALITY

       The Company's business is seasonal. The warmer months generally allow for a higher level of building, generating a higher level of sales for the Company. Consequently, the second and third calendar quarters have traditionally represented the highest level of sales during the year.

CYCLICALITY

       Demand in the window and door manufacturing industry is influenced by new home construction activity and the demand for replacement products. Trends in the housing sector (the most important of which to the Company is new housing starts in its Primary Market) directly impact the financial performance of the Company. Accordingly, the strength of the U.S. economy, the age of existing home stock, job growth, consumer confidence, consumer credit, interest rates and migration of the inter/intra U.S. population have a direct impact on the Company. Any declines in new housing starts and/or demand for replacement products may adversely impact the Company and there can be no assurance that any such adverse effects would not be material.

ENVIRONMENTAL REGULATION


     The Company is involved in various stages of investigation and cleanup relative to environmental protection matters, some of which relate to waste disposal sites. The potential costs related to such matters and the possible impact thereof on future operations are uncertain due in part to: the uncertainty as to the extent of pollution; the complexity of Government laws and regulations and their interpretations; the varying costs and effectiveness of alternative cleanup technologies and methods; the uncertain level of insurance or other types of recovery; and the questionable level of the Company's involvement. The Company has also been named as a potentially responsible party at two superfund sites pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 or comparable state statutes. Based on currently available information, the Company believes that its liability, if any, associated with remediation of these sites or facilities will not have a material adverse effect on the Company's financial condition, results of operations or liquidity.

                       DESCRIPTION OF NEW CREDIT FACILITY

       The description set forth below does not purport to be complete and is qualified in its entirety by reference to the underlying agreements of the Senior Bank Facilities, which have been filed as exhibits to the registration statement of which this Prospectus is a part.

GENERAL


       The Company entered into a Credit Agreement providing for a new revolving credit facility (the "New Credit Facility") with Bankers Trust Company ("BTCo"). The New Credit Facility enables the Company to obtain revolving credit loans and the issuance of Letters of Credit for the account of the Company from time to time for working capital and general corporate purposes in an aggregate amount outstanding not to exceed $20.0 million. As of February 28, 1997, no borrowings under the New Credit Facility were outstanding. The revolving credit loans bear interest at a rate based upon the lender's prime rate plus a borrowing margin of 1.5% or a LIBOR-based rate plus a borrowing margin of 2.5%. The Company paid certain fees with respect to the New Credit Facility, which fees are included in the $8.0 million of expenses that were incurred by the Company in connection with the Transaction. The New Credit Facility terminates on the fifth anniversary of the date of the consummation of the Offering, unless terminated sooner upon an event of default (defined in the New Credit Facility), and outstanding revolving credit loans are payable on such date or such earlier date as may be accelerated following the occurrence of any event of default. The Company had $20.0 million of availability under the New Credit Facility as of February 28, 1997.


       The obligations of the Company and its subsidiaries under the New Credit Facility will rank senior in right of payment to the Notes. The obligations under the New Credit Facility, but not the Notes or the Subsidiary Guarantees, are secured by a first priority lien on all of Holding's and its subsidiaries' real and personal property and on all of the capital stock of the Company and its subsidiaries, and all proceeds thereof. The obligations under the New Credit Facility are guaranteed by Holding and the Company's subsidiaries. The Notes and the Subsidiary Guarantee are effectively subordinated to the obligations under the New Credit Facility and to any other senior debt of the Company and the Subsidiary Guarantors.

CERTAIN COVENANTS

       The New Credit Facility contains various covenants that will restrict the Company from taking various actions and that will require that the Company achieve and maintain certain financial covenants. The New Credit Facility includes covenants relating to minimum EBITDA, minimum interest coverage ratio, and limitations on capital expenditures, investments, indebtedness, liens, dividends, acquisitions, sales of assets, guarantee obligations, prepayments of other indebtedness, mergers or consolidations, change in business activities, affiliate transactions and certain corporate activities. The New Credit Facility also prohibits the Company from prepaying the Notes and prohibits certain changes in control of the Company.

EVENTS OF DEFAULT

       The New Credit Facility contains customary events of default, including nonpayment of principal, interest or fees, violation of covenants, inaccuracy of representations or warranties in any material respect, cross default and cross acceleration to certain other indebtedness, bankruptcy, ERISA, environmental matters, material judgments and liabilities and change of control.

                                    BUSINESS

COMPANY HISTORY

       The Company was founded in 1953 as Lumberman Sash & Door Co. by Joe Fojtasek and operated as Fojtasek Companies, Inc. from 1988 to November 1996. Early Company divisions included Skotty Aluminum, Extruders and Atrium Wood. Over time, the Company started new business divisions such as Atrium Door & Window Distributors of Arizona (1979), North Texas Die & Tool (1989) and Atrium Vinyl (1995). The Company added various businesses to its portfolio through acquisitions, including H-R Windows (1988), Dow-Tech (1990) and the Atrium Door & Window Distributors of Nevada (1993). Until 1993, the operations were principally managed by Joe Fojtasek. In 1993, Randall S. Fojtasek, Joe Fojtasek's son, became Chief Executive Officer and President. He and Executive Vice President Louis W. Simi, Jr., who has been with the Company for the past 30 years, are responsible for day-to-day operations. In July 1995, the Company completed an equity recapitalization transaction with Heritage, an equity investment fund. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Recapitalizations and Acquisitions."

       The Company purchased from Keller certain capital assets in June 1996 and inventory in September 1996. The acquired capital assets include an aluminum extrusion line, a painting line and vinyl window and door and aluminum window and storm door fabrication equipment and tooling. The extrusion line will increase the Company's aluminum extrusion capacity by approximately 35% and will enable it to extrude in-house virtually all of its anticipated aluminum extrusion requirements. The vinyl fabrication equipment and tooling will extend the Company's product offering to include the fabrication of vinyl sliding patio doors, vinyl casement windows, vinyl horizontal sliding windows and vinyl double-hung windows and the assembly of vinyl bay and bow windows. This equipment and tooling has been relocated to the Company's Atrium Vinyl division in Dallas. Additionally, equipment for the fabrication of a full line of single- and multi-family aluminum windows and storm doors is being utilized in the Woodville division near Houston, Texas. The Company has established two new divisions named Kel-Star Building Products and Woodville Extruders that will operate the assets acquired pursuant to the Keller acquisition. Kel-Star Building Products will market its products under the "KBP" brand to take advantage of existing name recognition of Keller Building Products.


In September 1996, the Company completed the acquisition of Bishop, which manufactures and sells primarily vinyl windows and doors to the remodel/replacement market in the Northeast. The Company acquired Bishop to (i) increase the Company's presence in the fast-growing vinyl window market, (ii) diversify geographically and (iii) increase its presence in the remodel/replacement market. The Bishop acquisition allows the Company to extend its vinyl product offerings to include sliding patio doors, French patio doors, casement windows, horizontal sliding windows, bay and bow windows, double-hung windows and storm doors. As part of the Bishop acquisition, the Company also acquired a distribution facility which has been renamed Atrium Door & Window Distributors of New York. See the Combined Consolidated Financial Statements of Bishop included elsewhere in this Prospectus.






       In November 1996, the Company completed an equity recapitalization transaction with Hicks Muse. See "Summary -- The Transaction."

COMPANY OVERVIEW

       The Company is a leading manufacturer and distributor of residential windows and doors in the Southwest, South and Southeast regions of the United States. The Company's Primary Market, which in 1995 represented 75.1% of the Company's revenues and 38.3% of total U.S. housing starts, consists of Arizona, Colorado, Florida, Georgia, Louisiana, Nevada, New Mexico, Oklahoma, Tennessee and Texas. The Primary Market includes certain of the fastest growing residential housing markets in the United States with a CAGR in single-family housing starts of 10.3% for the five-year period ended December 31, 1995 compared to 5.9% nationally for the same period. The Company is also one of a limited number of window and door manufacturers that offers a diversified product line, consisting of aluminum, vinyl and wood products. The Company estimates that its market share of aluminum window units sold in its Primary Market has increased from 11.9% in 1991 to 17.6% in 1995 and that its share of total window units sold in its Primary Market has increased from 7.6% to 10.3% during the same period. The Company's revenues and total window unit shipments in the Primary Market have increased at CAGRs of 19.3% and 19.0%, respectively, in this period. The

Company's pro forma net sales and EBITDA as adjusted (as defined in the Notes to the "Unaudited Summary Pro Forma Financial Data") for the year ended December 31, 1996 were $166.7 million and $24.4 million.


       Historically, the Company has emphasized the sale of aluminum windows and doors, as aluminum windows are the product of choice and regional standard in the Company's Primary Market. In 1995, aluminum windows accounted for 71.3% of residential new construction window units and 43.0% of residential remodel/replacement window units within the Company's Primary Market as compared to 40.9% and 30.1%, respectively, on a national basis for the same period. The Company believes that the preference for aluminum windows over vinyl and wood windows in the Company's Primary Market is attributable to aluminum's lower cost, greater durability and lower maintenance requirements, as well as the reduced need for thermal efficiency in homes in moderate Southern climates.

       The Company believes that, in 1995, United States residential window and door expenditures were approximately $6.5 billion, of which new construction and remodel/replacement expenditures represented approximately $2.0 billion and $4.5 billion, respectively. The Company believes that it is one of the two largest aluminum window manufacturers in its Primary Market and that it enjoys purchasing, manufacturing and distribution advantages compared to smaller regional manufacturers. Excluding wood manufacturers, the Company believes that the window and door industry is highly fragmented and is characterized primarily by small regional manufacturers of windows and doors. This industry fragmentation also presents opportunities for growth through acquisition, a strategy that the Company has implemented through the recent acquisitions of Bishop and Keller. Bishop manufactures and sells primarily vinyl windows and doors to the remodel/replacement market in the Northeast. This acquisition expands the Company's vinyl window product offering and increases its penetration of the remodel/replacement market. The Keller acquisition increases the Company's aluminum extrusion capacity by approximately 35% and provides the Company with new equipment and tooling for fabricating several types of vinyl window and door products and a full line of single- and multi-family aluminum windows and storm doors. The Company intends to continue to pursue strategic acquisitions to enhance its market share and expand its product offering.

       The Company is vertically integrated with operations that include (i) Extrusion, the extrusion of aluminum and vinyl, which is utilized internally in the Company's fabrication operations or sold to third parties, (ii) Fabrication, the assembly of window and door units and sale of such units to wholesalers, lumberyards, DIY home centers and homebuilders and (iii) Distribution Centers, the sale of finished products to homebuilders, remodelers and contractors through four Company-owned Distribution Centers located in Dallas, Texas; Las Vegas, Nevada; Phoenix, Arizona; and Farmingdale, New York. The Company performs these operations at facilities that comprise an aggregate of approximately 1.4 million square feet.

       The Company currently sells its products under five brand names, "Atrium," "Skotty," "H-R," "KBP," and "Bishop." The Company believes that Atrium has significant national brand name recognition at the building trade and consumer level, while Skotty, H-R, KBP and Bishop each have significant regional brand name recognition within their primary channels of distribution. The Company has been effective in utilizing these brand names to establish relationships with leading wholesalers, lumberyards and builders in each of its markets and to gain distribution in new markets. The Company distributes its windows and doors through (i) one-step distribution to major retail DIY home centers, lumberyards and the Company's Distribution Centers, (ii) two-step distribution to wholesalers who resell to DIY home centers and lumberyards and
(iii) direct sales to homebuilders (of both single-family and multi-family housing), remodelers and contractors. See "Business -- Distribution and Marketing."

OPERATIONS


       Following is a breakdown of the Company's consolidated pro forma revenue by operating component (excluding intercompany sales) from 1992 through 1996:



                                                       YEAR ENDED DECEMBER 31,
                                   --------------------------------------------------------------
                                      1992         1993          1994        1995         1996         CAGR
                                   ----------   ----------   -----------   ---------   ----------   ---------
 Extrusion . . . . . . . . . .     $17,673     $ 19,527      $ 26,100    $ 28,052     $ 30,860        15.0%
 Fabrication . . . . . . . . .      65,558       81,074        95,397     104,736      119,111        16.1
 Distribution Centers  . . . .       4,717        8,809        16,080      17,186       16,739        37.3
                                   -------     --------      --------    --------     --------        ----
 Net Revenue . . . . . . . . .     $87,948     $109,410      $137,577    $149,974     $166,710        17.3%
                                   =======     ========      ========    ========     ========        ====



  EXTRUSION

       Aluminum extrusion is performed by two divisions: Extruders and Woodville Extruders. In the aluminum extrusion process, aluminum billet is heated in an oven and hydraulically pressed through a die to form a shaped lineal, or rail. The lineal is then air-cooled, straightened, cut into the finished product length and tempered in an aging oven. The extrusion may then be painted at the Company's painting operations or anodized by a third party. In addition to producing aluminum extrusions for the Company's fabrication of windows and doors, Extruders also provides aluminum extrusions to other window and door manufacturers, as well as for customers outside of the window and door industry. Extruders operates two extrusion presses on two 10-hour shifts, five to six days a week. In connection with the Keller acquisition, the Company acquired a third extrusion press that will eliminate the need for the outsourcing of extrusion during peak production periods, as well as provide capacity for future growth.

       Extrusion of vinyl is performed at Dow-Tech. In the vinyl extrusion process, vinyl pellets are vacuum-loaded into hoppers feeding each of Dow-Tech's nine extrusion lines. The material is heated and extruded through a die by an extrusion screw. The extrusion is water-cooled as it is pulled from the die at varying rates depending on the profile being extruded. Flexible vinyl is typically rolled onto reels and rigid vinyl is cut to the stock length of 12 feet or to other lengths according to the customer's order. Dow-Tech provides vinyl extrusions used by the Company's window fabrication divisions and by outside customers. The Company intends to expand its vinyl extrusion capabilities as the volume of its sales of vinyl products increases.


       During 1996, approximately 55.3% of the Company's extrusion revenue was derived from sales to third parties, including businesses outside of the window and door industry, with the remainder sold internally to the Company's fabrication operation. By extruding aluminum and vinyl in-house rather than purchasing from outside suppliers, the Company is able to secure a low-cost, reliable source of extrusions, control product quality and reduce inventory levels. The table set forth below provides the Company's estimate of the capacity of its three extrusion facilities and of such facilities' percentage utilization during 1996.



                                                                         CAPACITY                1996
                                                                         --------                ----
                  FACILITY                         PRODUCT           (MILLION POUNDS)        UTILIZATION%
 -----------------------------------------   -------------------   --------------------   -------------------
 Extruders . . . . . . . . . . . . . . .     Aluminum extrusion             43                    94%
 Woodville Extruders . . . . . . . . . .     Aluminum extrusion             15                   N/A*
 Dow-Tech  . . . . . . . . . . . . . . .     Vinyl extrusion                10                    43%




*Began operations in September 1996.


  o  Extruders

       Extruders, founded in 1974, extrudes aluminum product components used in the fabrication of the Company's products. Extruders provides extrusions for other window and door manufacturers, as well as non-window extrusions such as trailer rails, hand rails and products for the heating, ventilation and air conditioning markets.

  o  Woodville Extruders

       Woodville Extruders, purchased as part of the recent Keller acquisition, provides the Company and third party customers with aluminum extrusions. Woodville Extruders operates one extrusion line consisting of an extrusion press, a billet oven and a paint line. The Company believes that the addition of Woodville Extruders increases its extrusion capacity by approximately 35% and will enable it to extrude in-house all of its anticipated aluminum extrusion requirements. In addition, Woodville Extruders has sufficient plant capacity to install another extrusion press.

  o  Dow-Tech

       Dow-Tech, acquired in 1990, extrudes vinyl sub-components used in the fabrication of aluminum, vinyl and wood windows and doors. A majority of Dow-Tech's volume in 1995 was sold to third party customers with the remainder used in the fabrication of the Company's products. In addition, Dow-Tech will provide Bishop with vinyl sub-components, thereby reducing Bishop's raw material costs.

  FABRICATION


       The Company fabricates and distributes a broad line of aluminum, vinyl and wood windows and doors at its six fabrication divisions. Windows include single- and double-hung windows, sliding windows, casement windows and specialty windows such as half rounds, transoms and ellipticals. Doors include center-hinge patio doors, French patio doors and sliding patio doors. These products can be manufactured as single- or double-pane (insulated) windows with different levels of thermal efficiency. In 1996, more than 90% of the Company's net revenues were derived from sales of windows. The Company's six fabrication divisions include (i) Skotty Aluminum (Irving, TX), (ii) H-R Windows (Dallas,
TX), (iii) Atrium Vinyl (Dallas, TX), (iv) Atrium Wood (Dallas, TX), (v) Kel-Star Building Products (Woodville, TX) and (vi) Bishop (Bridgeport, CT and Clinton, MA). The Company designs, manufactures and repairs its fabrication equipment at North Texas Die & Tool, based in Irving, TX.


       In the aluminum window fabrication process, extrusions are cut to size and notched and mechanically fastened to form frames, comprised of sills and jambs, and sashes, comprised of center bars, lock rails, lift rails and sash rails. Raw glass, purchased cut-to-size or sized in-house with a computer-numerically-controlled glass optimizer, is insulated and finished. Along assembly lines set up according to product type, prepared glass and component parts are assembled and transferred to a staged shipping area.

       In the vinyl fabrication process, vinyl frame extrusions are cut, notched and welded. The frame is then placed on assembly lines on which insulated glass and sashes are installed. In the fabrication of wood window and door products, pre-cut, precision-milled wood components are glued and screwed together, sanded and affixed with appropriate hardware. These units are then glazed and packaged for final shipment.

       Following is a description of the fabrication divisions:

     DIVISION             PRODUCTS           TYPE OF DISTRIBUTION           CUSTOMER BASE            GEOGRAPHIC FOCUS
 ---------------   -----------------------   --------------------   -----------------------------   ------------------
 Skotty            Aluminum windows and      One-step               Lumberyards/DIY home            Arizona, Georgia,
 Aluminum          doors                     distribution           centers/Company Distribution    Nevada, Texas
                                                                    Centers
                                             Two-step               Wholesalers
                                             distribution
                                             Direct                 Homebuilders

 H-R Windows       Aluminum windows and      One-step               Lumberyards/DIY home centers    Florida, New
                   doors                     distribution                                           Mexico, Oklahoma,
                                                                                                    Tennessee, Texas
                                             Direct                 Homebuilders
                                             Two-step               Wholesalers
                                             distribution

 Atrium Vinyl      Vinyl windows and doors   One-step               Lumberyards/DIY home            Georgia, North
                                             distribution           centers/Company Distribution    Carolina, South
                                                                    Centers                         Carolina,
                                                                                                    Tennessee
                                             Two-step               Wholesalers
                                             distribution

 Atrium Wood       Wood doors and wood and   One-step               Lumberyards                     California,
                   aluminum-clad wood        distribution                                           Nevada, Oregon,
                   windows                                                                          Texas, Washington
                                             Two-step               Wholesalers
                                             distribution
                                             Direct                 Homebuilders

 Kel-Star          Vinyl and aluminum        One-step               Lumberyards                     Arkansas,
 Building          windows and aluminum      distribution                                           Louisiana,
 Products          storm doors                                                                      Mississippi,
                                                                                                    Oklahoma, Texas
                                             Two-step               Wholesalers
                                             distribution
                                             Direct                 Homebuilders

 Bishop            Vinyl and aluminum        One-step               Company Distribution Centers    Connecticut,
                   windows and doors         distribution           Remodeler/Contractor            Maine,
                                             Direct                                                 Massachusetts,
                                                                                                    New Hampshire,
                                                                                                    New Jersey, New
                                                                                                    York, Rhode
                                                                                                    Island

  o  Skotty Aluminum

       Skotty Aluminum, founded in 1960, manufactures a broad product line of aluminum windows and doors under the "Skotty" brand name. Skotty Aluminum distributes primarily through one-step distribution to DIY home centers, lumberyards and Company Distribution Centers, as well as through two-step and direct distribution. Skotty Aluminum sells its products primarily in the South and Southeast regions of the United States.

  o  H-R Windows

       H-R Windows, acquired in 1988, manufactures aluminum windows and doors under the "H-R" brand name. The Company believes that approximately 30% of H-R Windows' sales are direct to homebuilders, with the remainder of sales primarily through the one-step distribution channel, including DIY home centers and regional lumberyards. Although the "Skotty" and "H-R" product lines are substantially similar, H-R's direct distribution to homebuilders offers the Company an opportunity to penetrate a segment of the market typically not captured by Skotty products sold through wholesalers. H-R Windows sells its products primarily in Texas and the Southeast region of the United States.

  o  Atrium Vinyl

       In order to expand its presence in the vinyl window and door market in the South, the Company opened the Atrium Vinyl division in 1995. Atrium Vinyl manufactures and sells vinyl windows under the "Atrium" brand name. Atrium brand products are distributed primarily through one-step distribution. In connection with the Keller acquisition, equipment and tooling was acquired which will expand Atrium Vinyl's product offering to include vinyl sliding patio doors, vinyl casement windows, vinyl horizontal sliding windows, vinyl bay and bow windows and vinyl double-hung windows, primarily in the South and Southeast regions of the United States. In addition, the Company plans to extend the "Atrium" brand name to selected Bishop vinyl window units. The Company believes that Atrium Vinyl will benefit from Bishop's expertise in manufacturing vinyl windows and doors and from purchasing synergies. Atrium Vinyl sells its products primarily in the Southeast region of the United States.

  o  Atrium Wood


       Through the Atrium Wood division, founded in 1965, the Company manufactures and sells wood doors and wood and aluminum-clad wood windows under the "Atrium" brand name. The division's products are distributed primarily through one-step distribution to lumberyards and through wholesalers. Approximately 80% of Atrium Wood's sales in 1996 were door products. Atrium Wood sells its products primarily in the Western region of the United States and in Texas.


  o  Kel-Star Building Products

       Kel-Star Building Products, whose assets were purchased as part of the Keller acquisition, manufactures and sells a full line of vinyl and aluminum windows and aluminum storm doors under the "KBP" brand. While part of Keller Industries, Inc., this division enjoyed significant brand recognition as "KBP" ("Keller Building Products"). The Company has renamed this division "Kel-Star Building Products" and its products will be branded "KBP" to leverage Keller's name recognition. Kel-Star Building Products markets its products primarily through one-step distribution in the Southern region of the United States.

  o  Bishop


       Bishop, founded in 1958, manufactures vinyl windows and doors under the "Bishop" brand in the Northeast. The Company believes that approximately 90% of Bishop's sales in 1996 were to remodel/replacement contractors which resulted in higher profit margins than sales to one- or two-step distributors. The Company plans to extend the "Atrium" name to certain of Bishop's vinyl products, as well as aluminum storm doors. Bishop's geographic focus is the Northeast, primarily Connecticut, Maine, Massachusetts, New Hampshire, New Jersey, New York and Rhode Island.


  o  North Texas Die & Tool

       North Texas Die & Tool designs, manufactures and repairs fabrication saws and dies. Fabrication saws are used to cut aluminum extrusions to the proper length, while fabrication dies stamp the end of extrusions into shapes which can be interlocked with other components to form windows.

  DISTRIBUTION

       The Company owns and operates four Distribution Centers, consisting of Atrium Door & Window Distributors of Arizona, Nevada, New York and Texas. The Arizona Distribution Center carries Skotty and Atrium products and sells directly to large homebuilders in the area. The Nevada Distribution Center markets primarily Skotty products and sells directly to homebuilders in its region. The New York Distribution Center markets Bishop products primarily to remodelers and contractors in a seven-state region in the Northeast. The Texas Distribution Center sells Atrium products and distributes directly to large homebuilders in Texas.

COMPETITIVE STRENGTHS

       The Company's market leadership and financial performance are attributable to a number of factors, including the following:

 o  LEADING SHARE IN PRIMARY MARKET

       The Company believes that it is one of the two largest manufacturers of aluminum windows in its Primary Market, with an estimated unit market share in 1995 of approximately 17.6%, compared to 11.9% in 1991. The Company believes that its market share in 1995 of all window units sold in its Primary Market, including aluminum, vinyl and wood, was approximately 10.3%, compared to 7.6% in 1991. The Company's market share position provides competitive advantages in the areas of purchasing, manufacturing and distribution.

o  ESTABLISHED BRAND NAMES AND REPUTATION

       The Company believes that it has significant brand name recognition across each of its product lines, with such brand names as "Atrium," "Skotty," "H-R," "KBP" and "Bishop." The Company believes that each of these brands has an established reputation within the building trade for product quality and that this brand name recognition and reputation have enabled it to establish relationships with leading wholesalers, builders and DIY home centers in each of its markets. Further, the Company has been effective in leveraging the strength of its brand names and reputation to gain distribution in new markets.

o  STRENGTH IN MULTIPLE DISTRIBUTION CHANNELS

       Each of the Company's fabrication divisions distributes its products through a combination of wholesalers, lumberyards, DIY home centers and direct sales to large homebuilders and independent contractors. In addition, more than one Company division may sell its products into the same geographic market through the use of different brand names and distribution channels. The Company believes that this distribution strategy maximizes the Company's market penetration and reduces reliance upon any one distribution channel for the sale of its products. As a manufacturer and distributor of windows and doors for the past 43 years, the Company has developed many long-standing relationships with key distributors.

o  LOW-COST PRODUCTION PROCESSES

       The Company believes that its low-cost operations are attributable to its vertical integration and efficient production processes. Extrusion allows the Company to ensure a low-cost, reliable source of extensions, control product quality and reduce inventory levels. The Company has been successful in improving the efficiency of its operations through the rationalization of product lines, reduction of overhead, reconfiguration of production processes, reduction of inventory levels and the implementation of a management information system. The Company believes that its low-cost operations provide better margins and increased pricing flexibility in its markets relative to its competition.

o  EXPERIENCED, ENTREPRENEURIAL MANAGEMENT

       The Company has assembled a strong management team at both the corporate and operating levels. The Company's general managers have an average of 27 years of experience in the window industry and 13 years with the Company. At the operating level, each division is managed on a stand-alone basis with a general manager supported by sales and production managers. Incentives are created for general managers through a combination of equity ownership and bonus-based compensation based on divisional financial performance. All divisional managers own Common Stock or options to purchase Common Stock of Holding.

BUSINESS STRATEGY

       In order to enhance its leading market share position and to maximize profitability and cash flow, the Company's principal strategic objectives are as follows:

o  TARGET FAST-GROWING MARKETS

       The Company intends to further strengthen its market position in its fast-growing Primary Market and to evaluate opportunities for expansion into developing high-growth markets in other regions of the United States. The Company's Primary Market includes some of the fastest growing residential housing markets in the United States with a CAGR of single-family housing starts of 10.3% from 1991 to 1995 compared to 5.9% nationally for the same period. Additionally, in the Company's Primary Market, unit sales of windows into the new construction and remodel/replacement markets had CAGRs of 11.7% and 8.8% from 1991 to 1995, respectively, compared to 5.7% and 5.0% for the same period, respectively, on a national basis.

o  FOCUS ON PRODUCTS OF CHOICE

       The Company's strategy is to manufacture the window products of choice in its targeted markets. In the Southwest, South and Southeast regions of the United States, aluminum windows have historically been the product preferred by homebuilders, remodelers, contractors and homeowners in the residential new construction and remodel/replacement markets. This strong regional preference for aluminum windows over vinyl or wood windows is attributable to the lower cost, lower maintenance requirements and greater durability of aluminum windows, as well as the reduced need for thermal efficiency in homes in moderate Southern climates. In the Northeast, wood and vinyl windows have been the products of choice due in part to their superior insulating qualities. The Company's acquisition of Bishop, a vinyl window and door manufacturer, together with the Company's existing wood window capabilities, will enable the Company to provide the preferred products in the Northeast market.

o  EXPAND INTO VINYL


       The Company plans to continue to expand its presence in the vinyl window and door market. In the Company's Primary Market, vinyl windows represented 10.8% and 28.3% of residential new construction and remodel/replacement units, respectively, during 1995. The Company has significantly increased its vinyl window and door fabrication capacity through the commencement of operations at Atrium Vinyl in 1995 and the acquisitions of Bishop. The Company's pro forma sales (as if the acquisition of Bishop and Keller had occurred January 1, 1996, combined with the actual historical sales of Atrium Vinyl and Keller during 1996) of vinyl windows and doors for the year ended December 31, 1996 were $20.5 million. The Company intends to utilize its nationally recognized "Atrium" brand name and well-established distribution channels to further penetrate the highly fragmented vinyl window market.


o  EXTEND ATRIUM BRAND NAME

       The Company is seeking to leverage the strength of its nationally recognized "Atrium" brand name by (i) introducing Atrium-branded vinyl products into existing distribution channels in the Company's Primary Market and in Bishop's primary market in the Northeast and (ii) renaming the Las Vegas, Phoenix, Dallas and Farmingdale distributors as the Atrium Door & Window Distributors of Nevada, Arizona, Texas and New York, respectively. The Company believes that the extension of the Atrium brand name to its vinyl products will accelerate the Company's expansion into the vinyl window and door market.

o  EXPAND THROUGH STRATEGIC ACQUISITIONS

       The Company will pursue opportunities to make acquisitions that complement and expand its core business or enable the Company to enter into new markets for its products. The Company operates in a highly fragmented industry in which, with few exceptions, competitors are privately-owned, regional companies with sales under $100 million. The Company believes that significant opportunities exist to make selected strategic acquisitions at attractive valuations. Strategic acquisitions would allow the Company to (i) leverage its highly recognized brand names, (ii) achieve significant cost reductions through purchasing synergies and the application of the Company's best practices and
(iii) diversify the Company's geographic, product and market focus. The Bishop and Keller acquisitions are two recent examples of focused, value-added acquisitions that are consistent with the Company's overall business strategy.

INDUSTRY OVERVIEW


       In 1995, new construction spending in the United States totaled $547 billion, of which residential and commercial spending totaled $237 billion and $310 billion, respectively. Within the residential construction market, new construction spending and remodel/replacement spending totaled $163 billion and $74 billion, respectively. The Company believes that, in 1995, United States residential window and door expenditures were approximately $6.5 billion, of which new construction and remodel/replacement expenditures represented approximately $2.0 billion and $4.5 billion, respectively. Total residential window expenditures in the United States represented $1.5 billion in the new construction market and $3.0 billion in the remodel/replacement market for the same period.



       The residential construction market consists of single-family and multi-family housing construction. In 1995, housing starts in the United States totaled approximately 1.2 million, of which 1.0 million were single-family homes and 0.2 million were multi-family homes. During 1995, approximately 95% of the Company's window and door sales were to the single-family housing construction market, and the remaining 5% of sales were to the multi-family housing construction market.



       In 1995, residential new construction and remodel/replacement window sales in the Company's Primary Market totaled approximately $445 million and $450 million, respectively, representing 30.3% and 14.7% of the total U.S. new construction and remodel/replacement markets, respectively.


       As illustrated in the chart below, window unit growth in the Company's Primary Market has outpaced unit growth in the United States in both the new construction and remodel/replacement markets. In the United States window units for new construction increased from 13.3 million units in 1991 to 16.6 million units in 1995, representing a CAGR of 5.7%, while window units for the remodel/replacement market increased from 30.1 million units in 1991 to 36.6 million units in 1995 for a CAGR of 5.0%.

                              WINDOW SALES (UNITS)


                                                                                                   1991-1995
                                             1991       1992       1993       1994        1995        CAGR
                                           --------   --------   --------   ---------   --------   ----------
                                                                          (units in millions)
 UNITED STATES
 New construction  . . . . . . . . . .      13.3       14.4       15.0        17.2       16.6         5.7%
 Remodel/replacement . . . . . . . . .      30.1       29.3       33.3        36.3       36.6         5.0
                                            ----       ----       ----        ----       ----        ----
       Total United States . . . . . .      43.4       43.7       48.3        53.5       53.2         5.2%
                                            ====       ====       ====        ====       ====        ====

 PRIMARY MARKET
 New construction  . . . . . . . . . .       3.9        4.7        5.0         6.1        6.1        11.7%
 Remodel/replacement . . . . . . . . .       4.2        3.9        5.1         5.7        5.9         8.8
                                            ----       ----       ----        ----       ----        ----
       Total Primary Market  . . . . .       8.1        8.6       10.1        11.8       12.0        10.2%
                                            ====       ====       ====        ====       ====        ====




Source: F.W. Dodge -- Summary Report on Window Frame Materials, September 1996



       In 1995, residential housing starts in the Company's Primary Market totaled 471,778 units, of which 365,670 were single-family homes and 106,108 were multi-family homes. From 1991 to 1995, single-family housing starts in the Company's Primary Market outpaced growth in the United States, with a CAGR of 10.3% compared to 5.9% for the total United States. In 1995, the Company's Primary Market comprised 37.2% of total United States single-family housing starts.


                                 HOUSING STARTS


                                                                                                   1991-1995
                                         1991        1992        1993         1994        1995        CAGR
                                       ---------   --------   ----------   ----------   --------   ---------
                                                                  (units in millions)
 TOTAL UNITED STATES
 Single family . . . . . . . . . .    781,989    954,144    1,027,445    1,056,201    982,832        5.9%
 % Growth  . . . . . . . . . . . .         --%      22.0%         7.7%         2.8%      (6.9)%

 PRIMARY MARKET
 Single family . . . . . . . . . .    247,310    312,242      363,828      382,909    365,670       10.3%
 % Growth  . . . . . . . . . . . .         --%      26.3%        16.5%         5.2%      (4.5)%







Source: F.W. Dodge -- Summary Report on Window Frame Materials, September 1996.

Window and Door Industry Overview

       As illustrated in the charts below, the percentage of total window units made of aluminum, wood or vinyl varies by region. In the United States, aluminum windows comprised 40.9% of the residential new construction market and 30.1% of the residential remodel/replacement market, respectively, in 1995. In the Company's Primary Market, aluminum windows comprised 71.3% of the residential new construction market and 43.0% of the residential remodel/replacement market, respectively.

UNIT MARKET SHARE


[Six pie charts comparing the use of vinyl, aluminum, wood and other materials in the fabrication of window units for the United States and the Company's Primary Market by new construction, repair and remodel, and total residential construction.]



Source: F.W.  Dodge -- Summary Report on Window Frame Materials, September
1996.


       A homebuilder's or homeowner's choice of materials generally is based upon such considerations as cost, thermal efficiency, maintenance, architectural tastes and customs. The following table outlines the Company's estimate of the average cost to homebuilders of a standard single-family house package, consisting of 15 windows (including two specialty windows) and two patio doors, for a $100,000 home and demonstrates aluminum's cost advantage:

                             COST TO      PREMIUM TO ALUMINUM
 MATERIAL                  HOMEBUILDER       WINDOW PACKAGE
 --------                 -------------   --------------------
 Aluminum  . . . . . .      $1,350                N/A
 Vinyl . . . . . . . .      $2,225                 65%
 Wood  . . . . . . . .      $3,900                189%


  Aluminum

       In the Company's Primary Market, aluminum windows are the products of choice and regional standard because of their low cost, durability and suitability to warm climates. Because aluminum is the least expensive window alternative, homebuilders generally prefer aluminum to control costs, as a home buyer is not generally willing to pay for the increased cost of vinyl or wood. Aluminum is not utilized as frequently in homes in the North and the Northeast regions of the United States due to historical architectural trends and the superior insulating qualities of wood and vinyl windows. In 1995, sales of aluminum windows nationwide totaled 17.8 million units, or 33.5% of all window units, while aluminum windows sales in the Company's Primary Market totaled 6.9 million, or 57.3% of all window units.

  Vinyl

       Vinyl windows represent the middle price point of windows. Vinyl windows have thermal efficiency characteristics that approach those of wood windows, but some home owners do not consider them as aesthetically pleasing. Historically, vinyl windows have not been as popular as aluminum windows in warmer climates such as those found in the Company's Primary Market because of the increased cost of vinyl and because early vinyl windows suffered from ultra violet degradation, which caused the vinyl to become brittle after prolonged exposure to the sun. However, in recent years, advances in plastics have increased the quality and durability of vinyl windows. In 1995, unit sales of vinyl windows in the United States totaled 16.2 million units, or 30.4% of all window units, while vinyl window sales in the Company's Primary Market totaled
2.3 million units, or 19.5% of all window units.

  Wood

       Wood is the most thermally efficient window material, however, it is the most expensive and requires the greatest amount of maintenance. Since 1991, unit sales of windows with all-wood frames have declined from 6.2 million to
5.8 million in 1995. Unit sales of aluminum-clad and vinyl-clad wood windows, which are classified as wood, have grown so that, overall, the wood window market share has been stable for the last several years. In clad windows, composite materials such as aluminum, vinyl, fiberglass or industrial coating are applied to the exterior of the window frame so that the frame inside the house has the desired aesthetics while the exterior frame has the desired durability or insulating features. Due to maintenance issues surrounding all-wood windows, the Company believes that the trend towards aluminum- and vinyl-clad wood windows and composite frame materials will continue. In 1995, sales of wood windows, including vinyl- and aluminum-clad wood windows nationwide totaled 18.3 million units, or 34.5% of all window units sold, while wood window sales in the Company's Primary Market totaled 2.6 million units, or 21.6% of all window units sold.

COMPETITION

       The residential window and door industry is highly fragmented. With few exceptions, competitors are privately-owned, regional companies with sales under $100 million. The Company's major competitors throughout its Primary Market for the sale of aluminum windows are Alenco, a division of Redman Building Products, and Caradon Better-Bilt Inc. In addition, the Company competes with various other companies in specific regions within its Primary Market.

       In the vinyl window and door segment, there is no large dominant manufacturer of vinyl windows that operates on a national basis. The segment is characterized by small regional manufacturers that compete on a local and regional basis. Historically, demand for vinyl windows and doors has been concentrated in the cooler regions of the United States. Bishop's major competitors for the sale of vinyl windows are SilverLine Building Products and Milgard Manufacturing Inc. In addition, the Company competes with a number of regional manufacturers that sell directly to vinyl contractors.

       In the wood window and door segment of the industry, two large manufacturers, Andersen Corporation and Pella Corporation, sell premium products on a national basis. The Company's wood windows and doors are sold at a medium price point primarily in the West and Southwest regions of the United States. The Company has many competitors in the wood window and door segment, including Kolbe & Kolbe Millwork Co. Inc. and Hurd Millwork Co. Inc.

DISTRIBUTION

       The Company uses multiple distribution channels and brand names to maximize market penetration. The Company distributes its windows and doors through (i) one-step distribution to major retail DIY home centers, lumberyards and the Company's Distribution Centers, (ii) two-step distribution to wholesalers who resell to DIY home centers and lumberyards and (iii) direct sales to homebuilders (of both single-family and multi-family housing), remodelers and contractors. To enhance its market coverage, the Company markets its windows and doors under five brand names, "Atrium," "Skotty," "H-R," "KBP" and "Bishop." Following is a breakdown of the Company's distribution channels:



[Chart illustrating the use of the Company's three distribution channels, direct, one-step and two-step.]


       In one-step distribution, the Company distributes to DIY home centers and lumberyards and through its Distribution Centers. These customers maintain low levels of inventory and therefore require more frequent deliveries and generally higher levels of customer service than two-step distributors. In two-step distribution, the Company sells to wholesalers who resell the products to lumberyards and DIY home centers. Two-step distributors, who often carry the Company's products on an exclusive basis, are primarily utilized to service smaller retailers in rural areas that do not generate enough volume to purchase directly from the Company. In contrast to one-step distributors, two-step distributors often carry large inventory positions in order to service the needs of its retail customers who generally carry limited amounts of inventory. Two-step distribution is more common in rural areas since urban areas are serviced by DIY home centers and lumberyards.


       During 1996, approximately 10.4% of the Company's sales were made through three Company-owned Distribution Centers located in Arizona, Nevada and Texas, primarily through direct distribution channels. The Arizona Distribution Center carries Skotty and Atrium products and sells directly to large homebuilders in the area. The Nevada Distribution Center markets primarily Skotty products and sells directly to homebuilders in its region. The Texas Distribution Center sells Atrium products and distributes directly to large homebuilders in Texas. As part of the Bishop acquisition, the Company added a fourth Distribution Center in New York, which markets Bishop products primarily to building supply dealers and contractors in a seven-state region in the Northeast.

       Although in 1996 the Company had sales in the 48 contiguous states, sales in its Primary Market represented approximately 75% of the Company's net revenue. The Company believes that substantially all of Bishop's sales in 1996 were in the Bishop primary market, as identified below.



[A map of the United States identifying the Company's Primary and Secondary markets and Bishop's Primary Market. The map also identifies the locations of fabrication, extrusion and distribution operations.]


MARKETING

       The Company markets its products through a sales force consisting of Company salaried and commissioned sales representatives and independent commissioned sales representatives, as well as customer service representatives. Each of the Company's divisions, with the exception of Dow-Tech, is supported by a sales manager, direct sales representatives and independent representatives. Bishop markets its products exclusively through a direct sales force. The sales managers coordinate marketing activities among Company and independent representatives. Company sales representatives focus primarily on direct sales to homebuilders, remodelers and contractors, while independent sales representatives sell to DIY home centers, lumberyards and wholesalers. Independent sales representatives carry the Company's window and door products on an exclusive basis, although they may carry other related items from other manufacturers.

       The Company believes that customer service plays a key role in the marketing process. On-time delivery of products, order fill rate, consistency of service and flexibility in meeting changing customer requirements have enabled the Company to build a large and loyal customer base which includes companies such as Home Depot, Centex Homes and Continental Homes.

RAW MATERIALS

       The primary raw materials used in the production of the Company's windows and doors are aluminum, glass, wood and vinyl. These materials are readily available and may be procured from numerous suppliers. Historically, aluminum billet has been purchased primarily from one source. However, the Company has recently begun purchasing from several different suppliers. Glass is purchased from several sources at prices negotiated annually by the Company at the corporate level. This allows the Company's general managers to purchase glass, as needed, at pre-negotiated prices. Currently, wood is purchased primarily from a single source, and vinyl is purchased from multiple sources.

EMPLOYEES

       The Company employs approximately 1,675 persons, of whom approximately 1,625 are employed at the Company's manufacturing facilities and distribution centers and approximately 50 are employed at corporate headquarters. Of these employees, approximately 1,275 are hourly and approximately 400 are salaried. Approximately 1,100 of the Company's hourly employees are covered by collective bargaining agreements. As a result of union organizing activities in 1994, the Company entered into collective bargaining agreements in 1995 with the United Needle and Industrial Trade Employee Union, SWRJB, ACTWU, AFL-CIO-CLC, covering certain employees at the Skotty Aluminum, H-R Windows, Atrium Wood and Extruders manufacturing facilities, all of which expire on May 20, 1998. The Company anticipates that all such collective bargaining agreements will be extended and renegotiated in the ordinary course of business.

       In addition, in connection with the Keller acquisition, the Company has collective bargaining agreements with The Sheet Metal International Association Local Union NO. 54, due to expire on September 30, 2001, for its Kel-Star operations and Local Union 2743, Southern Council of Industrial Workers, Chartered By United Brotherhood of Carpenters and Joiners of America, AFL/CIO, due to expire on October 6, 2001, for its Woodville Extruders operations. There are no union affiliations in connection with the Bishop facilities. The Company may experience additional union-organizing activities in the future, which may result in the negotiation of additional collective bargaining agreements. There is no assurance that any additional negotiations or collective bargaining agreements would not have an adverse effect on the results of operations of the Company. The Company believes that its relationship with its employees is satisfactory.

PROPERTIES

       The Company's operations are conducted at the owned or leased facilities described below:

                                                                 CAPACITY
                                                                  (SQUARE        OWNED/
       LOCATION      PRINCIPAL USE                                  FEET)        LEASED
       --------      -------------                               --------        ------
Dallas, Texas        Fabrication (H-R Windows)                   186,000
                     Fabrication (Atrium Wood)                   266,000
                     Fabrication (Atrium Vinyl)                   90,000
                                                                 -------
                                                                 542,000         Leased*

Irving, Texas        Fabrication (Skotty Aluminum Products)      147,218
                     Extrusion (North Texas Die & Tool)            1,400
                                                                 -------
                                                                 148,618         Owned

Irving, Texas        Distribution (Atrium Door & Window           22,000
                     Distributors of Texas)
                     Fabrication (Skotty Aluminum Products)       98,000
                                                                 -------
                                                                 120,000         Owned

Wylie, Texas         Extrusion (Extruders)                       100,000         Owned

Carrollton, Texas    Extrusion (Dow-Tech)                         25,200        Leased

Phoenix, Arizona     Distribution (Atrium Door & Window
                     Distributors of Arizona)                     44,743        Leased

Las Vegas, Nevada    Distribution (Atrium Door & Window
                     Distributors of Nevada)                      30,400        Leased

Woodville, Texas     Fabrication (Kel-Star Building Products)    180,000
                     Extrusion (Woodville Extruders)             120,000
                                                                 -------
                                                                 300,000        Leased

Clinton,
   Massachusetts     Fabrication (Bishop Manufacturing
                     of New England)                              31,000         Owned

Bridgeport,          Fabrication (Bishop Manufacturing Co.)                     Leased
  Connecticut        Fabrication (Vinyl Building Specialties
                     of Connecticut)                              75,000

Farmingdale,
 New York            Distribution (Atrium Door & Window
                     Distributors of New York)                    6,000        Leased
                                                               ---------

                                       Total                   1,422,961
                                                               =========


    *Leased from an affiliate of certain stockholders. See "Certain Transactions -- Other."

    The Company believes that its manufacturing plants are generally in good operating condition and are adequate to meet anticipated future requirements.


    The Company recently moved its corporate headquarters to Dallas, Texas. The new facilities offer approximately 11,000 square feet and are leased for a seven-year term.

BACKLOG AND MATERIAL CUSTOMERS


    The Company has no material long-term contracts. Orders are generally filled within 7 days of receipt. The Company's backlog is subject to fluctuation due to various factors, including the size and timing of orders for the Company's products and is not necessarily indicative of the level of future revenue. For the year ended December 31, 1996, no customer accounted for more than 10% or more of the Company's sales.


GOVERNMENT REGULATION AND ENVIRONMENTAL MATTERS

    The Company is subject to numerous federal and state statutes and regulations relating to, among other things, air and water quality, the discharge of materials into the environment and safety and health issues. The Company does not expect compliance with such provisions to have a material impact on the Company's earnings or competitive position in the foreseeable future. Additionally, no significant capital expenditures are anticipated related to compliance with such provisions.


    The Company is involved in various stages of investigation and cleanup relative to environmental protection matters, some of which relate to waste disposal sites. The potential costs related to such matters and the possible impact thereof on future operations are uncertain due in part to: the uncertainty as to the extent of pollution; the complexity of Government laws and regulations and their interpretations; the varying costs and effectiveness of alternative cleanup technologies and methods; the uncertain level of insurance or other types of recovery; and the questionable level of the Company's involvement. The Company is a named party in several government enforcement and private actions associated with old waste disposal sites, some of which are on the U.S. Environmental Protection Agency's Superfund priority list. These actions seek cleanup cost and, in some cases, damages for alleged personal injury or property damage. The Company does not believe, based upon the information available at this time, that the outcome of the matters discussed above will have a material adverse effect on the Company's financial condition, results of operations or liquidity.



LEGAL PROCEEDINGS

    The Company is involved from time to time in litigation arising in the ordinary course of its business, none of which, after giving effect to the Company's existing insurance coverage, is expected to have a material adverse effect on the Company.


                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES


    The following table provides information concerning the directors and the executive officers of the Company. The directors of the Company are also the directors of Holding. All directors hold office until the next annual meeting of stockholders of Holding and until their successors have been duly elected and qualified. The parties to the Stock Purchase Agreement have agreed to take all actions required to cause the Board of Directors of Holding at all times to consist of at least five directors, of whom one shall be designated by the Fojtasek shareholder group, one shall be designated by Heritage Fund I, L.P. and the remainder shall be designated by Hicks Muse and Hicks Muse Affiliates.




    NAME                             AGE                     POSITION
    ----                             ---                     --------
Randall S. Fojtasek . . . . . .      33  President, Chief Executive Officer and Director
Louis W. Simi, Jr.  . . . . . .      56  Executive Vice President and General Manager of Skotty Aluminum
Jeff L. Hull  . . . . . . . . .      31  Corporate Controller and Secretary
Howard S. Saffan  . . . . . . .      37  Vice President and General Manager of Bishop
Russell S. Fojtasek . . . . . .      35  Vice President and Plant Manager of Skotty Aluminum
Horace T. Hicks . . . . . . . .      60  Vice President and General Manager of H-R Windows
Arthur G. Frost . . . . . . . .      64  Vice President and General Manager of Extruders
Michael J. Hillmeyer  . . . . .      57  General Manager of Atrium Wood and Atrium Vinyl
John R. Muse  . . . . . . . . .      45  Director
Michael J. Levitt . . . . . . .      38  Director
Stephen M. Humphrey . . . . . .      52  Director
C. Dean Metropoulos . . . . . .      49  Director
Michel Reichert . . . . . . . .      46  Director


    Randall S. Fojtasek has served as President and Chief Executive Officer of the Company since 1993. From 1990 to 1993, he served as Vice President of Operations and General Manager of Atrium Door & Window Company. Mr. Fojtasek also is a director of Holding.

    Louis W. Simi, Jr. has served as General Manager of Skotty Aluminum since 1971 and has served in other capacities with the Company since 1966. In 1993, Mr. Simi was promoted to the position of Executive Vice President of the Company with oversight for the Company's operations.


    Jeff L. Hull has served as Corporate Controller since April 1996 and Secretary since December 1996. From June 1995, Mr. Hull managed the asset/liability department of AmVestors Financial Corporation (NYSE:AMV). From 1990 to 1995, he was an audit manager with the accounting firm of Deloitte & Touche. Mr. Hull is a certified public accountant.


    Howard S. Saffan has served as Vice President and General Manager of Bishop since the Bishop acquisition in September 1996. From 1986 to 1996, Mr. Saffan served as Chairman of the Board and Chief Executive Officer of Bishop. Prior to 1986, Mr. Saffan held positions with the law firms of Sullivan and Cromwell, PC, and Ottenbourg, Seindeler, Houston and Rosen and with the Securities and Exchange Commission.

    Russell S. Fojtasek, Randall S. Fojtasek's brother, has served as Vice President and Plant Manager of Skotty Aluminum since 1992. From 1983 to 1992, Mr. Fojtasek served in various capacities for Skotty Aluminum.

    Horace T. Hicks has served as Vice President and General Manager of H-R Windows since 1993. From 1988 to 1993, he was the General Manager of H-R Windows. Mr. Hicks has worked in the window and door fabrication industry since 1953.

    Arthur G. Frost has served as Vice President and General Manager of Extruders since 1977. Mr. Frost has approximately 20 years of experience in the extrusion industry.

    Michael J. Hillmeyer has served as General Manager of Atrium Wood and Atrium Vinyl since July 1996. From 1991 to 1996, Mr. Hillmeyer was employed by the Construction Products Group of Aluminum Company of America ("Alcoa"), serving as Vice President and General Manager of Alcoa Vinyl Window from 1994 to 1996 and as Vice President of Manufacturing and Engineering for Caradco Window from 1991 to 1994. Prior to joining Alcoa, Mr. Hillmeyer was Vice President of Manufacturing for Peachtree Doors, Inc.


    John R. Muse became a director of the Company in November 1996 concurrently with the closing of the Transaction. Mr. Muse is a Managing Director and Principal of Hicks Muse. Prior to the formation of Hicks Muse in 1989, Mr. Muse headed the merchant/investment banking operations of Prudential Securities in the Southwestern region of the United States. Mr. Muse also serves as a director of Hedstrom Corporation, Hat Brands, The Morningstar Group, Inc. (NASDAQ:MSTR), Crain Holdings Corp., Ghirardelli Chocolate Company and Olympus Real Estate Corporation.


    Michael J. Levitt became a director of the Company in November 1996 concurrently with the closing of the Transaction. Mr. Levitt is a Managing Director and Principal of Hicks Muse. Before joining Hicks Muse, Mr. Levitt was a Managing Director and Deputy Head of Investment Banking with Smith Barney Inc. from 1993 through 1995. From 1986 through 1993, Mr. Levitt was with Morgan Stanley & Co. Incorporated, most recently as a Managing Director responsible for the New York-based Financial Entrepreneurs Group. Mr. Levitt also serves as a director of Ghirardelli Chocolate Company and International Home Foods, Inc.


    Stephen M. Humphrey became a director of the Company in November 1996 concurrently with the closing of the Transaction. From 1994 to 1996, Mr. Humphrey served as President and Chief Executive Officer of National Gypsum Company. Prior to joining National Gypsum, Mr. Humphrey served as President of On-Highway Products from 1991 to 1994 and Executive Vice President from 1989 to 1991. On-Highway Products is a subsidiary of Rockwell International Corporation (NASDAQ: ROK).


    C. Dean Metropoulos became a director of the Company in November 1996 concurrently with the closing of the Transaction. Mr. Metropoulos is the Chief Executive Officer of C. Dean Metropoulos & Co., a management services company. From 1983 through 1993, Mr. Metropoulos served as President and Chief Executive Officer of Stella Foods, Inc. Before then, Mr. Metropoulos served in a variety of U.S. and international executive positions with GTE Corporation, including Vice President and General Manager-Europe and Vice President and Controller, GTE

International. Mr. Metropoulos also serves as a director of The Morningstar Group Inc. (NASDAQ:MSTR), Ghirardelli Chocolate Company and International Home Foods, Inc.


    Michel Reichert has been a director of the Company since 1995. Mr. Reichert is the managing general partner of Heritage Partners, Inc., a Boston-based principal investment firm. Prior to founding Heritage Partners, Inc. in 1993, Mr. Reichert was a Managing Director of BancBoston Capital's Equity Partners, a direct equity investment unit of Bank of Boston. In addition to serving as a director of Holding, Mr. Reichert is a director of AmerTac Holdings, Inc., Jordan's Foods and Klearfold, Inc.

EXECUTIVE COMPENSATION

    The following table sets forth certain information concerning compensation of the Company's Chief Executive Officer and its four other most highly compensated executive officers (collectively, the "Named Officers") for services rendered in all capacities during the fiscal year ended December 31, 1996:

                               COMPENSATION TABLE


                                                                                                          LONG-TERM
                                                                          ANNUAL COMPENSATION           COMPENSATION
                                                                 ------------------------------------   -------------
                  NAME AND PRINCIPAL POSITION                      SALARY       BONUS      OTHER (2)      OPTIONS #
 -------------------------------------------------------------   ---------   -----------   ----------   -------------
 Randall S. Fojtasek . . . . . . . . . . . . . . . . . . . .     $303,865    $3,075,000(1)   $221,500(3)  2,195,222
    President and Chief Executive Officer

 Louis W. Simi, Jr.  . . . . . . . . . . . . . . . . . . . .      125,008       270,681       282,886(3)    161,237
    Executive Vice President and General Manager of Skotty
    Aluminum

 Howard S. Saffan  . . . . . . . . . . . . . . . . . . . . .      114,010       990,875(4)         --       700,000
    Vice President and General Manager of the
    Bishop Companies

 Arthur G. Frost . . . . . . . . . . . . . . . . . . . . . .      100,006       224,701       716,711(3)    120,707
    Vice President and General Manager of Extruders

 Horace T. Hicks . . . . . . . . . . . . . . . . . . . . . .      100,006       110,938       123,172(3)     60,353
    Vice President and General Manager of H-R Windows



(1) Includes one-time bonus in the amount of $3,000,000 for completion of the Transaction.


(2) Perquisites related to automobile allowances are excluded since the aggregated amounts are the lesser of $50,000 or 10% of the total annual salary.



(3) In connection with the Heritage Transaction, certain members of management were granted options at below fair market prices. Accordingly, compensation expense is being recognized for financial statement purposes. Upon completion of the Transaction and the exercise of these options, the compensatory portion of the options were reflected in the individual's wages and in the Company's financial statements. See "Aggregated Option
    Exercises" table for total value realized upon exercise, including the non-compensatory portion.


(4) Includes $940,875 of bonus received while serving as Chairman of the Board and Chief Executive Officer of the Bishop Companies.

                       OPTION GRANTS IN LAST FISCAL YEAR



                                                         INDIVIDUAL GRANTS
                                                     -------------------------
                                                     % OF TOTAL                               POTENTIAL REALIZABLE VALUE AT
                                        NUMBER OF      OPTIONS                                    ASSUMED ANNUAL RATES OF
                                       SECURITIES    GRANTED TO                                 STOCK PRICE APPRECIATION
                                       UNDERLYING     EMPLOYEES    EXERCISE OR                     FOR OPTION TERM (1)
                                        OPTIONS       IN FISCAL    BASE PRICE   EXPIRATION     ---------------------------
                NAME                   GRANTED(#)       YEAR         ($/SH)         DATE          5%($)          10%($)
                ----                  ------------   -----------   -----------   -----------   ------------   ------------
 Randall S. Fojtasek .........        1,333,333(2)     32.5          .01          11/27/2006      2,159,999   3,439,999
                                        861,889(3)     21.0         1.00          11/27/2006        542,990   1,370,404
 Louis W. Simi, Jr ...........          161,237(4)      3.9         1.00          11/27/2006        101,579     256,367
 Howard S. Saffan ............          700,000(3)     17.0         1.00          11/27/2006        441,000   1,113,000
 Arthur G. Frost .............          120,707(5)      2.9         1.00          11/27/2006         76,045     191,924
 Horace T. Hicks .............           60,353(4)      1.5         1.00          11/27/2006         38,022      95,961


(1) The assumed rates are compounded annually for the full terms of the options.


(2) Options vested November 27, 1996 concurrent with the Transaction. Compensation expense of $1,320,000, representing the aggregate amount by which the fair market value of the shares underlying the options exceed their exercise price, was recognized in the Company's financial statements in the fourth quarter of 1996.


(3) Options vest ratably each day during the first three years of the option period and may be exercised at such time as the Company's board of directors determines in good faith that an 8% internal rate of return has been achieved on Hicks Muse's investment in the Company.

(4)      Options vest ratably over five years.

(5) 20% of the Options will vest each year for the first 2 years of the option period, with the remaining Options to vest at the end of the third year.



              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                              FY-END OPTION VALUES


                                                                     NUMBER OF
                                                                     SECURITIES               VALUE OF
                                                                     UNDERLYING              UNEXERCISED
                                                                     UNEXERCISED            IN-THE-MONEY
                                                                     OPTIONS AT              OPTIONS AT
                                                                      FY-END(#)               FY-END($)
                             SHARES ACQUIRED        VALUE           EXERCISABLE/            EXERCISABLE/
           NAME               ON EXERCISE(#)     REALIZED($)        UNEXERCISABLE           UNEXERCISABLE
           ----             -----------------   -------------   --------------------   ----------------------
 Randall S. Fojtasek ........         253,850         253,850      1,333,333/861,889   1,333,333/--
 Louis W. Simi, Jr. .........         286,929         286,926             --/511,237          --/350,000
 Howard S. Saffan ...........              --              --             --/700,000          --/--
 Arthur G. Frost ............         721,919         721,919             --/320,707          --/200,000
 Horace T. Hicks ............         125,329         125,329             --/160,353          --/100,000

COMPENSATION AND INCENTIVE PROGRAM

  BONUS PLAN

         The Company maintains a bonus plan providing for annual bonus awards to certain key general managers. Such bonus amounts are based on the Company and the divisions meeting certain performance goals established by the Company's Board of Directors.

  OTHER BENEFIT PROGRAMS

         The executive officers also participate in other employee benefit programs including health insurance, group life insurance, and a savings and supplemental retirement plan (the "401(k) Plan") on the same basis as other employees of the Company.

  EMPLOYMENT AGREEMENTS


         On November 27, 1996, the Company entered into an employment agreement with Randall S. Fojtasek, pursuant to which Mr. Fojtasek serves as President and Chief Executive Officer. Pursuant to the agreement, Mr. Fojtasek receives an annual base salary in the amount of $350,000, subject to increase at the discretion of the Board of Directors, and such benefits as are customarily accorded to other executives of the Company and such other benefits as the Board of Directors may establish. In addition, Mr. Fojtasek shall be eligible to receive an annual performance bonus in such amount, if any (which amount shall not exceed $150,000), as determined by the Board of Directors pursuant to the annual performance bonus plan adopted by the Board. Holding granted to Mr. Fojtasek a warrant exercisable for 2,195,222 shares of Common Stock. Of such shares, up to 1,333,333 may be immediately purchased upon exercise of the warrant at a price of $0.01 per share, and the remaining 861,889 shares may be purchased upon exercising the warrant at a price of $1.00 per share, with the right to purchase such shares vesting ratably each day during the first three years of the term of the warrant, provided that the Board of Directors has determined in good faith that the affiliates of Hicks Muse have achieved an internal rate of return of at least 8% on their investment in the shares of Common Stock purchased pursuant to the Transaction. Mr. Fojtasek's agreement terminates three years after November 27, 1996. If his employment with the Company is terminated without cause (as defined), or if Mr. Fojtasek terminates his employment for good reason (as defined), the Company shall pay to Mr. Fojtasek (i) in a lump sum cash in the amount of his annual base salary earned or accrued through the termination date, reimbursement of his reasonable and necessary expenses, any unpaid accrued vacation pay and any amount arising from his benefits to be received pursuant to the Company's investment plans, (ii) in regular installments his annual base salary (plus an amount in reimbursement for certain expenses equal to $2,000 per month) for a period that ends on the later of (A) the last day of his employment term or (B) 18 months from the termination date and (iii) an annual bonus in the amount equal of $50,000 for each year in the remainder of his employment term. Mr. Fojtasek agreed not to compete with the Company until the later of the expiration of the term of his employment agreement and 18 months after the termination of his employment under the agreement.


         In connection with the Heritage Transaction in 1995, the Company entered into five-year noncompete agreements with Randall S. Fojtasek and Russell S. Fojtasek, in exchange for which such officers were paid one-time payments of $2,000,000 and $250,000, respectively.

         Messrs. Simi, Hicks, Frost and Saffan have entered into employment agreements with the Company. The compensation to be provided to Messrs. Simi, Hicks, Frost and Saffan under their agreements includes an annual base salary of $125,000, $100,000, $100,000 and $150,000, respectively, subject to increases at the discretion of the Board of Directors, and such benefits as are customarily accorded the executives of the Company. In addition, Messrs. Simi, Hicks and Frost are eligible for incentive bonuses equal to 3% of the pre-tax profits of the Company divisions that they manage and Mr. Saffan is eligible for an incentive bonus equal to 2% of the pre-tax profits of the divisions that he manages.

         Each of Messrs. Simi's, Hicks' and Frost's employment agreement terminates on December 31, 1997. If any of Messrs. Simi's, Hicks' or Frost's employment with the Company is terminated by the Company for any reason other than for cause (as defined), such individual will continue to be paid his salary for 12 months, together with the incentive bonus, pro-rated to the date of termination, unless such termination follows a change of control, in which case he is to be paid the following for the remaining term of his agreement: his then current salary and the incentive bonus based on an average of his division's pre-tax profit for the three preceding fiscal years. If any of Messrs. Simi, Hicks or Frost terminates his employment prior to the expiration of his agreement's term (and, in Mr. Hicks' case, for any reason other than a material breach of his agreement by the Company), and he has not materially breached any provision of his agreement, such individual will be paid his salary through the date of termination, together with the incentive bonus, pro-rated to the date of termination.

         The initial term of Mr. Saffan's employment agreement continues through July 1, 1999, and is renewed automatically for additional 1 year terms unless terminated by either party. Mr. Saffan's employment agreement may be terminated immediately by the Company for cause (as defined), by him on 30 days written notice, or by the Company upon 90 days written notice and the payment
(i) his base salary through remainder of the initial or renewal term as applicable plus (ii) any incentive bonus pro-rated from the first day of the then current incentive period to the date of such termination plus (iii) if coverage under the Company's health plan is elected, coverage on the same basis as prior to termination for a period of twelve months.

         Each of Messrs. Simi and Frost have agreed not to compete with the Company in certain geographic areas for so long as the Company pays salary to him and for a period of one year thereafter. Mr. Saffan has agreed not to compete with the Company in certain geographic areas, or to divert any customers to competitors or to solicit other employees to leave the employment of the Company for a period of one year after the termination of his employment agreement. Mr. Hicks has agreed not to compete with the Company in certain geographic areas for so long as the Company pays salary to him and for a period of one year thereafter, provided that the Company has not materially breached his employment agreement, and provided that if he completes the full term of his employment agreement and he and the Company do not agree on mutually acceptable terms for the continuation of his employment, and if he has not materially breached his employment agreement, he shall not be restricted from engaging in competition with the Company.

DIRECTOR LIABILITY

         As authorized by the Delaware General Corporation Law ("GCL"), the Company's Certificate of Incorporation (the "Certificate") provides that, to the full extent permitted by the GCL or any other applicable laws as presently or hereafter in effect, no Director of the Company in his or her capacity shall be personally liable to the Company in his or her capacity as director of the Company. The GCL does not permit limitation of liability of any director (i) for breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (iv) for any transaction from which the director derived an improper personal benefit. The Company has entered into certain agreements ("Indemnification Agreements") with each of its directors and executive officers designed to give effect to the foregoing provisions of the Certificate and to provide certain additional assurances against the possibility of uninsured liability. The effect of these provisions and the Indemnification Agreements will be to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from negligence or gross negligence) except in the situations described in clauses (i)-(iv) of the second sentence of this paragraph. These provisions and the Indemnification Agreements will not alter the liability of Directors of the Company under federal securities laws.

                 BENEFICIAL OWNERSHIP AND CERTAIN TRANSACTIONS

STOCK OWNERSHIP

         The Company is a wholly-owned subsidiary of Atrium Corporation. Atrium Corporation's address is P.O. Box 226957, Dallas, Texas 75222. The following table sets forth certain information regarding the beneficial ownership of Common Stock of Atrium Corporation, by each person who owns beneficially more than 5% of the outstanding Common Stock of Atrium Corporation and by the directors and certain executive officers of Atrium Corporation. Unless otherwise indicated below, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their shares of Common Stock.

 ATRIUM CORPORATION SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

                                                                                  NUMBER OF      PERCENTAGE
                                                                                   SHARES         OF SHARES
                                                                               --------------   -------------
 5% Stockholders:
 Hicks Muse parties (1) ....................................................   32,000,000             79.0%
         c/o Hicks, Muse, Tate & Furst Incorporated
         200 Crescent Court, Suite 1600
         Dallas, Texas 75201

 Heritage Fund I, L.P. .....................................................    3,525,000              8.7%
         30 Rowes Wharf
         Suite 300
         Boston, Massachusetts 02110

 Officers and Directors:
 Randall S. Fojtasek (2) ...................................................    2,333,333              5.8%
 Louis W. Simi, Jr .........................................................           --               --
 Horace T. Hicks ...........................................................           --               --
 Howard S. Saffan (3) ......................................................      750,000              1.9%
 Arthur G. Frost ...........................................................           --               --
 John R. Muse (1) ..........................................................   32,000,000             79.0%
 Michael J. Levitt (1) .....................................................   32,000,000             79.0%
 Stephen M. Humphrey .......................................................      100,000              0.3%
 C. Dean Metropoulos .......................................................      100,000              0.3%
 Michel Reichert (4) .......................................................    3,525,000              8.7%
 All directors and executive officers as a group (13 persons) ..............   39,858,333             99.2%


--------------------------

(1) Includes shares owned of record by HM3 Coinvestors, L.P. ("Coinvestors") and Hicks, Muse, Tate & Furst Equity Fund III, L.P. ("Hicks Muse Fund III, L.P."). The ultimate general partner of each of Coinvestors and Hicks Muse Fund III, L.P. is Hicks, Muse Fund III Incorporated. Thomas O. Hicks, whose address is the same as that for Hicks Muse, is a controlling stockholder of Hicks Muse and serves as its Chairman of the Board, Chief Executive Officer, Chief Operating Officer, President and Secretary. Accordingly, Mr. Hicks may be deemed to be the beneficial owner of these shares. Mr. Hicks disclaims beneficial ownership of these shares. Each of Mr. Muse and Mr. Levitt is a Managing Director and Principal of Hicks Muse and may also be deemed a beneficial owner of these shares. Each of them disclaims such beneficial ownership.


(2) Includes 1,333,333 shares that Mr. Fojtasek has the right to acquire within 60 days of the Closing Date upon exercise of certain warrants granted to him in connection with the Transaction. Excludes 73,989 shares subject to another warrant granted to Mr. Fojtasek that will vest daily for three years from the Closing Date subject to the satisfaction of an internal rate of return condition.



(3) Excludes 60,091 shares subject to an option granted to Mr. Saffan will vest daily for three years from the Closing Date subject to the satisfaction of an internal rate of return condition.


(4) Includes shares owned by Heritage of which Mr. Reichert is managing general partner. Accordingly, Mr. Reichert may be deemed to be the beneficial owner of these shares. Mr. Reichert disclaims beneficial ownership of these shares.

CERTAIN TRANSACTIONS

The Acquisition of Bishop


         Pursuant to a Stock Purchase Agreement dated September 27, 1996 (the "Bishop Stock Purchase Agreement"), effective on September 30, 1996, Howard S. Saffan and the other stockholder of Vinyl Building Specialties of Connecticut, Inc. ("VBS") and Bishop Manufacturing Co. of New York, Inc. ("BNY") sold to Fojtasek certain of the outstanding shares of capital stock of VBS and BNY for an aggregate of approximately $13.0 million cash and 9% of the shares of Common Stock of Holding then outstanding. Simultaneously with such sale, pursuant to a Securities Exchange Agreement dated as of August 22, 1996 (the "Bishop Exchange Agreement"), Howard S. Saffan and the other stockholder of VBS and BNY exchanged the remaining outstanding shares of capital stock of such corporations for newly-issued shares of capital stock of newly-formed Holding. At such time, the holders of the outstanding shares of capital stock of FCI Holding, including Heritage, Joe Fojtasek, Randall S. Fojtasek and Russell S. Fojtasek, also exchanged all of such outstanding shares for shares of capital stock of Holding, with the result that FCI Holding became a wholly-owned subsidiary of Holding. Holding then contributed the shares of the capital stock of VBS and BNY acquired by it pursuant to the Bishop Exchange Agreement to Fojtasek, with the result that VBS and BNY became wholly-owned subsidiaries of Fojtasek. Howard S. Saffan received approximately $6.0 million and 4.2% of the outstanding shares of common stock of Holding in connection with the transaction. In exchange for all of their outstanding shares of common stock of FCI Holdings, Heritage, Joe Fojtasek, Randall S. Fojtasek and Russell S. Fojtasek received approximately 55.2%, 19.6%, 9.9% and 3.4%, respectively, of the outstanding shares of voting and nonvoting common stock of Holding. Heritage also received in exchange for the Heritage FCI Holding Warrant and the Heritage FCI Holding Preferred Stock substantially similar securities of Holding.


         Pursuant to the Bishop Stock Purchase Agreement, the former shareholders of VBS and BNY will receive as deferred payment for the shares of VBS and BNY sold thereunder (i) $500,000 if the Consolidated EBIT (as defined) of Bishop for the period from July 1, 1996 through December 31, 1996 is at least $1.5 million and (ii) $500,000 if the Consolidated EBIT of Bishop for the year ending December 31, 1997 is at least $2.5 million. Howard S. Saffan will receive 50% of any amounts so paid. In connection with the acquisition of Bishop, Howard S. Saffan also entered into a three-year employment agreement pursuant to which he will receive an annual salary of $150,000 plus an amount equal to 2% of Bishop's income from operations.

  The Transaction

         The descriptions set forth below do not purport to be complete and are qualified in their entirety by reference to the applicable agreements, including the Stock Purchase Agreement, dated as of November 7, 1996, between affiliates of Hicks Muse ("Hicks Muse Affiliates"), Holding and certain stock and option holders of Holding (the "Stock Purchase Agreement"). In connection with the Transaction, Heritage, Joe Fojtasek, Randall S. Fojtasek, Russell S. Fojtasek and Howard S. Saffan received Redemption payments relating to their shares of Common Stock, warrants and options of $33.4 million (net of the $2.0 million reduction described below), $9.7 million, $4.7 million, $1.7 million and $2.0 million, respectively. In addition, Heritage received Redemption payments on account of its preferred stock of Holding of approximately $12.5 million (including cumulative dividends in arrears). Upon the closing of the Transaction, the Company paid Randall S. Fojtasek a bonus of $3.0 million. Pursuant to an agreement between Heritage and Holding, $2.0 million of Redemption payments that would otherwise have been payable to Heritage were withheld by Holding for the purpose of funding a portion of such bonus. See "The Transaction" and "Management -- Compensation and Incentive Program."

         On the Closing Date, the Company, certain stockholders of the Company, Hicks Muse and Hicks Muse Affiliates entered into a stockholders agreement (the "Stockholders Agreement") under which the parties agreed to take all actions required to cause the Board of Directors of Holding at all times to consist of at least five directors, of whom one shall be designated by Joe Fojtasek, Randall S. Fojtasek, Russell S. Fojtasek and Howard S. Saffan, one shall be designated by Heritage Fund I, L.P. and the remainder shall be designated by Hicks Muse and Hicks Muse Affiliates.

         The parties to the Stockholders Agreement agreed, until the earlier of
(i) the tenth anniversary of the date of the Stockholders Agreement or (ii) the consummation of a firm commitment initial public offering, that in connection with any sale by Hicks Muse Affiliates of more than 50% of their shares of Holding Common Stock, Hicks Muse

Affiliates shall have the right to require each other stockholder who is a party to the Stockholders Agreement to sell the portion of its Common Stock that represents the same percentage of the Fully-Diluted Common Stock (as defined) held by that stockholder as the shares being disposed of by Hicks Muse Affiliates represent of the Fully-Diluted Common Stock held by Hicks Muse Affiliates. At least 30 days prior to the closing of any sale by Hicks Muse Affiliates (including a sale described in the preceding sentence in connection with which Hicks Muse Affiliates do not exercise their right to require such other stockholders to participate in the sale), Hicks Muse shall cause Hicks Muse Affiliates to offer to include in the sale the percentage of each such other stockholder's Common Stock that represents the same percentage of the Fully-Diluted Common Stock held by that stockholder as the shares being disposed of by Hicks Muse Affiliates represent of the Fully-Diluted Common Stock held by Hicks Muse Affiliates; provided that only stockholders which are Accredited Investors (as defined in Rule 501(a)(1), (2), (3) and (7) under the Securities Act) shall be entitled to participate in sales in which the consideration for the sale includes securities, unless the transferee consents otherwise. If any such stockholder accepts the offer, Hicks Muse shall cause Hicks Muse Affiliates to reduce, to the extent necessary, the number of shares of Common Stock it otherwise would have sold in the proposed transfer so as to permit those stockholders who have accepted the offer to sell the number of shares of Common Stock that they are entitled to sell under the above terms. The rights described above do not apply to any exchange, reclassification or other conversion of the shares pursuant to a merger or consolidation of Holding or any subsidiary or to a sale or transfer by Holding or any subsidiary of substantially all its assets. In addition, these rights do not apply to any transfer, sale or disposition of shares of Common Stock solely among the members of Hicks Muse Affiliates.

         Pursuant to the Stockholders Agreement, the stockholders who are parties to the Stockholders Agreement that are not Hicks Muse Affiliates agreed, until the earlier of (i) the tenth anniversary of the date of the Stockholders Agreement or (ii) the consummation of a firm commitment initial public offering, not to sell any Common Stock or securities that are exercisable for or convertible into Common Stock without first notifying Hicks Muse and affording Hicks Muse an opportunity to buy all, but not less than all, of the offered shares on terms and conditions of the proposed transfer by the non-Hicks Muse Affiliates stockholders. If Hicks Muse or an assignee of Hicks Muse rejects the non-Hicks Muse Affiliates stockholder's offer, the stockholder may transfer within 30 days all, but not less than all, of the offered securities on terms no more favorable than those proposed to Hicks Muse, provided that the transfer complies with the Securities Act. If the securities are not so transferred, and the non-Hicks Muse Affiliates stockholder still desires to transfer the securities, the securities must be reoffered to Hicks Muse.

         Until the tenth anniversary of the date of the Stockholders Agreement and subject to certain exceptions, Holding agreed not to issue or sell or permit any Affiliated Successor (as defined) to issue or sell, any shares of Common Stock or securities that are exercisable for or convertible into Common Stock, without first notifying each stockholder and offering to sell to any stockholder who is an Accredited Investor, on the same terms, all or part of that stockholder's pro rata portion of such securities as calculated under the provisions of the Stockholders Agreement.

         The Stockholders Agreement includes registration rights provisions under which Hicks Muse, on behalf of Hicks Muse Affiliates, will be entitled to exercise three demand and an unlimited number of "piggyback" registration rights, and Randall S. Fojtasek, on behalf of certain non-Hicks Muse Affiliates, or Heritage, on behalf of certain affiliates of Heritage, will be entitled to make (in the aggregate) one demand and an unlimited number of piggyback registrations to require Holding to register under the Securities Act certain shares of Common Stock held by them. Hicks Muse may exercise its demand rights if the offering shall be a firm commitment initial underwritten offer of Holding's Common Stock under the Securities Act where the proceeds to Holding exceed $10 million and after such offering such shares are listed on the New York Stock Exchange or quoted or listed on the NASDAQ National Market, and either Hicks Muse, Randall S. Fojtasek or Heritage may exercise their respective demand rights for 270 days after the initial underwritten offering. In addition, the demand rights may be exercised only with respect to a number of shares that represent, in the aggregate, more than 4.0% of the Fully-Diluted Common Stock or have an aggregate gross offering price of at least $5.0 million. The exercise of the demand and piggy-back rights are subject to other limitations and conditions that are customary in registration rights agreements.

         On the Closing Date, Holding and the Company entered into a ten-year agreement (the "Monitoring and Oversight Agreement") with an affiliate of Hicks Muse ("Hicks Muse Partners") pursuant to which Holding and the Company agreed to pay Hicks Muse Partners an annual fee of $320,000 for oversight and monitoring services to the Company. The annual fee is adjustable on January 1 of each calendar year to an amount equal to 0.2% of the budgeted consolidated net sales of the Company and its subsidiaries for the then-current fiscal year, but in no event may the fee be less than $320,000. Upon the acquisition by the Company or any of its subsidiaries of another entity or business, the fee shall be adjusted prospectively in the same manner using the pro forma budgeted consolidated annual net sales of the Company and its subsidiaries (including the sales of the acquired entity or business). John R. Muse and Michael J. Levitt, directors of Holding and the Company, are each principals of Hicks Muse Partners. In addition, Holding and the Company, jointly and severally, have agreed to indemnify Hicks Muse Partners, its affiliates, and their respective directors, officers, controlling persons, agents and employees from and against all claims, liabilities, losses, damages, expenses and fees related to or arising out of or in connection with the services rendered by Hicks Muse Partners under the Monitoring and Oversight Agreement and not resulting primarily from the bad faith, gross negligence or willful misconduct of Hicks Muse Partners. The Monitoring and Oversight Agreement makes available to the Company and its subsidiaries the personnel resources of Hicks Muse Partners concerning a variety of financial and operational matters. The services that have been and will continue to be provided to the Company by Hicks Muse Partners could not otherwise be obtained by the Company without the addition of personnel or the engagement of outside professional advisors. In the Company's opinion, the fees provided for under the Monitoring and Oversight Agreement reasonably reflect the benefits received and to be received by Holding and the Company.


         On the Closing Date, Holding and the Company also entered into a ten-year agreement (the "Financial Advisory Agreement"), pursuant to which Hicks Muse Partners received a financial advisory fee of $2.0 million on the Closing Date as compensation for its services as financial advisor to the Company in connection with the Transaction. Hicks Muse Partners also will be entitled to receive a fee equal to 1.5% of the "transaction value" (as defined) for each "add-on transaction" (as defined) in which the Company or any of its subsidiaries is involved. The term "transaction value" means the total value of the add-on transaction, including without limitation, the aggregate amount of the funds required to complete the add-on transaction (excluding any fees payable pursuant to the Financial Advisory Agreement), including the amount of any indebtedness, preferred stock or similar items assumed (or remaining outstanding). The term "add-on transaction" means any future proposal for a tender offer, acquisition, sale, merger, exchange offer, recapitalization, restructuring or other similar transaction directly involving the Company or any of its subsidiaries, and any other person or entity. In addition, Holding and the Company, jointly and severally, will indemnify Hicks Muse Partners, its affiliates, and their respective directors, officers, controlling persons, agents and employees from and against all claims, liabilities, losses, damages, expenses and fees related to or arising out of or in connection with the services rendered by Hicks Muse Partners under the Financial Advisory Agreement and not resulting primarily from the bad faith, gross negligence or willful misconduct of Hicks Muse Partners. The Financial Advisory Agreement makes available to the Company and its subsidiaries the personnel resources of Hicks Muse Partners concerning a variety of financial and operational matters. The services that have been and will continue to be provided by Hicks Muse Partners could not otherwise be obtained by the Company without the addition of personnel or the engagement of outside professional advisors. In the Company's opinion, the fees provided of under the Financial Advisory Agreement reasonably reflect the benefits received and to be received by the Company.


         On the Closing Date, the Company entered into indemnification agreements with each of its directors and executive officers under which the Company will indemnify the director or officer to the fullest extent permitted by law, and to advance expenses, if the director or officer becomes a party to or witness or other participant in any threatened, pending or completed action, suit or proceeding (a "Claim") by reason of any occurrence related to the fact that the person is or was a director, officer, employee, agent or fiduciary of the Company or a subsidiary of the Company or another entity at the Company's request (an "Indemnifiable Event"), unless a reviewing party (either outside counsel or a director or directors appointed by the Board of Directors) determines that the person would not be entitled to indemnification under applicable law. In addition, if a change in control or a potential change in control of the Company occurs and if the person indemnified so requests, The Company will establish a trust for the benefit of the indemnitee and fund the trust in an amount sufficient to satisfy all expenses reasonably anticipated at the time of the request to be incurred in connection with any Claim relating to an Indemnifiable Event. The reviewing party will determine the amount deposited in the trust. An indemnitee's rights under his or her indemnification agreement are not exclusive of any other rights under the Company's Articles of Incorporation or By-Laws or applicable law.

         At the closing of the Transaction, Holding entered into a Replacement Option Agreement with certain of its option holders under which such option holders are entitled to acquire upon exercise of such option shares of Common Stock.

         Holding and certain of its option holders entered into Disposition Option Agreements under which such option holders were granted the right to acquire, under certain circumstances, shares of Common Stock. On the Closing Date, all such Disposition Option Agreements were redeemed by Holding in exchange for an aggregate of $742,500.

         On the Closing Date, a Hicks Muse Affiliate, Holding, Heritage, Randall S. Fojtasek (on behalf of certain Selling Securityholders) and Citibank, N.A. entered into an indemnification escrow agreement, funded in the amount of $2.0 million by the Selling Securityholders, securing the indemnification obligations of such Selling Securityholders to Hicks Muse and its affiliates (including, after the closing of the Transaction, Holding) under the stock purchase agreement related to the Transaction. On the Closing Date, a Hicks Muse Affiliate, Holding, the Company and Howard Saffan (on behalf of himself and other former Bishop stockholders) entered into another indemnification escrow agreement, funded in the amount of $3.0 million by the former Bishop stockholders, which secured the indemnification obligations of the former Bishop stockholders to the Company and Hicks Muse and its affiliates (including Holding) under the agreements related to the acquisition of Bishop and under the stock purchase agreement related to the Transaction.

Other


         On July 3, 1995, Fojtasek Industrial Properties, Ltd., a limited partnership in which Joe Fojtasek, Randall S. Fojtasek and Russell S. Fojtasek own equity interests of approximately 49.1%, 10.2% and 10.2% respectively executed a lease with the Atrium Wood division with respect to Atrium Wood's and Atrium Vinyl's facility (the "Atrium Lease") and a lease with the H-R Windows division with respect to its facility (the "H-R Windows Lease"). Both leases are absolute net leases. The Atrium Lease is for an initial three-year term with two five-year renewal options. The H-R Windows Lease is for an initial ten-year term with two five-year renewal options. The amounts paid under these two leases totaled $605,338 in 1996. The Company believes the terms of the leases are as favorable as could be obtained from an unaffiliated party. See Note 9 to the Company's Consolidated Financial Statements .

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT

         The Old Notes were sold by the Company on November 27, 1996 in a private placement pursuant to certain exemptions from registration under the Securities Act. In connection with that placement, the Company and the Subsidiary Guarantors entered into the Registration Rights Agreement which requires that the Company and the Subsidiary Guarantors file a registration statement under the Securities Act with respect to the New Notes on or prior to 60 days after the date of issuance of the Old Notes (the "Issue Date") and, upon the effectiveness of that registration statement, offer to the holders of the Old Notes the opportunity to exchange their Old Notes for a like principal amount of New Notes, which will be issued without a restrictive legend and may be reoffered and resold by the holder without registration under the Securities Act. The Registration Rights Agreement further provides that the Company and the Subsidiary Guarantors must use their reasonable best efforts to cause the registration statement with respect to the Exchange Offer to be declared effective within 135 days following the Issue Date and use their reasonable best efforts to consummate the Exchange Offer within 165 days of the Issue Date. A copy of the Registration Rights Agreement has been filed as an exhibit to the registration statement of which this Prospectus is a part.


         In order to participate in the Exchange Offer, a holder must represent to the Company, among other things, that (i) any New Notes to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement with any person to participate in the distribution of the New Notes and (iii) it is not an "affiliate," as defined in Rule 405 of the Securities Act, of the Company or any of the Subsidiary Guarantors, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer should acknowledge that it acquired the Old Notes for its own account as the result of market making activities or other trading activities. Any holder who is unable to make the appropriate representations to the Company will not be permitted to tender the Old Notes in the Exchange Offer and will be required to comply with the registration and prospectus delivery requirements of the Securities Act (or an appropriate exemption therefrom) in connection with any sale or transfer of the Old Notes.


         If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the New Notes. If the holder is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such New Notes.

         The Old Notes are designated for trading in the PORTAL market. To the extent Old Notes are tendered and accepted in the Exchange Offer, the principal amount of outstanding Old Notes will decrease with a resulting decrease in the liquidity in the market therefor. Following the consummation of the Exchange Offer, holders of Old Notes who were eligible to participate in the Exchange Offer but who did not tender their Old Notes will not be entitled to certain rights under the Registration Rights Agreement and such Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the Old Notes could be adversely affected. No assurance can be given as to the liquidity of the trading market for either the Old Notes or the New Notes.

         Based on an interpretation by the Commission's staff set forth in no-action letters issued to third parties unrelated to the Company, the Company believes that, with the exceptions discussed herein, New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any person receiving the New Notes, whether or not that person is the holder (other than any such holder or such other person that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that (i) the New Notes are acquired in the ordinary course of business of that holder or such other person, (ii) neither the holder nor such other person is engaging in or intends to engage in a distribution of the New Notes, and (iii) neither the holder nor such other person has an arrangement or understanding with any person to participate in the distribution of the New Notes. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where those Old Notes were acquired by the broker-dealer as a result of its market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those New Notes.
See "Plan of Distribution."

CONSEQUENCES OF FAILURE TO EXCHANGE

         Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act and applicable state securities laws, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not intend to register the Old Notes under the Securities Act and, after consummation of the Exchange Offer, will not be obligated to do so. Based on an interpretation by the staff of the Commission set forth in a series of no-action letters issued to third parties, the Company believes that, except as set forth in the next sentence, New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by holders thereof (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Old Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such New Notes. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

TERMS OF THE EXCHANGE OFFER

         Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. However, Old Notes may be tendered only in integral multiples of $1,000 in principal amount.

         The form and terms of the New Notes are identical to the form and terms of the Old Notes except that the Old Notes were offered and sold in reliance upon certain exemptions from registration under the Securities Act of 1933, as amended (the "Securities Act"), while the offering and sale of the New Notes in exchange for the Old Notes has been registered under the Securities Act, with the result that the New Notes will not bear any legends restricting their transfer. The New Notes will evidence the same debt as the Old Notes and will be issued pursuant to, and entitled to the benefits of, the Indenture pursuant to which the Old Notes were, and the New Notes will be, issued.

         As of the date of this Prospectus, $100,000,000 aggregate principal amount of the Old Notes were outstanding. The Company has fixed the close of business on _______________ as the record date for the Exchange Offer for purposes of determining the persons to whom this Prospectus, together with the Letter of Transmittal, will initially be sent. As of such date, there were _____ registered holders of the Old Notes. Holders of Old Notes do not have any appraisal or dissenters' rights under the General Corporation Law of the State of Delaware or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder.

         The Company shall be deemed to have accepted validly tendered Old Notes when, as, and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the New Notes from the Company. If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

         Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "The Exchange Offer -- Solicitation of Tenders; Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

         The term "Expiration Date" shall mean 5:00 p.m., New York City time, on _______________, 1997, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. The Company reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, to extend the Exchange Offer or, if any of the conditions set forth under "The Exchange Offer -- Conditions" shall not have been satisfied, to terminate the Exchange Offer, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (ii) to amend the terms of the Exchange Offer in any manner.

INTEREST ON THE NEW NOTES


         The New Notes will bear interest at the rate of 10 1/2% per annum from November 27, 1996, the date of original issuance of the Old Notes, or from the most recent date to which interest has been paid or provided for, whichever is later. No interest will be paid on the Old Notes accepted for exchange.


PROCEDURES FOR TENDERING

         Only a holder of Old Notes may tender the Old Notes in the Exchange Offer. Except as set forth under "The Exchange Offer -- Book Entry Transfer," to tender in the Exchange Offer a holder must complete, sign and date the Letter of Transmittal, or a copy thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver the Letter of Transmittal or copy to the Exchange Agent prior to the Expiration Date. In addition, either (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if that procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "DTC" or the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date, or (iii) the holder must comply with the guaranteed delivery procedures described below. To be tendered effectively, the Old Notes, Letter of Transmittal and other required documents must be received by the Exchange Agent at the address set forth under "The Exchange Offer -- Exchange Agent" prior to the Expiration Date.

         The tender by a holder that is not withdrawn before the Expiration Date will constitute an agreement between that holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

         THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE AND PROPER INSURANCE SHOULD BE OBTAINED. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES, OR NOMINEES TO EFFECT THESE TRANSACTIONS FOR SUCH HOLDERS.

         Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner's behalf. If the beneficial owner wishes to tender on the owner's own behalf, the owner must, prior to completing and executing the Letter of Transmittal and delivering the owner's Old Notes, either make appropriate arrangements to register ownership of the Old Notes in the beneficial owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

         Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined herein) unless Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box titled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by any eligible guarantor institution that is a member of or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program, the Stock Exchange Medallion Program, or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

         If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, the Old Notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as that registered holder's name appears on the Old Notes.

         If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal unless waived by the Company.

         All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that the Company determines are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

         In addition, the Company reserves the right in its sole discretion to purchase or make offers for any Old Notes that remain outstanding after the Expiration Date or, as set forth under "The Exchange Offer -- Conditions," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

         By tendering, each holder will represent to the Company that, among other things, (i) the New Notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder, (ii) if it is not a broker-dealer, neither the holder nor any such other person is engaging in or intends to engage in a distribution of such New Notes, (iii) neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes, and (iv) neither the holder nor any such other person is an "affiliate" (as defined in Rule 405 of the Securities Act) of the Company. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities (other than Old Notes acquired directly from the Company), may participate in the Exchange Offer but may be deemed an "underwriter" under the Securities Act and, therefore, must acknowledge in the Letter of Transmittal that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution."

         In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal (or, with respect to the DTC and its participants, electronic instructions in which the tendering holder acknowledges its receipt of and agreement to be bound by the Letter of Transmittal), and all other required documents. If any tendered Old Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such non-exchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

         The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility system may make book-entry delivery of Old Notes being tendered by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or copy thereof, with any required signature guarantees and any other required documents, must, in any case other than as set forth in the following paragraph, be transmitted to and received by the Exchange Agent at the address set forth under "The Exchange Offer -- Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

         The DTC's Automated Tender Offer Program ("ATOP") is the only method of processing exchange offers through the DTC. To accept the Exchange Offer through ATOP, participants in the DTC must send electronic instructions to the DTC through the DTC's communication system in place of sending a signed, hard copy Letter of Transmittal. The DTC is obligated to communicate those electronic instructions to the Exchange Agent. To tender Old Notes through ATOP, the electronic instructions sent to the DTC and transmitted by the DTC to the Exchange Agent must contain the character by which the participant acknowledges its receipt of and agrees to be bound by the Letter of Transmittal.

GUARANTEED DELIVERY PROCEDURES

         If a registered holder of the Old Notes desires to tender such Old Notes and the Old Notes are not immediately available, or time will not permit such holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent received from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by the Company (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of Old Notes and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and (iii) the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within five NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS

         Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

         For a withdrawal of a tender of Old Notes to be effective, a written or (for DTC participants) electronic ATOP transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of such Old Notes into the name of the person withdrawing the tender, and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, in its sole discretion, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "The Exchange Offer -- Procedures for Tendering" at any time on or prior to the Expiration Date.

CONDITIONS

         Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange New Notes for, any Old Notes, and may terminate the Exchange Offer as provided herein before the acceptance of such Old Notes, if:

         (a) the Exchange Offer shall violate applicable law or any applicable interpretation of the staff of the Commission; or

         (b) any action or proceeding is instituted or threatened in any court or by any governmental agency that might materially impair the ability of the Company to proceed with the Exchange Offer or any material adverse development has occurred in any existing action or proceeding with respect to the Company; or

         (c) any governmental approval has not been obtained, which approval the Company shall deem necessary for the consummation of the Exchange Offer.

    If the Company determines in its sole discretion that any of the conditions are not satisfied, the Company may (i) refuse to accept any Old Notes and return all tendered Old Notes to the tendering holders (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility), (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Old Notes (see "-- Withdrawal Rights") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Old Notes which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five-to-ten-business-day period.

EXCHANGE AGENT

    All executed Letters of Transmittal should be directed to the Exchange Agent. United States Trust Company of New York has been appointed as Exchange Agent for the Exchange Offer. Questions, requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

                        By Registered or Certified Mail,
                        by Overnight Courier or by Hand:


                    United States Trust Company of New York
                                  P.O. Box 844
                                 Cooper Station
                        Attn:  Corporate Trust Services
                         New York, New York  10276-0844



                                    By Hand:
                    United States Trust Company of New York
                                  111 Broadway
                                  Lower Level
                            Corporate Trust Services
                            New York, New York 10006



                             By Overnight Courier:
                    United States Trust Company of New York
                            770 Broadway, 13th Floor
                            New York, New York 10003
                        Attn:  Corporate Trust Services


                                 By Facsimile:
                                 (212) 420-6152

                             Confirm by Telephone:
                                 (800) 548-6565


SOLICITATIONS OF TENDERS; FEES AND EXPENSES

    The Company will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by officers and employees of the Company.

    The Company has not retained any dealer-manager or similar agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of- pocket expenses in connection therewith.

    The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

TRANSFER TAXES

    Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the Company to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

                            DESCRIPTION OF NEW NOTES

GENERAL


    The Old Notes were and the New Notes will be issued under an Indenture, dated as of November 27, 1996 (the "Indenture"), among the Company, the Subsidiary Guarantors and United States Trust Company of New York, as Trustee (the "Trustee"), a copy of which is available upon request to the Company. The terms of the New Notes are identical in all material respects to the Old Notes, except that the New Notes have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer. Upon the issuance of the New Notes, the Indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The following summary of certain provisions of the Indenture and the New Notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture (including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act) and the Notes. The Old Notes and the New Notes are sometimes collectively referred to herein as the "Notes." See "-- Certain Definitions."


    Principal of, premium, if any, and interest on the New Notes will be payable, and the New Notes may be exchanged or transferred, at the office or agency of the Company in the Borough of Manhattan, The City of New York (which initially shall be the corporate trust office of the Trustee in New York, New
York), except that, at the option of the Company, payment of interest may be made by check mailed to the address of the holders as such address appears in the Note Register. Initially, the Trustee will act as Paying Agent and Registrar for the New Notes. The New Notes may be presented for registration of transfer and exchange at the offices of the Registrar, which initially will be the Trustee's corporate trust office. The Company may change any Paying Agent and Registrar without notice to holders of the New Notes.

    The New Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge will be made for any registration of transfer or exchange of New Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

    Old Notes that remain outstanding after the consummation of the Exchange Offer and New Notes issued in connection with the Exchange Offer will be entitled to vote or consent on all matters as a single class of securities under the Indenture.

TERMS OF NOTES


    The New Notes will be unsecured, senior subordinated obligations of the Company, limited to $100 million aggregate principal amount, and will mature on November 15, 2006. Each New Note will bear interest at the rate of 10 1/2% per annum from November 27, 1996, the date of original issuance of the Old Notes, or from the most recent date to which interest has been paid or provided for, whichever is later, and will be payable semiannually on and of each year, commencing on May 15, 1997, to holders of record at the close of business on the May 1 or November 1 immediately preceding the interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The New Notes will not be entitled to the benefit of any mandatory sinking fund.


OPTIONAL REDEMPTION

    Except as set forth below, the New Notes will not be redeemable at the option of the Company prior to November 15, 2001. On and after such date, the New Notes will be redeemable, at the Company's option, in whole or in part, at any time upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each holder's registered address, at the following redemption prices (expressed in percentages of principal amount), if redeemed during the 12-month period commencing on November 15 of the years set forth below, plus accrued and unpaid interest to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

                             Period                              REDEMPTION PRICE
                             ------
    2001 . . . . . . . . . . . . . . . . . . . . . . . . . .        105.250%
    2002 . . . . . . . . . . . . . . . . . . . . . . . . . .        103.500%
    2003 . . . . . . . . . . . . . . . . . . . . . . . . . .        101.750%
    2004 and thereafter  . . . . . . . . . . . . . . . . . .        100.000%

    In addition, at any time and from time to time prior to November 15, 2000, the Company may, at its option, redeem the New Notes, in part, with net cash proceeds of one or more Equity Offerings by the Company or Holding (to the extent, in the case of Holding, that net cash proceeds thereof are contributed to the common or non-redeemable preferred equity capital of the Company) so long as there is a Public Market at the time of such redemption, at a redemption price equal to 110 1/2% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of redemption; provided, however, that after any such redemption the aggregate principal amount of the Notes outstanding must equal at least $65 million. In order to effect the foregoing redemption with the proceeds of any Equity Offering, the Company shall make such redemption not more than 12 months after the consummation of any such Equity Offering.

    At any time on or prior to November 15, 2001, the Notes may also be redeemed as a whole at the option of the Company upon the occurrence of a Change of Control, upon not less than 30 nor more than 60 days' prior notice (but in no event more than 90 days after the occurrence of such Change of Control) mailed by first-class mail to each holder's registered address, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, the date of redemption (the "Redemption Date") (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

    "Applicable Premium" means, with respect to a Note at any Redemption Date, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess of (A) the present value at such time of (1) the redemption price of such Note at November 15, 2001 (such redemption price being described under "-- Optional Redemption") plus (2) all required interest payments due on such Note through November 15, 2001, computed using a discount rate equal to the Treasury Rate plus 100 basis points, over (B) the principal amount of such Note.

    "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two business days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the Redemption Date to November 15, 2001; provided, however, that if the period from the Redemption Date to November 15, 2001 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to November 15, 2001 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

    Selection. In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate; provided, however, that if a partial redemption is made with proceeds of an Equity Offering, selection of the Notes or portion thereof for redemption shall be made by the Trustee only on a pro rata basis, unless such method is otherwise prohibited. Notes may be redeemed in part in multiples of $1,000 principal amount only. Notice of redemption will be sent, by first class mail, postage prepaid, at least 45 days (unless a shorter period is acceptable to the Trustee) prior to the date fixed for redemption to each holder whose Notes are to be redeemed at the last address for such holder then shown on the registry books. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after any redemption date, interest will cease to accrue on the Notes or part thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the redemption price pursuant to the Indenture.

RANKING AND SUBORDINATION


    The payment of the principal of, premium (if any), and interest on the Notes is subordinated in right of payment, as set forth in the Indenture, to the payment when due of all Senior Indebtedness of the Company. However, payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust described under "Defeasance" below is not subordinate to any Senior Indebtedness or subject to the restrictions described herein. As of February 28, 1997, the Company had no outstanding Senior Indebtedness. Although the Indenture contains limitations on the amount of additional Indebtedness that the Company may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See "Certain Covenants -- Limitation on Indebtedness" below.


    "Senior Indebtedness" is defined, whether outstanding on the Issue Date or thereafter issued, as all obligations under the New Credit Facility and all other Indebtedness of the Company, including interest and fees thereon, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that the obligations in respect of such Indebtedness are not superior in right of payment to the Notes; provided, however, that Senior Indebtedness will not include (1) any obligation of the Company to any Subsidiary, (2) any liability for Federal, state, foreign, local or other taxes owed or owing by the Company, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities), or
(4) any Indebtedness, Guarantee or obligation of the Company that is expressly subordinate or junior in right of payment to any other Indebtedness, Guarantee or obligation of the Company, including any Senior Subordinated Indebtedness and any Subordinated Obligations.

    Only Indebtedness of the Company that is Senior Indebtedness will rank senior to the Notes in accordance with the provisions of the Indenture. The Notes will in all respects rank pari passu with all other Senior Subordinated Indebtedness of the Company. The Company has agreed in the Indenture that it will not incur, directly or indirectly, any Indebtedness that is subordinate or junior in ranking in any respect to Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is contractually subordinated in right of payment to Senior Subordinated Indebtedness. In addition, no Subsidiary Guarantor shall incur any Indebtedness if such Indebtedness is subordinate or junior in ranking in any respect to any Guarantor Senior Indebtedness of such Subsidiary Guarantor unless such Indebtedness is Guarantor Senior Subordinated Indebtedness of such Subsidiary Guarantor or is contractually subordinated in right of payment to Guarantor Senior Subordinated Indebtedness of such Subsidiary Guarantor. Unsecured Indebtedness is not deemed to be subordinate or junior to Secured Indebtedness merely because it is unsecured.

    The Company may not pay principal of, premium (if any), or interest on, the Notes or make any deposit pursuant to the provisions described under "Defeasance" below and may not otherwise purchase or retire any Notes (collectively, "pay the Notes") if (i) any Senior Indebtedness is not paid when due or (ii) any other default on Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms unless, in either case, the default has been cured or waived and/or any such acceleration has been rescinded or such Senior Indebtedness has been paid in full; provided, however, the Company may pay the Notes without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the Representative of the Senior Indebtedness with respect to which either of the events set forth in clause (i) or (ii) of the immediately preceding sentence has occurred and is continuing. During the continuance of any default (other than a default described in clause (i) or (ii) of the preceding sentence) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Company may not pay the Notes (except (i) in Qualified Capital Stock issued by the Company to pay interest on the Notes or issued in exchange for the Notes, (ii) in securities substantially identical to the Notes issued by the Company in payment of interest accrued thereon or (iii) in securities issued by the Company which are subordinated to the Senior Debt at least to the same extent as the Notes and having an Average Life at least equal to the remaining Average Life of the Notes) for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee (with a copy to the Company) of written notice (a "Blockage Notice") of such default from the Representative of the holders of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (i) by written notice to the Trustee and the Company from the Person or Persons who gave such Blockage Notice, (ii) because the default giving rise to such Blockage Notice is no longer continuing or (iii) because such

Designated Senior Indebtedness has been repaid in full). Notwithstanding the provisions described in the immediately preceding sentence, but subject to the provisions of the first sentence of this paragraph and the provisions of the immediately succeeding paragraph, the Company may resume payments on the Notes after the end of such Payment Blockage Period. Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period.

    Upon any payment or distribution of the assets of the Company upon a total or partial liquidation or dissolution or reorganization or bankruptcy of or similar proceeding relating to the Company or its property, the holders of Senior Indebtedness will be entitled to receive payment in full of the Senior Indebtedness before the holders of the Notes are entitled to receive any payment, and until the Senior Indebtedness is paid in full, any payment or distribution to which holders of the Notes would be entitled but for the subordination provisions of the Indenture will be made to holders of the Senior Indebtedness as their interests may appear. If a distribution is made to holders of the Notes that, due to the subordination provisions, should not have been made to them, such holders are required to hold it in trust for the holders of Senior Indebtedness and pay it over to them as their interests may appear.

    If payment of the Notes is accelerated because of an Event of Default, the Company or the Trustee shall promptly notify the Representative (if any) of any issue of Designated Senior Indebtedness which is then outstanding: provided, however, that the Company and the trustee shall be obligated to notify such a Representative only if such Representative has delivered or caused to be delivered an address for the service of such a notice to the Company and the trustee (and the Company and the trustee shall only be obligated to deliver the notice to the address so specified). If a notice is required pursuant to the immediate preceding sentence, the Company may not pay the Notes until five Business Days after the respective Representative of the Designated Senior Indebtedness receives notice (at the address specified in the preceding sentence) of such acceleration and, thereafter, may pay the Notes only if the subordination provisions of the Indenture otherwise permit payment at that time.

    By reason of such subordination provisions contained in the Indenture, in the event of insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the Noteholders, and creditors of the Company who are not holders of Senior Indebtedness (including holders of the Notes) may recover less, ratably, than holders of Senior Indebtedness.

SUBSIDIARY GUARANTIES

    Each Subsidiary Guarantor unconditionally guarantees, jointly and severally, to each holder and the Trustee, on a senior subordinated basis, the full and prompt payment of principal of and interest on the Notes, and of all other obligations of the Company under the Indenture.


    The Indebtedness evidenced by each Subsidiary Guarantee (including the payment of principal of, premium, if any, and interest on the Notes) will be subordinated to Guarantor Senior Indebtedness on substantially the same basis as the Notes are subordinated to Senior Indebtedness. As of February 28, 1997, the Company had no outstanding Guarantor Senior Indebtedness. Although the Indenture contains limitations on the amount of additional Indebtedness that the Company's Restricted Subsidiaries may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Guarantor Senior Indebtedness. See "Certain Covenants -- Limitation or Indebtedness" below. See "-- Ranking and Subordination" above.


    The obligations of each Subsidiary Guarantor are limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor (including, without limitation, any guarantees under the New Credit Facility) and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Subsidiary Guarantor that makes a payment or distribution under a Subsidiary Guarantee shall be entitled to contribution from each other Subsidiary Guarantor in a pro rata amount based on the Adjusted Net Assets of each Subsidiary Guarantor.

    Each Subsidiary Guarantor may consolidate with or merge into or sell its assets to the Company or another Subsidiary Guarantor without limitation. Each Subsidiary Guarantor may consolidate with or merge into or sell all or substantially all its assets to a corporation, partnership or trust other than the Company or another Subsidiary Guarantor (whether or not affiliated with the Subsidiary Guarantor). Upon the sale or disposition of a Subsidiary Guarantor (or all or substantially all of its assets) to a Person (whether or not an Affiliate of the Subsidiary Guarantor) which is not a Subsidiary of the Company, which sale or disposition is otherwise in compliance with the Indenture (including the covenant described under "Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock"), such Subsidiary Guarantor shall be deemed released from all its obligations under the Indenture and its Subsidiary Guarantee and such Subsidiary Guarantee shall terminate; provided, however, that any such termination shall occur only to the extent that all obligations of such Subsidiary Guarantor under the New Credit Facility and all of its guarantees of, and under all of its pledges of assets or other security interests which secure, any other Indebtedness of the Company shall also terminate upon such release, sale or transfer.

    Subsequent to the Issuance Date, separate financial information for the Subsidiary Guarantors will not be provided except to the extent required by Regulation S-X under the Securities Act.

CHANGE OF CONTROL

    Upon the occurrence of any of the following events (each a "Change of Control"), each holder will have the right to require the Company to repurchase all or any part of such holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date): (i) any sale, lease, exchange or other transfer (collectively, a "Transfer") (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company and its Subsidiaries to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group") (whether or not otherwise in compliance with the provisions of the Indenture), other than a Transfer to Hicks Muse or any of its Affiliates, officers and directors (the "Permitted Holders"); or (ii) a majority of the Board of Directors of Holding or the Company or of any direct or indirect holding company thereof shall consist of Persons who are not Continuing Directors of Holding or the Company, as the case may be; or (iii) the acquisition by any Person or Group (other than the Permitted Holders) of the power, directly or indirectly, to vote or direct the voting of securities having more than 50% of the ordinary voting power for the election of directors of Holding or the Company or of any direct or indirect holding company thereof.

    Within 30 days following any Change of Control, unless the Company has mailed a redemption notice with respect to all the outstanding Notes in connection with such Change of Control, the Company shall mail a notice to each holder with a copy to the Trustee stating: (1) that a Change of Control has occurred and that such holder has the right to require the Company to purchase such holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date); (2) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and (3) the procedures determined by the Company, consistent with the Indenture, that a holder must follow in order to have its Notes purchased.


    Alternatively, under a Change of Control, the Company will have the option, at any time on or prior to November 15, 2001 (but in any event within 90 days after the occurrence of the respective Change of Control), to redeem the New Notes in whole but not in part at a redemption price equal to 100% of the principal amount thereof plus the applicable Premium (as defined) together with accrued and unpaid interest, if any, to the date of redemption.


    The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

    The definition of "Change of Control" includes, among other transactions, a disposition of all or substantially all of the property and assets of the Company and its Subsidiaries. With respect to the disposition of property or assets, the phrase "all or substantially all" as used in the Indenture varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (which is the choice of law under the Indenture) and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the property or assets of a Person, and therefore it may be unclear as to whether a Change of Control has occurred and whether the Company is required to make an offer to repurchase the Notes as described above.





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
    The occurrence of certain of the events that would constitute a Change of Control would constitute a default under the New Credit Facility. Future Senior Indebtedness of the Company and its Subsidiaries may also contain prohibitions of certain events that would constitute a Change of Control or require such Senior Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the Notes could cause a default under such Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase of the Company. Finally, the Company's ability to pay cash to the holders upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. Even if sufficient funds were otherwise available, the terms of the New Credit Facility may prohibit the Company's prepayment of Notes prior to their scheduled maturity. Consequently, if the Company is not able to prepay the Indebtedness under the New Credit Facility and any other Senior Indebtedness containing similar restrictions or obtain requisite consents, as described above, the Company will be unable to fulfill its repurchase obligations if holders of Notes exercise their repurchase rights following a Change of Control, thereby resulting in a default under the Indenture.

CERTAIN COVENANTS

    The Indenture contains certain covenants including, among others, the following:

  Limitation on Indebtedness.

    (a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, Incur any Indebtedness; provided, however, that the Company and any of its Restricted Subsidiaries may Incur Indebtedness if on the date thereof the Consolidated Coverage Ratio would be greater than 2.00:1.00, if such Indebtedness is Incurred on or prior to the second anniversary of the Issue Date, and 2.25:1.00, if such Indebtedness is Incurred thereafter.

    (b) Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries may Incur the following Indebtedness: (i) Indebtedness Incurred pursuant to (A) the New Credit Facility (including, without limitation, any renewal, extension, refunding, restructuring, replacement or refinancing thereof referred to in the definition thereof) or (B) any other agreements or indentures governing Senior Indebtedness; provided, however, that the aggregate principal amount of all Indebtedness Incurred pursuant to this clause (i) does not exceed $20 million at any time outstanding, less the aggregate principal amount thereof repaid with the net proceeds of Asset Dispositions (to the extent, in the case of a repayment of revolving credit indebtedness, the commitment to advance loans has been terminated); (ii) Indebtedness represented by Capitalized Lease Obligations, mortgage financings or purchase money obligations, in each case Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property used in a Related Business or Incurred to refinance any such purchase price or cost of construction or improvement, in each case Incurred no later than 365 days after the date of such acquisition or the date of completion of such construction or improvement; provided, however, that the principal amount of any Indebtedness Incurred pursuant to this clause (ii) shall not exceed $10 million at any time outstanding; (iii) Permitted Indebtedness; and (iv) Indebtedness (other than Indebtedness described in clauses (i) - (iii)) in a principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause
(iv) and then outstanding, will not exceed $15 million (it being understood that any Indebtedness Incurred under this clause (iv) shall cease to be deemed Incurred or outstanding for purposes of this clause (iv) (but shall be deemed to be Incurred for purposes of paragraph (a)) from and after the first date on which the Company or its Restricted Subsidiaries could have Incurred such Indebtedness under the foregoing paragraph (a) without reliance upon this clause (iv)).

    (c) Neither the Company nor any Restricted Subsidiary shall Incur any Indebtedness under paragraph (b) above if the proceeds thereof are used, directly or indirectly, to refinance any Subordinated Obligations of the Company unless such Indebtedness shall be subordinated to the Notes to at least the same extent as such Subordinated Obligations. No Restricted Subsidiary shall Incur any Indebtedness under paragraph (b) above if the proceeds thereof are used, directly or indirectly, to refinance any Guarantor Subordinated Obligation of such Subsidiary Guarantor unless such Indebtedness shall be subordinated to the obligations of such Subsidiary Guarantor under the Subsidiary Guaranty to at least the same extent as such Guarantor Subordinated Obligation.

    (d) In addition, the Company shall not Incur any Secured Indebtedness which is not Senior Indebtedness unless contemporaneously therewith effective provision is made to secure the Notes equally and ratably with such





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
Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien. No Subsidiary Guarantor shall Incur any Secured Indebtedness which is not Guarantor Senior Indebtedness unless contemporaneously therewith effective provision is made to secure such Subsidiary Guarantor's obligations under the Subsidiary Guaranty equally and ratably with such Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien.

    (e) The Company will not permit any Unrestricted Subsidiary to Incur any Indebtedness other than Non-Recourse Debt.

    Limitation on Layering. The Company shall not Incur any Indebtedness if such Indebtedness is subordinate or junior in ranking in any respect to any Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is contractually subordinated in right of payment to all Senior Subordinated Indebtedness (including the Notes). No Subsidiary Guarantor shall Incur any Indebtedness if such Indebtedness is contractually subordinate or junior in ranking in any respect to any Guarantor Senior Indebtedness of such Subsidiary Guarantor unless such Indebtedness is Guarantor Senior Subordinated Indebtedness of such Subsidiary Guarantor or is contractually subordinated in right of payment to all Guarantor Senior Subordinated Indebtedness of such Subsidiary Guarantor (including its Guarantee of the Notes).

    Limitation on Restricted Payments. (a) The Company shall not, and shall not permit any of its Restricted Subsidiaries, directly or indirectly, to (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) except (A) dividends or distributions payable in its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock, and (B) dividends or distributions payable to the Company or a Restricted Subsidiary of the Company which holds the equity interest in the paying Restricted Subsidiary (and if the Restricted Subsidiary paying the dividend or making the distribution is not a Wholly-Owned Subsidiary, to its other holders of Capital Stock on a pro rata basis), (ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company held by Persons other than a Restricted Subsidiary of the Company or any Capital Stock of a Restricted Subsidiary of the Company held by any Affiliate of the Company, other than another Restricted Subsidiary (in either case, other than in exchange for its Capital Stock (other than Disqualified Stock)), (iii) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition) or (iv) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Investment as described in preceding clauses (i) through (iv) being referred to as a "Restricted Payment"); if at the time the Company or such Restricted Subsidiary makes such Restricted Payment: (1) a Default shall have occurred and be continuing (or would result therefrom); or (2) the Company is not able to incur an additional $1.00 of Indebtedness pursuant to paragraph (a) under "Limitation on Indebtedness"; or (3) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Issue Date would exceed the sum of: (A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the first day of the fiscal quarter beginning on or after the Issue Date to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment as to which financial results are available (but in no event ending more than 135 days prior to the date of such Restricted Payment) (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); (B) the aggregate net proceeds received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) or other capital contributions subsequent to the Issue Date (other than net proceeds received from an issuance or sale of such Capital Stock to a Subsidiary of the Company or an employee stock ownership plan or similar trust); provided, however, that the value of any non-cash net proceeds shall be as determined by the Board of Directors in good faith, except that in the event the value of any non-cash net proceeds shall be $5 million or more, the value shall be as determined in writing by an independent investment banking firm of nationally recognized standing; (C) the aggregate Net Cash Proceeds received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) to an employee stock ownership plan or similar trust subsequent to the Issue Date; provided, however, that if such plan or trust Incurs any Indebtedness to or Guaranteed by the Company or any of its Restricted Subsidiaries to finance the acquisition of such Capital Stock, such aggregate amount shall be limited to such Net Cash Proceeds less such Indebtedness Incurred or Guaranteed by the Company or any of its Restricted Subsidiaries and any increase in the Consolidated Net Worth of the Company resulting from principal repayments made by such plan or trust





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
with respect to Indebtedness Incurred by it to finance the purchase of such Capital Stock; (D) the amount by which Indebtedness of the Company is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Restricted Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company convertible or exchangeable for Capital Stock of the Company (less the amount of any cash, or other property, distributed by the Company upon such conversion or exchange); (E) the amount equal to the net reduction in Investments (other than Permitted Investments) made after the Issue Date by the Company or any of its Restricted Subsidiaries in any Person resulting from (i) repurchases or redemptions of such Investments by such Person, proceeds realized upon the sale of such Investment to an unaffiliated purchaser, repayments of loans or advances or other transfers of assets by such Person to the Company or any Restricted Subsidiary of the Company or (ii) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investment") not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously included in the calculation of the amount of Restricted Payments; provided, however, that no amount shall be included under this Clause (E) to the extent it is already included in Consolidated Net Income; and (F) the aggregate Net Cash Proceeds received by a Person in consideration for the issuance of such Person's Capital Stock (other than Disqualified Stock) which are held by such Person at the time such Person is merged with and into the Company in accordance with the "Merger and Consolidation" covenant subsequent to the Issue Date; provided, however, that concurrently with or immediately following such merger the Company uses an amount equal to such Net Cash Proceeds to redeem or repurchase the Company's Capital Stock.

    (b) The provisions of paragraph (a) shall not prohibit: (i) any purchase or redemption of Capital Stock or Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust); provided, however, that (A) such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments and
(B) the Net Cash Proceeds from such sale shall be excluded from clause (3)(B) of paragraph (a); (ii) any purchase or redemption of Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of the Company; provided, however, that such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments; (iii) any purchase or redemption of Subordinated Obligations from Net Available Cash to the extent permitted under "Limitation on Sales of Assets and Subsidiary Stock" below; provided, however, that such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments; (iv) dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this provision; provided, however, that such dividend shall be included in the calculation of the amount of Restricted Payments; (v) payments by the Company to fund the payment by any direct or indirect holding company thereof of audit, accounting, legal or other similar expenses, to pay franchise or other similar taxes and to pay other corporate overhead expenses, so long as such dividends are paid as and when needed by its respective direct or indirect holding company and so long as the aggregate amount of payments pursuant to this clause (v) does not exceed $500,000 in any calendar year; (vi) payments by the Company to fund taxes of Holding for a given taxable year in an amount equal to the lesser of (x) the Company's "separate return liability" and
(y) the portion of the tax liability of the "affiliated group" (within the meaning of Section 1504(a)(1) of the Code (as defined)) of which the Company is a member in accordance with the method described in Treasury Regulations
Section 1.1552-1(a)(1) pursuant to (x) or (y) of this clause (vi) to the extent that the Company files a combined or consolidated income tax return with Holding under any state or local income tax law for a taxable year, the payment by the Company to Holding to fund such tax liability for such taxable year shall be provided for in a manner as similar as possible to that provided for United States federal income taxes (for purposes of this clause (vi) "separate return liability" for a given taxable year shall mean the hypothetical United States tax liability of the Company defined as if the Company had filed its own U.S. federal tax return for such taxable year); (vii) payments of dividends on the Company's common stock after an initial public offering of common stock of the Company or of Holding in an annual amount not to exceed 6.0% of the gross proceeds (before deducting underwriting discounts and commissions and other fees and expenses of the offering) received by the Company (directly or as a common equity contribution from Holding) from shares of common stock sold for the account of the Company or of Holding, as the case may be (and not for the account of any stockholder), in such initial public offering; (viii) payments by the Company to repurchase, or to enable Holding to repurchase, Capital Stock or other securities of Holding from members of management of Holding or the Company in an aggregate amount not to exceed $2 million; (ix) payments to enable Holding to redeem or repurchase stock purchase or similar rights granted by Holding with respect to its Capital Stock in an aggregate amount not to exceed $1 million; (x) payments, not to exceed $200,000 in the aggregate, to enable Holding to make cash payments to holders of its Capital Stock in lieu of the issuance of





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fractional shares of its Capital Stock; (xi) payments made pursuant to any merger, consolidation or sale of assets effected in accordance with the "Merger and Consolidation" covenant; provided, however, that no such payment may be made pursuant to this clause (xi) unless, after giving effect to such transaction (and the incurrence of any Indebtedness in connection therewith and the use of the proceeds thereof), the Company would be able to incur $1.00 of additional Indebtedness in compliance with paragraph (a) under the "Limitation on Indebtedness" covenant and such that, after Incurring that $1.00 of additional Indebtedness, the Leverage Ratio would be less than 3.50:1.00; (xii) the redemption payments to be made by the Company on the Issue Date in connection with the Transaction as described in the Prospectus; and (xiii) payments to the former Bishop stockholders required pursuant to the Stock Purchase Agreement dated as of August 22, 1996 relating to the Company's acquisition of Bishop, which payments shall not exceed $1,000,000 in the aggregate, provided, however, that in the case of clauses (vii), (viii), (ix),
(x) and (xi) no Default or Event of Default shall have occurred or be continuing at the time of such payment or as a result thereof.

    (c) For purposes of determining compliance with the foregoing covenant, Restricted Payments may be made with cash or non-cash assets, provided that any Restricted Payment made other than in cash shall be valued at the fair market value (determined, subject to the additional requirements of the immediately succeeding proviso, in good faith by the Company) of the assets so utilized in making such Restricted Payment, provided, further that (i) in the case of any Restricted Payment made with capital stock or indebtedness, such Restricted Payment shall be deemed to be made in an amount equal to the greater of the fair market value thereof and the liquidation preference (if any) or principal amount of the capital stock or indebtedness, as the case may be, so utilized, and (ii) in the case of any Restricted Payment in an aggregate amount in excess of $5.0 million, a written opinion as to the fairness of the valuation thereof (as determined by the Company) for purposes of determining compliance with the "Limitation on Restricted Payments" covenant in the Indenture shall be issued by an independent investment banking firm of national standing.

    Limitation on Restrictions on Distributions from Restricted Subsidiaries. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligation owed to the Company, (ii) make any loans or advances to the Company or (iii) transfer any of its property or assets to the Company, except: (a) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date, including the New Credit Facility;
(b) any encumbrance or restriction with respect to such a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness issued by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company and outstanding on such date (other than indebtedness issued as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary of the Company or was acquired by the Company); (c) any encumbrance or restriction with respect to such a Restricted Subsidiary pursuant to an agreement evidencing Indebtedness Incurred without violation of the Indenture or effecting a refinancing of Indebtedness issued pursuant to an agreement referred to in clauses (a) or (b) or this clause (c) or contained in any amendment to an agreement referred to in clauses (a) or (b) or this clause (c); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any of such agreement, refinancing agreement or amendment, taken as a whole, are no less favorable to the holders in any material respect, as determined in good faith by the senior management of the Company or Board of Directors of the Company, than encumbrances and restrictions with respect to such Restricted Subsidiary contained in agreements in effect at, or entered into on, the Issue Date; (d) in the case of clause
(iii), any encumbrance or restriction (A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (B) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture, (C) that is included in a licensing agreement to the extent such restrictions limit the transfer of the property subject to such licensing agreement or (D) arising or agreed to in the ordinary course of business and that does not, individually or in the aggregate, detract from the value of property or assets of the Company or any of its Subsidiaries in any manner material to the Company or any such Restricted Subsidiary; (e) in the case of clause (iii) above, restrictions contained in security agreements, mortgages or similar documents securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements; (f) any restriction with respect to such a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition; and (g) encumbrances or restrictions arising or existing by reason of applicable law.





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    Limitation on Sales of Assets and Subsidiary Stock. (a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless (i) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value, as determined in good faith by the Company's senior management or the Board of Directors (including as to the value of all non-cash consideration), of the shares and assets subject to such Asset Disposition,
(ii) at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents and (iii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be) (A) first, to the extent the Company or any Restricted Subsidiary elects (or is required by the terms of any Senior Indebtedness), to prepay, repay or purchase
(x) Senior Indebtedness or (y) Indebtedness (other than Preferred Stock) of a Wholly-Owned Subsidiary (in each case other than Indebtedness owed to the Company) within 180 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; (B) second, within one year from the receipt of such Net Available Cash, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), at the Company's election either (x) to the investment in or acquisition of Additional Assets or (y) to prepay, repay or purchase (1) Senior Indebtedness or (2) Indebtedness (other than Preferred Stock) of a Wholly-Owned Subsidiary (in each case other than Indebtedness owed to the Company); (C) third, within 45 days after the later of the application of Net Available Cash in accordance with clauses (A) and (B) and the date that is one year from the receipt of such Net Available Cash, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an offer to purchase Notes at par plus accrued and unpaid interest, if any, thereon; and
(D) fourth, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and (C), to (w) the investment in or acquisition of Additional Assets, (x) the making of Temporary Cash Investments, (y) the prepayment, repayment or purchase of Indebtedness of the Company (other than Indebtedness owing to any Subsidiary of the Company) or Indebtedness of any Subsidiary (other than Indebtedness owed to the Company or any of its Subsidiaries) or (z) any other purpose otherwise permitted under the Indenture, in each case within the later of 45 days after the application of Net Available Cash in accordance with clauses (A), (B) and (C) or the date that is one year from the receipt of such Net Available Cash; provided, however, that, in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A), (B), (C) or (D) above, the Company or such Restricted Subsidiary shall retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased. Notwithstanding the foregoing provisions, the Company and its Restricted Subsidiaries shall not be required to apply any Net Available Cash in accordance herewith except to the extent that the aggregate Net Available Cash from all Asset Dispositions which are not applied in accordance with this covenant at any time exceed $5 million. The Company shall not be required to make an offer for Notes pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clauses (A) and (B)) is less than $5 million for any particular Asset Disposition (which lesser amounts shall be carried forward for purposes of determining whether an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

    For the purposes of this covenant, the following will be deemed to be cash:
(x) the assumption by the transferee of Senior Indebtedness of the Company or Indebtedness of any Restricted Subsidiary of the Company and the release of the Company or such Restricted Subsidiary from all liability on such Senior Indebtedness or Indebtedness in connection with such Asset Disposition (in which case the Company shall, without further action, be deemed to have applied such assumed Indebtedness in accordance with clause (A) of the preceding paragraph) and (y) securities received by the Company or any Restricted Subsidiary of the Company from the transferee that are promptly (and in any event within 60 days) converted by the Company or such Restricted Subsidiary into cash.

    Notwithstanding the foregoing, the Company and its Restricted Subsidiaries will be permitted to consummate an Asset Swap if (i) at the time of entering into such Asset Swap and immediately after giving effect to such Asset Swap, no Default or Event of Default shall have occurred or be continuing or would occur as a consequence thereof, (ii) in the event such Asset Swap involves an aggregate amount in excess of $1 million, the terms of such Asset Swap have been approved by a majority of the members of the Board of Directors of the Company, and (iii) in the event such Asset Swap involves an aggregate amount in excess of $5 million, the Company has received a written opinion from an independent investment banking firm of nationally recognized standing that such Asset Swap is fair to the Company or such Restricted Subsidiary, as the case may be, from a financial point of view.

    (b) In the event of an Asset Disposition that requires the purchase of Notes pursuant to clause (a)(iii)(C), the Company will be required to purchase Notes tendered pursuant to an offer by the Company for the Notes at a





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purchase price of 100% of their principal amount plus accrued and unpaid interest, if any, to the purchase date in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of the Notes tendered pursuant to the offer is less than the Net Available Cash allotted to the purchase of the Notes, the Company will apply the remaining Net Available Cash in accordance with clause (a)(iii)(D) above.

    (c) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to the Indenture. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Indenture by virtue thereof.

    Limitation on Affiliate Transactions. (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with or for the benefit of any Affiliate of the Company other than a Wholly-Owned Subsidiary (an "Affiliate Transaction") unless: (i) the terms of such Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate; (ii) in the event such Affiliate Transaction involves an aggregate amount in excess of $2.5 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company and by a majority of the disinterested members of such Board, if any (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in (i) above); and (iii) in the event such Affiliate Transaction involves an aggregate amount in excess of $5 million, the Company has received a written opinion from an independent investment banking firm of nationally recognized standing that such Affiliate Transaction is fair to the Company or such Restricted Subsidiary, as the case may be, from a financial point of view.

    (b) The foregoing paragraph (a) shall not apply to (i) any Restricted Payment permitted to be made pursuant to the covenant described under "Limitation on Restricted Payments," (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, or any stock options and stock ownership plans for the benefit of employees, officers and directors, consultants and advisors approved by the Board of Directors of the Company, (iii) loans or advances to employees in the ordinary course of business of the Company or any of its Restricted Subsidiaries, (iv) any transaction between Wholly-Owned Subsidiaries, (v) indemnification agreements with, and the payment of fees and indemnities to, directors, officers and employees of the Company and its Restricted Subsidiaries, in each case in the ordinary course of business, (vi) transactions pursuant to agreements in existence on the Issue Date which are
(x) described in the Prospectus or (y) otherwise, in the aggregate, immaterial to the Company and its Restricted Subsidiaries taken as a whole, (vii) any employment, non-competition or confidentiality agreements entered into by the Company or any of its Restricted Subsidiaries with its employees in the ordinary course of business, (viii) payments made in connection with the Transaction, including fees to Hicks Muse, as described in the Prospectus, (ix) the issuance of Capital Stock of the Company (other than Disqualified Stock) and (x) any obligations of the Company pursuant to the Monitoring and Oversight Agreement and the Financial Advisory Agreement as in effect on the Issue Date.

    Limitation on Capital Stock of Restricted Subsidiaries. The Company will not permit any of its Restricted Subsidiaries to issue any Capital Stock (other than Preferred Stock) to any Person (other than to the Company or a Wholly-Owned Subsidiary of the Company) or permit any Person (other than the Company or a Wholly-Owned Subsidiary of the Company) to own any Capital Stock (other than Preferred Stock) of a Restricted Subsidiary of the Company, if in either case as a result thereof such Restricted Subsidiary would no longer be a Restricted Subsidiary of the Company; provided, however, that this provision shall not prohibit (x) the Company or any of its Restricted Subsidiaries from selling, leasing or otherwise disposing of all of the Capital Stock of any Restricted Subsidiary or (y) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary in compliance with the Indenture.

    SEC Reports. The Company will file with the Trustee and provide to the holders of the Notes, within 15 days after it files them with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) which the Company files with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. In the event that the





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Company is not required to file such reports with the Commission pursuant to the Exchange Act, the Company will nevertheless deliver such Exchange Act information to the holders of the Notes within 15 days after it would have been required to file it with the Commission.

    Merger and Consolidation. The Company shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets to, any Person, unless: (i) the resulting, surviving or transferee Person (the "Successor Company") shall be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture;
(ii) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction, the Successor Company would be able to incur at least an additional $1.00 of Indebtedness pursuant to paragraph (a) of "Limitation on Indebtedness"; and
(iv) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

    The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but, in the case of a lease of all or substantially all its assets, the Company will not be released from the obligation to pay the principal of and interest on the Notes.

    Notwithstanding the foregoing clauses (ii) and (iii), (1) any Restricted Subsidiary of the Company may consolidate with, merge into or transfer all or part of its properties and assets to the Company and (2) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction to realize tax or other benefits.

EVENTS OF DEFAULT

    Each of the following constitutes an Event of Default under the Indenture:
(i) a default in any payment of interest on any Note when due, continued for 30 days, whether or not such payment is prohibited by the provisions described under "Ranking and Subordination" above, (ii) a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, whether or not such payment is prohibited by the provisions described under "Ranking and Subordination" above, (iii) the failure by the Company to comply with its obligations under the "Merger and Consolidation" covenant described under "Certain Covenants" above, (iv) the failure by the Company to comply for 30 days after notice with any of its obligations under the covenants described under "Change of Control" above or under covenants described under "Certain Covenants" above (in each case, other than a failure to purchase Notes which shall constitute an Event of Default under clause (ii) above), other than "-- Merger and Consolidation," (v) the failure by the Company or any Subsidiary Guarantor to comply for 60 days after notice with its other agreements contained in the Indenture, (vi) Indebtedness of the Company or any Restricted Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $5 million and such default shall not have been cured or such acceleration rescinded after a 10-day period (the "cross acceleration provision"), (vii) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the "bankruptcy provisions"), (viii) any judgment or decree for the payment of money in excess of $5 million (to the extent not covered by insurance) is rendered against the Company or a Significant Subsidiary and such judgment or decree shall remain undischarged or unstayed for a period of 60 days after such judgment becomes final and non-appealable (the "judgment default provision") or (ix) any Subsidiary Guarantee by a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms of the Indenture) or any Subsidiary Guarantor that is a Significant Subsidiary denies or disaffirms its obligations under the Indenture or its Subsidiary Guarantee and such Default continues for 10 days. However, a default under clause (iv) or (v) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified in clause (iv) or (v) hereof after receipt of such notice.





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
    If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding Notes by notice to the Company may declare the principal of and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs, the principal of and accrued and unpaid interest on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and Its consequences.

    Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the Indenture or the Notes unless (i) such holder has previously given the Trustee notice that an Event of Default is continuing,
(ii) holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy, (iii) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and (v) the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period. Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee shall be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

    The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note, the Trustee may withhold notice if and so long as its board of directors, a committee of its board of directors or a committee of its Trust officers in good faith determines that withholding notice is in the interests of the Noteholders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain Defaults.

AMENDMENTS AND WAIVERS

    Subject to certain exceptions, the Indenture may be amended with the consent of the holders of a majority in principal amount of the Notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding New Note affected, no amendment may, among other things, (i) reduce the amount of Notes whose holders must consent to an amendment, (ii) reduce the stated rate of or extend the stated time for payment of interest on any New Note, (iii) reduce the principal of or extend the Stated Maturity of any New Note, (iv) reduce the premium payable upon the redemption or repurchase of any New Note or change the time at which any New Note may be redeemed as described under "Optional Redemption" above, (v) make any New Note payable in money other than that stated in the New Note, (vi) impair the right of any holder to receive payment of principal of and interest on such holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Notes or (vii) make any change in the amendment provisions which require each holder's consent or in the waiver provisions.

    Without the consent of any holder, the Company and the Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation, partnership, trust or limited liability company of the obligations of the Company under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for





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
purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to add further Guarantees with respect to the Notes, to secure the Notes, to add to the covenants of the Company for the benefit of the holders or to surrender any right or power conferred upon the Company, to make any change that does not adversely affect the rights of any holder or to comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act. However, any amendment made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Indebtedness then outstanding shall not be effective as to the holders of such outstanding Senior Indebtedness unless the holders of such Senior Indebtedness (or any group or representative thereof authorized to give a consent) consent to such change.

    The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

    After an amendment under the Indenture becomes effective, the Company is required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders or any defect therein, will not impair or affect the validity of the amendment.

DEFEASANCE

    The Company at any time may terminate all its obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Company at any time may terminate its obligations under covenants described under "Certain Covenants" (other than "Merger and Consolidation"), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision and the Subsidiary Guaranty provision described under "Events of Default" above and the limitations contained in clauses (iii) and (iv) under "Certain Covenants -- Merger and Consolidation" above ("covenant defeasance").

    The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (iv), (vi), (vii) (with respect only to Significant Subsidiaries), (viii) or (ix) under "Events of Default" above or because of the failure of the Company to comply with clause (iii) or (iv) under "Certain Covenants -- Merger and Consolidation" above.

    In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law.

CONCERNING THE TRUSTEE

    United States Trust Company of New York is to be the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the New Notes.

    The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim a security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined) it must eliminate such conflict or resign.





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
    The holders of a majority in aggregate principal amount of the then outstanding Notes issued under the Indenture will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee. The Indenture provides that in case an Event of Default shall occur (which shall not be cured) the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of the Notes issued thereunder, unless they shall have offered to the Trustee security and indemnity satisfactory to it.

GOVERNING LAW

    The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

    "Additional Assets" means (i) any property or assets (other than Indebtedness and Capital Stock) in a Related Business; (ii) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary of the Company;
(iii) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary of the Company; or (iv) Permitted Investments of the type and in the amounts described in clause (viii) of the definition thereof; provided, however, that, in the case of clauses (ii) and (iii), such Restricted Subsidiary is primarily engaged in a Related Business.

    "Adjusted Net Assets" of a Subsidiary Guarantor at any date shall mean the lesser of the amount by which (x) the fair value of the property of such Subsidiary Guarantor exceeds the total amount of liabilities, including, without limitation, the probable liability of such Subsidiary Guarantor with respect to its contingent liabilities (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date), but excluding liabilities under the Subsidiary Guarantee, of such Subsidiary Guarantor at such date and (y) the present fair salable value of the assets of such Subsidiary Guarantor at such date exceeds the amount that will be required to pay the probable liability of such Subsidiary Guarantor on its debts (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date and after giving effect to any collection from any Subsidiary by such Subsidiary Guarantor in respect of the obligations of such Subsidiary under the Subsidiary Guarantee), excluding debt in respect of the Subsidiary Guarantee, as they become absolute and matured.

    "Affiliate" of any specified person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

    "Asset Disposition" means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions that are part of a common plan) of shares of Capital Stock (or any other equity interests in) of a Restricted Subsidiary (other than directors' qualifying shares) or of any other property or other assets (each referred to for the purposes of this definition as a "disposition") by the Company or any of its Restricted Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction) other than (i) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly-Owned Subsidiary, (ii) a disposition of inventory in the ordinary course of business, (iii) a disposition of obsolete or worn out equipment or equipment that is no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries and that is disposed of in each case in the ordinary course of business, (iv) dispositions of property for net proceeds which, when taken collectively with the net proceeds of any other such dispositions under this clause (iv) that were consummated since the beginning of the calendar year in which such disposition is consummated, do not exceed $1 million, and (v) transactions permitted under "Certain Covenants -- Merger and Consolidation" above. Notwithstanding anything to the contrary contained above, a Restricted Payment made in compliance with the "Limitation on Restricted Payments" covenant shall not constitute an Asset Disposition except for purposes of determinations of the Consolidated Coverage Ratio (as defined) and the Leverage Ratio (as defined).





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
    "Asset Swap" means the execution of a definitive agreement, subject only to customary closing conditions that the Company in good faith believes will be satisfied, for a substantially concurrent purchase and sale, or exchange, of Productive Assets between the Company or any of its Restricted Subsidiaries and another Person or group of affiliated Persons; provided, however, that any amendment to or waiver of any closing condition that individually or in the aggregate is material to the Asset Swap shall be deemed to be a new Asset Swap.

    "Attributable Indebtedness" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Is, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

    "Average Life" means, as of the date of determination, with respect to any indebtedness, the quotient obtained by dividing (i) the sum of the products of the numbers of years (rounded upwards to the nearest month) from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption multiplied by the amount of such payment by
(ii) the sum of all such payments.

    "Capitalized Lease Obligations" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

    "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

    "Consolidated Cash Flow" for any period means the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income: (i) income tax expense, (ii) Consolidated Interest Expense, (iii) depreciation expense, (iv) amortization expense, (v) exchange or translation losses on foreign currencies, and (vi) all other non-cash items reducing Consolidated Net Income (excluding any non-cash item to the extent it represents an accrual of or reserve for cash disbursements for any subsequent period prior to the stated maturity of the Notes) and less, to the extent added in calculating Consolidated Net Income, (x) exchange or translation gains on foreign currencies and (y) non-cash items (excluding such non-cash items to the extent they represent an accrual for cash receipts reasonably expected to be received prior to the Stated Maturity of the Notes), in each case for such period. Notwithstanding the foregoing, the income tax expense, depreciation expense and amortization expense of a Subsidiary of the Company shall be included in Consolidated Cash Flow only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating Consolidated Net Income.

    "Consolidated Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of Consolidated Cash Flow for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination and as to which financial statements are available to (ii) Consolidated Interest Expense for such four fiscal quarters; provided, however, that (1) if the Company or any of its Restricted Subsidiaries has incurred any Indebtedness since the beginning of such period and through the date of determination of the Consolidated Coverage Ratio that remains outstanding or if the transaction giving rise to the need to calculate Consolidated Coverage Ratio is an incurrence of Indebtedness, or both, Consolidated Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to (A) such Indebtedness as if such Indebtedness had been incurred on the first day of such period (provided that if such Indebtedness is incurred under a revolving credit facility (or similar arrangement or under any predecessor revolving credit or similar arrangement) only that portion of such Indebtedness that constitutes the one year projected average balance of such Indebtedness (as determined in good faith by senior management of the Company) shall be deemed outstanding for purposes of this calculation), and (B) the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period,
(2) if since the beginning of such period any Indebtedness of the Company or any of its Restricted Subsidiaries has been repaid, repurchased, defeased or otherwise discharged (other than Indebtedness under a revolving credit or similar arrangement unless such revolving credit Indebtedness has been permanently repaid and has not been replaced), Consolidated Interest Expense for such





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period shall be calculated after giving pro forma effect thereto as if such
Indebtedness had been repaid, repurchased, defeased or otherwise discharged on the first day of such period, (3) if since the beginning of such period the Company or any of its Restricted Subsidiaries shall have made any Asset Disposition or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Asset Disposition, Consolidated Cash Flow for such period shall be reduced by an amount equal to the Consolidated Cash Flow (if positive) attributable to the assets which are the subject of such Asset Disposition for such period or increased by an amount equal to the Consolidated Cash Flow (if negative) attributable thereto for such period, and Consolidated Interest Expense for such period shall be (i) reduced by an amount equal to the Consolidated Interest Expense attributable to any Indebtedness of the Company or any of its Restricted Subsidiaries repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary of the Company is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale) and (ii) increased by interest income attributable to the assets which are the subject of such Asset Disposition for such period, (4) if since the beginning of such period the Company or any of its Restricted Subsidiaries (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary of the Company (or any Person which becomes a Restricted Subsidiary of the Company as a result thereof) or an acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder which constitutes all or substantially all of an operating unit of a business, Consolidated Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period and (5) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary of the Company or was merged with or into the Company or any Restricted Subsidiary of the Company since the beginning of such period) shall have made any Asset Disposition, Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary of the Company during such period, Consolidated Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

    "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its Restricted Subsidiaries, plus, to the extent not included in such interest expense (i) interest expense attributable to capital leases, (ii) amortization of debt discount, (iii) capitalized interest, (iv) non-cash interest expense, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) interest actually paid by the Company or any such Restricted Subsidiary under any Guarantee of Indebtedness or other obligation of any other Person, (vii) net payments (whether positive or negative) pursuant to Interest Rate Agreements, (viii) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust and (ix) cash and Disqualified Stock dividends in respect of all Preferred Stock of Subsidiaries and Disqualified Stock of the Company held by Persons other than the Company or a Wholly Owned Subsidiary and less (a) to the extent included in such interest expense, the amortization of capitalized debt issuance costs and (b) interest income. Notwithstanding the foregoing, the Consolidated Interest Expense with respect to any Restricted Subsidiary of the Company, that was not a Wholly-Owned Subsidiary, shall be included only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income.

    "Consolidated Net Income" means, for any period, the consolidated net income (loss) of the Company and its consolidated Subsidiaries determined in accordance with GAAP; provided, however, that there shall not be included in such Consolidated Net income: (i) any net income (loss) of any person acquired by the Company or any of its Restricted Subsidiaries in a pooling of interests transaction for any period prior to the date of such acquisition, (ii) any net income of any Restricted Subsidiary of the Company if such Restricted Subsidiary is subject to restrictions, directly





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or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company (other than restrictions in effect on the Issue Date with respect to a Restricted Subsidiary of the Company and other than restrictions that are created or exist in compliance with the "Limitation on Restrictions on Distributions from Restricted Subsidiaries" covenant), (iii) any gain or loss realized upon the sale or other disposition of any assets of the Company or its consolidated Restricted Subsidiaries (including pursuant to any Sale/Leaseback Transaction) which are not sold or otherwise disposed of in the ordinary course of business any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person, (iv) any extraordinary gain or loss, (v) the cumulative effect of a change in accounting principles, (vi) non-cash restructuring charges or writeoffs recorded within the one year period following the Issue Date in an aggregate amount not to exceed $7.5 million, (vii) the net income of any Person, other than a Restricted Subsidiary, except to the extent of the lesser of (A) dividends or distributions paid to the Company or any of its Restricted Subsidiaries by such Person and (B) the net income of such Person (but in no event less than zero), and the net loss of such Person (other than an Unrestricted Subsidiary) shall be included only to the extent of the aggregate Investment of the Company or any of its Restricted Subsidiaries in such Person and (viii) any non-cash expenses attributable to grants or exercises of employee stock options. Notwithstanding the foregoing, (A) Consolidated Net Income for any period shall be reduced by the aggregate amount of dividends paid during such period pursuant to clause (v) of paragraph (b) of the "Limitation on Restricted Payments" covenant and (B) for the purpose of the covenant described under "Certain Covenants -- Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(E) thereof.

    "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of the Company and its consolidated Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of the Company ending prior to the taking of any action for the purpose of which the determination is being made and for which financial statements are available (but in no event ending more than 135 days prior to the taking of such action), as (i) the par or stated value of all outstanding Capital Stock of the Company plus (ii) paid in capital or capital surplus relating to such Capital Stock plus (iii) any retained earnings or earned surplus less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.

    "Continuing Director" of any Person means, as of the date of determination, any Person who (i) was a member of the Board of Directors of such Person on the date of the Indenture, (ii) was nominated for election or elected to the Board of Directors of such Person with the affirmative vote of a majority of the Continuing Directors of such Person who were members of such Board of Directors at the time of such nomination or election, or (iii) is a representative of a Permitted Holder.

    "Currency Agreement" means, in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement as to which such Person is a party or a beneficiary.

    "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

    "Designated Senior Indebtedness" means (i) all obligations under the New Credit Facility in the case of the Company, (ii) any Guarantee by a Subsidiary Guarantor of such obligations under the New Credit Facility in the case of such Subsidiary Guarantor and (iii) any other Senior Indebtedness in the case of the Company or Guarantor Senior Indebtedness in the case of such Subsidiary Guarantor which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $5 million and is specifically designated by the Company or such Subsidiary Guarantor in the instrument evidencing or governing such Senior Indebtedness or Guarantor Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the Indenture.

    "Disqualified Stock" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event (other than an event which would constitute a Change of Control), (i) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the final stated maturity of the Notes, or (ii) is convertible into





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or exchangeable (unless at the sole option of the issuer thereof) for (a) debt securities or (b) any Capital Stock referred to in (i) above, in each case at any time prior to the final stated maturity of the Notes.

    "Equity Offering" means an offering for cash by Holding or the Company of its common stock, or options, warrants or rights with respect to its common stock.

    "Financial Advisory Agreement" means the Financial Advisory Agreement between Hicks Muse Partners and the Company as in effect on the Issue Date.

    "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the date of the Indenture, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP.

    "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

    "Guarantor Senior Indebtedness" means, with respect to a Subsidiary Guarantor, whether outstanding on the Issue Date or thereafter issued, the obligations under any Guarantee of the New Credit Facility by such Subsidiary Guarantor, all other Guarantees by such Subsidiary Guarantor of Senior Indebtedness of the Company and all Indebtedness of such Subsidiary Guarantor, including interest and fees thereon, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that the obligations of such Subsidiary Guarantor in respect of such Indebtedness are not superior in right of payment to the obligations of such Subsidiary Guarantor under the Subsidiary Guaranty; provided, however, that Guarantor Senior Indebtedness shall not include (1) any obligations of such Subsidiary Guarantor to the Company or any other Subsidiary of the Company, (2) any liability for Federal, state, local or other taxes owed or owing by such Subsidiary Guarantor, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities) or (4) any Indebtedness, Guarantee or obligation of such Subsidiary Guarantor that is expressly subordinate or junior in right of payment to any other Indebtedness, Guarantee or obligation of such Subsidiary Guarantor, including any Guarantor Senior Subordinated Indebtedness and Guarantor Subordinated Obligations of such Subsidiary Guarantor.

    "Guarantor Senior Subordinated Indebtedness" means, with respect to a Subsidiary Guarantor, the obligations of such Subsidiary Guarantor under the Subsidiary Guaranty and any other Indebtedness of such Subsidiary Guarantor that specifically provides that such Indebtedness is to rank pari passu in right of payment with the obligations of such Subsidiary Guarantor under the Subsidiary Guaranty and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of such Subsidiary Guarantor which is not Guarantor Senior Indebtedness of such Subsidiary Guarantor.

    "Guarantor Subordinated Obligation" means, with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter incurred) which is subordinate or junior in right of payment to the obligations of such Subsidiary Guarantor under the Subsidiary Guaranty pursuant to a written agreement.

    "Incur" means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any indebtedness or Capital Stock of a Person existing at the time such person becomes a Restricted Subsidiary (whether





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by merger, consolidation, acquisition or otherwise) shall be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary.

    "Indebtedness" means, with respect to any Person on any date of determination (without duplication), (i) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money, (ii) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto) (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (i), (ii) and (v)) entered into in the ordinary course of business of such Person to the extent that such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third business day following receipt by such Person of a demand for reimbursement following payment on the letter of credit), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except trade payables and accrued expenses incurred in the ordinary course of business), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, (v) all Capitalized Lease Obligations and all Attributable Indebtedness of such Person,
(vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, (vii) all Indebtedness of other Persons to the extent Guaranteed by such Person, (viii) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Restricted Subsidiary of the Company, any Preferred Stock of such Restricted Subsidiary to the extent such obligation arises on or before the Stated Maturity of the Notes (but excluding, in each case, accrued dividends) and (ix) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements. The amount of Indebtedness of any Person at any date shall be the outstanding principal amount of all unconditional obligations as described above, as such amount would be reflected on a balance sheet prepared in accordance with GAAP, and the maximum liability of such Person, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations described above at such date.

    "Interest Rate Agreement" means, with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

    "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts payable on the balance sheet of such Person) or other extension of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the "Limitation on Restricted Payments" covenant, (i) "Investment" shall include the portion (proportionate to the Company's equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary of the Company at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Company's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors and evidenced by a resolution of such Board of Directors certified in an Officers' Certificate to the Trustee.

    "Issue Date" means the date on which the Notes are originally issued.

    "Leverage Ratio" shall mean, as to any Person, the ratio of (i) the sum of the aggregate outstanding amount of Indebtedness of such Person and its Subsidiaries as of the date of calculation on a consolidated basis to (ii) the





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Consolidated Cash Flow of such Person for the last four full fiscal quarters
(the "Four Quarter Period") ending on or prior to the date of determination.

    For purposes of this definition, the aggregate outstanding principal amount of Indebtedness of the Person and its Subsidiaries for which such calculation is made shall be determined on a pro forma basis as if the Indebtedness giving rise to the need to perform such calculation had been incurred and the proceeds therefrom had been applied, and all other transactions in respect of which such Indebtedness is being incurred had occurred, on the date the respective calculation is required. In addition to the foregoing, for purposes of this definition, "Consolidated Cash Flow" shall be calculated on a pro forma basis after giving effect to (i) the incurrence of the Indebtedness of such Person and its Subsidiaries (and the application of the proceeds therefrom) giving rise to the need to make such calculation and any incurrence (and the application of the proceeds therefrom) or repayment of other Indebtedness, other than the incurrence or repayment of Indebtedness pursuant to working capital facilities, at any time subsequent to the beginning of the Four Quarter Period and on or prior to the date of determination, as if such incurrence (and the application of the proceeds thereof), or the repayment, as the case may be, occurred on the first day of the Four Quarter Period and (ii) any Asset Disposition at any time on or subsequent to the first day of the Four Quarter Period and on or prior to the date of determination, as if such Asset Disposition occurred on the first day of the Four Quarter Period. Furthermore, in calculating "Consolidated Interest Expense" for purposes of the calculation of "Consolidated Cash Flow," (i) interest on Indebtedness determined on a fluctuating basis as of the date of determination (including Indebtedness actually incurred on the date of the transaction giving rise to the need to calculate the Leverage Ratio) and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness as in effect on the date of determination and (ii) notwithstanding (i) above, interest determined on a fluctuating basis, to the extent such interest is covered by Interest Rate Agreements, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements so long as the respective Interest Rate Agreement has a remaining term in excess of 12 months.

    "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

    "Monitoring and Oversight Agreement" means the Monitoring and Oversight Agreement between Hicks Muse Partners, Holding and the Company as in effect on the Issue Date.

    "Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets subject to such Asset Disposition) therefrom in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition, (ii) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition or by applicable law, be repaid out of the proceeds from such Asset Disposition,
(iii) all distributions and other payments required to be made to any Person owning a beneficial interest in assets subject to sale or minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition, (iv) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition, provided however, that upon any reduction in such reserves (other than to the extent resulting from payments of the respective reserved liabilities), Net Available Cash shall be increased by the amount of such reduction to reserves, and retained by the Company or any Restricted Subsidiary of the Company after such Asset Disposition and (v) any portion of the purchase price from an Asset Disposition placed in escrow (whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Disposition or otherwise in connection with such Asset Disposition) provided, however, that upon the termination of such escrow, Net Available Cash shall be increased by any portion of funds therein released to the Company or any Restricted Subsidiary.

    "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or





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commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale.

    "New Credit Facility" means the Credit Agreement, to be dated as of November 27, 1996, among the Company, Holding, Bankers Trust Company, as agent, and any other financial institutions from time to time party thereto, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including by way of adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

    "Non-Recourse Debt" means Indebtedness (i) as to which neither the Company nor any Restricted Subsidiary (a) provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor, general partner or otherwise) and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

    "Permitted Indebtedness" means (i) Indebtedness of the Company owing to and held by any Wholly-Owned Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any Wholly-Owned Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Wholly-Owned Subsidiary ceasing to be a Wholly-Owned Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or any Wholly-Owned Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof;
(ii) Indebtedness represented by (x) the Notes, (y) any indebtedness (other than the Indebtedness described in clauses (i), (ii) and (iv) of paragraph (b) of the covenant described under "Limitation on Indebtedness" and other than Indebtedness Incurred pursuant to clause (i) above or clauses (iv), (v) or (vi) below) outstanding on the Issue Date and (z) any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (ii) or Incurred pursuant to paragraph (a) of the covenant described under "Limitation on Indebtedness"; (iii) (A) Indebtedness of a Restricted Subsidiary Incurred and outstanding on the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Subsidiary or was otherwise acquired by the Company); provided, however, that at the time such Restricted Subsidiary is acquired by the Company, the Company would have been able to incur $1.00 of additional Indebtedness pursuant to paragraph (a) of the covenant described under "Limitation on Indebtedness" above after giving effect to the Incurrence of such Indebtedness pursuant to this clause (iii) and (B) Refinancing, Indebtedness Incurred by a Restricted Subsidiary in respect of Indebtedness Incurred by such Restricted Subsidiary pursuant to this clause (iii); (iv) Indebtedness (A) in respect of performance bonds, bankers' acceptances and surety or appeal bonds provided by the Company or any of its Restricted Subsidiaries to their customers in the ordinary course of their business, (B) in respect of performance bonds or similar obligations of the Company or any of its Restricted Subsidiaries for or in connection with pledges, deposits or payments made or given in the ordinary course of business in connection with or to secure statutory, regulatory or similar obligations, including obligations under health, safety or environmental obligations, (C) arising from Guarantees to suppliers, lessors, licensees, contractors, franchises or customers of obligations (other than Indebtedness) incurred in the ordinary course of business and (D) under Currency Agreements and Interest Rate Agreements; provided, however, that in the case of Currency Agreements and Interest Rate Agreements, such Currency Agreements and Interest Rate Agreements are entered into for bona fide hedging purposes of the Company or its Restricted Subsidiaries (as determined in good faith by the Board of Directors or senior management of the Company) and correspond in terms of notional amount, duration, currencies and interest rates as applicable, to Indebtedness of the Company or its Restricted Subsidiaries Incurred without violation of the Indenture or to business transactions of the Company or its Restricted Subsidiaries on customary terms entered into in the ordinary course of business; (v) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credits, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in each case incurred in connection with the disposition of any business assets or Restricted Subsidiary





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of the Company (other Guarantees of Indebtedness or other obligations incurred by any Person acquiring all or any portion of such business assets or Restricted Subsidiary of the Company for the purpose of financing such acquisition) in a principal amount not to exceed the gross proceeds actually received by the Company or any of its Restricted Subsidiaries in connection with such disposition; provided, however, that the principal amount of any Indebtedness incurred pursuant to this clause (v) when taken together with all Indebtedness incurred pursuant to this clause (v) and then outstanding, shall not exceed $10 million; (vi) Indebtedness consisting of (A) Guarantees by the Company or a Subsidiary Guarantor of Indebtedness incurred by a Wholly-Owned Subsidiary without violation of the Indenture and (B) Guarantees by a Restricted Subsidiary of Senior Indebtedness incurred by the Company without violation of the Indenture (so long as such Restricted Subsidiary could have incurred such Indebtedness directly without violation of the Indenture); and
(vii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within two business clays of its incurrence.

    "Permitted Investment" means an Investment by the Company or any of its Restricted Subsidiaries in (i) a Wholly-Owned Subsidiary of the Company; provided, however, that the primary business of such Wholly-Owned Subsidiary is a Related Business; (ii) another Person if as a result of such Investment such other Person becomes a Wholly-Owned Subsidiary of the Company or is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Wholly-Owned Subsidiary of the Company; provided, however, that in each case such Person's primary business is a Related Business; (iii) Temporary Cash Investments; (iv) receivables owing to the Company or any of its Restricted Subsidiaries, created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; (v) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; (vi) loans or advances to employees for purposes of purchasing the Company's common stock in an aggregate amount outstanding at any one time not to exceed $500,000 and other loans and advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary; (vii) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any of its Restricted Subsidiaries or in satisfaction of judgments or claims; (viii) a Person engaged in a Related Business or a loan or advance to the Company the proceeds of which are used solely to make an investment in a Person engaged in a Related Business or a Guarantee by the Company of Indebtedness of any Person in which such Investment has been made provided, however, that no Permitted Investments may be made pursuant to this clause
(viii) to the extent the amount thereof would, when taken together with all other Permitted Investments made pursuant to this clause (viii), exceed $10 million in the aggregate (plus, to the extent not previously reinvested, any return of capital realized on Permitted Investments made pursuant to this clause (viii), or any release or other cancellation of any Guarantee constituting such Permitted Investment); (ix) Persons to the extent such Investment is received by the Company or any Restricted Subsidiary as consideration for asset dispositions effected in compliance with the covenant described under "Limitations on Sales of Assets and Subsidiary Stock"; (x) prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of the Company and its Restricted Subsidiaries; and (xi) Investments in connection with pledges, deposits, payments or performance bonds made or given in the ordinary course of business in connection with or to secure statutory, regulatory or similar obligations, including obligations under health, safety or environmental obligations.

    "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision hereof or any other entity.

    "Preferred Stock," as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

    "Productive Assets" means assets of a kind used or usable by the Company and its Restricted Subsidiaries in the Company's business or any Related Business.

    A "Public Market" exists at any time with respect to the common stock of Holding or the Company if (a) the common stock of Holding or the Company is then registered with the Securities and Exchange Commission pursuant to Section 12(b) or 12(g) of the Exchange Act and traded either on a national securities exchange or in the National

Association of Securities Dealers Automated Quotation System and (b) at least 15% of the total issued and outstanding common stock of Holding or the Company, as applicable, has been distributed prior to such time by means of an effective registration statement under the Securities Act of 1933.

    "Qualified Capital Stock" of any Person shall mean any Capital Stock of such Person which is not Disqualified Stock.

    "Refinancing Indebtedness" means Indebtedness that refunds, refinances, replaces, renews, repays or extends (including pursuant to any defeasance or discharge mechanism) (collectively, "refinances," and "refinanced" shall have a correlative meaning) any Indebtedness existing on the date of the Indenture or Incurred in compliance with the Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that (i) the Refinancing Indebtedness has a Stated Maturity no earlier than the earlier of (A) the first anniversary of the Stated Maturity of the Notes and (B) Stated Maturity of the Indebtedness being refinanced, (ii) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the lesser of (A) the Average Life of the Notes and (B) the Average Life of the Indebtedness being refinanced and, (iii) the Refinancing Indebtedness is in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to (or 101% of, in the case of a refinancing of the Notes in connection with a Change of Control) or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced.

    "Related Business" means any business which is the same as or related, ancillary or complementary to any of the businesses of the Company and its Restricted Subsidiaries on the date of the Indenture, as reasonably determined by the Company's Board of Directors.

    "Representative" means any trustee, agent or representative (if any) of an issue of Senior Indebtedness.

    "Restricted Subsidiary" means any Subsidiary of the Company other an Unrestricted Subsidiary.

    "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Subsidiary leases it from such Person.

    "Secured Indebtedness" means any Indebtedness of the Company or a Subsidiary Guarantor secured by a Lien.

    "Senior Subordinated Indebtedness" means the Notes and any other Indebtedness of the Company that specifically provides that such Indebtedness is to rank pari passu with the Notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Company which is not Senior Indebtedness.

    "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

    "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision.

    "Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes pursuant to a written agreement.

    "Subsidiary" of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more

Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary shall refer to a Subsidiary of the Company.

    "Subsidiary Guarantee" means the Guarantee of the Notes by a Subsidiary Guarantor.

    "Subsidiary Guarantor" means each Subsidiary of the Company in existence on the Issue Date and each Subsidiary (other than foreign subsidiaries and Unrestricted Subsidiaries) created or acquired by the Company after the Issue Date.

    "Temporary Cash Investments" means any of the following: (i) any Investment in direct obligations of the United States of America or any agency thereof or obligations Guaranteed by the United States of America or any agency thereof,
(ii) Investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital surplus and undivided profits aggregating in excess of $250 million (or the foreign currency equivalent thereof) and whose long-term debt, or whose parent holding company's long-term debt, is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act), (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause
(i) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) Investments in commercial paper, maturing not more than 180 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard and Poor's Ratings Group, (v) Investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Group or "A" by Moody's Investors Service, Inc. and (vi) Investments in mutual funds whose investment guidelines restrict such funds' investments to those satisfying the provisions of clauses (i) through (v) above.

    "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total consolidated assets of $10,000 or less or (B) if such Subsidiary has consolidated assets greater than $10,000, then such designation would be permitted under "Limitation on Restricted Payments." The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (x) the Company could Incur $1.00 of additional Indebtedness under clause (a) of "Limitation on Indebtedness" and (y) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

    "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

    "Voting Stock" of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

    "Wholly-Owned Subsidiary" means a Restricted Subsidiary of the Company, at least 99% of the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or another Wholly-Owned Subsidiary.

                         BOOK-ENTRY; DELIVERY AND FORM

    The certificates representing the Old Notes were issued, and the certificates representing the New Notes will be issued, in fully registered form, without coupons. The Old Notes are represented by two permanent global certificates in definitive, fully registered form without interest coupons in the aggregate amount of $100,000,000 (the "Initial Global Notes"). Except as described in the next paragraph, the New Notes initially will be represented by one or more permanent global certificates in definitive, fully registered form (the "Global Notes") and will be deposited with, or on behalf of, the DTC (the "Depositary"), and registered in the name of Cede & Co., as the DTC's nominee or will remain in the custody of the Trustee pursuant to a FAST Balance Certificate Agreement between the DTC and the Trustee. If any holder of Old Notes whose interest in such Old Notes is represented by an Initial Global Note fails to tender in the Exchange Offer, the Company may issue and deliver to such holder a separate certificate representing such holder's Old Notes in registered form without interest coupons.

    New Notes exchanged for Old Notes originally purchased by or transferred to
(i) institutional "accredited investors" (as defined in Rule 501(a)(1), (2),
(3) or (7) under the Securities Act) who are not "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) ("QIBs") or (ii) QIBs who elect to take physical delivery of their certificates (collectively, "Non-Global Purchasers") will be issued in registered form without interest coupons (the "Certificated Securities"). Upon the transfer to a QIB of Certificated Securities initially issued to a Non-Global Purchaser, such Certificated Securities will, unless the transferee requests otherwise or the Global Note has previously been exchanged in whole for Certificated Securities, be exchanged for an interest in the Global Note.

    The Depository has advised the Company that it is (i) a limited purpose trust company organized under the laws of the State of New York, (ii) a member of the Federal Reserve System, (iii) a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and (iv) a "Clearing Agency" registered pursuant to Section 17A of the Exchange Act. The Depository was created to hold securities for its participants (collectively, the "Participants") and facilitates the clearance and settlement of securities transactions between Participants through electronic book entry changes to the accounts of its Participants, thereby eliminating the need for physical transfer and delivery of certificates. The Depository's Participants include securities brokers and dealers (including the initial purchasers of the Old Notes), banks and trust companies, clearing corporations and certain other organizations. Access to the Depository's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. QIBs may elect to hold New Notes purchased by them through the Depository. QIBs who are not Participants may beneficially own securities held by or on behalf of the Depository only through Participants or Indirect Participants. Persons that are not QIBs may not hold New Notes through the Depository.

    The Company has been advised by the Depository that upon deposit of the Global Notes, (i) the Depository will credit the accounts of Participants with portions of the principal amount of the Global Notes and (ii) ownership of the New Notes evidenced by the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depository (with respect to the interests of the Depository's Participants), the Depository's Participants and the Depository's Indirect Participants. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own and that security interests in negotiable instruments can only be perfected by delivery of certificates representing the instruments. Consequently, the ability to transfer New Notes or to pledge the New Notes as collateral will be limited to such extent.

    So long as the Depository or its nominee is the registered owner of the Global Notes, the Depository or such nominee, as the case may be, will be considered the sole owner or holder of the New Notes represented by the Global Notes for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have New Notes represented by such Global Note registered in their names and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to giving of any directions, instruction or approval to the Trustee thereunder. As a result, the ability of a person having a beneficial interest in New Notes represented by a Global Note to pledge such interest to persons or entities that do not participate in the Depository's system or to otherwise take action with respect to such interest, may be affected by the lack of a physical certificate evidencing such interest.

    Payments with respect to the principal of, premium, if any, and interest on any New Notes represented by a Global Note registered in the name of the Depository or its nominee on the applicable record date will be payable by the Trustee to or at the direction of the Depository or its nominee in its capacity as the registered Holder of the Global Note representing such New Notes under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names the New Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payment and for any and all other purposes whatsoever. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of New Notes (including principal, premium, if any, and interest), or to immediately credit the accounts of the relevant Participants with such payment, in amounts proportionate to their respective holdings in principal amount of beneficial interest in the Global Note as shown on the records of the Depository. Payments by the Participants and the Indirect Participants to the beneficial owners of New Notes will be governed by standing instructions and customary practice and will be the responsibility of the Participants or the Indirect Participants.

CERTIFICATED SECURITIES

    If (i) the Company notifies the Trustee in writing that the Depository is no longer willing or able to act as a depository and the Company is unable to locate a qualified successor within 90 days, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of New Notes in definitive form under the Indenture, or (iii) upon the occurrence of certain other events, then, upon surrender by the Depository of its Global Notes, Certificated Securities will be issued to each person that the Depository identifies as the beneficial owner of the New Notes represented by the Global Notes. In addition, subject to certain conditions, any person having a beneficial interest in a Global Note may, upon request to the Trustee, exchange such beneficial interest for Certificated Securities. Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of such person or persons (or the nominee of any thereof) and cause the same to be delivered thereto.

    Neither the Company nor the Trustee shall be liable for any delay by the Depository or any Participant or Indirect Participant in identifying the beneficial owners of the related New Notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from the Depository for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the New Notes to be issued).

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The following discussion is a summary of certain federal income tax considerations relevant to the exchange of Old Notes for New Notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively in a manner that could adversely affect a holder of the New Notes. The description does not consider the effect of any applicable foreign, state, local or other tax laws or estate or gift tax considerations.

    EACH HOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF EXCHANGING OLD NOTES FOR NEW NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

    The exchange of Old Notes for New Notes should not be an exchange or otherwise a taxable event to a holder for federal income tax purposes. Accordingly, a holder should have the same adjusted issue price, adjusted basis and holding period in the New Notes as it had in the Old Notes immediately before the exchange.

                              PLAN OF DISTRIBUTION

    Based on an interpretation by the Commission's staff set forth in no-action letters issued to third parties unrelated to the Company, the Company believes that, with the exceptions set forth below, New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any person receiving such New Notes, whether or not such person is the holder (other than any such holder or such other person which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the New Notes are acquired in the ordinary course of business of the holder or such other person and neither the holder nor such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes. The Company, however, has not sought, and does not intend to seek, its own no-action letter and there can be no assurance that the Commission's staff would make a similar determination with respect to the Exchange Offer. Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes cannot rely on this interpretation by the Commission's staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

    Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where the Old Notes were acquired by that broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company and the Subsidiary Guarantors have agreed that they will, for a period of 90 days following the Expiration Date, make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale for such period of time as such persons must comply with such requirements in order to resell the New Notes.

    Neither the Company nor the Subsidiary Guarantors will receive any proceeds from any sale of New Notes by broker- dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    The Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal for such period of time as such persons must comply with such requirements in order to resell the New Notes. The Company and the Subsidiary Guarantors have agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers.

                                 LEGAL MATTERS

    The validity of the New Notes offered hereby will be passed upon for the Company by Vinson & Elkins L.L.P., Dallas, Texas.

                              CHANGE IN ACCOUNTANT


    The Company, with the approval of the Board of Directors, on December 17, 1996 changed its independent accountants from Arthur Andersen LLP ("Arthur Andersen") to Coopers & Lybrand L.L.P. Arthur Andersen's report on the financial statements of the Company for fiscal years 1995 and 1994 was unqualified and did not contain an adverse opinion, disclaimer of opinion or was not qualified or modified as to uncertainty, audit scope, or accounting principles. Additionally, no reportable conditions or material weaknesses were identified during Arthur Andersen's audit of the financial statements. During Arthur Andersen's appointment as independent accountants, there were no disagreements on any matter of accounting principles or practices, financial statement disclosure or auditing scope of procedure which if not resolved to Arthur Andersen's satisfaction would have caused Arthur Andersen to make reference to the subject matter of the disagreement in connection with Arthur Andersen's reports on the Company's financial statements.


                                    EXPERTS


    The consolidated balance sheets as of December 31, 1996 and 1995 and the consolidated statements of income, stockholder's equity (deficit) and cash flows for each of the three years in the period ended December 31, 1996, included in this Prospectus, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.



    The combined consolidated balance sheets of Bishop as of September 30, 1996 and 1995 and the combined consolidated statements of income, retained earnings and cash flows for each of the three years in the period ended September 30, 1996, included in this Prospectus have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                             AVAILABLE INFORMATION

    The Company has filed with the Commission a registration statement under the Securities Act with respect to the New Notes offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the New Notes offered hereby, reference is made to the Registration Statement, including the exhibits and schedules filed therewith. Statements contained in this Prospectus concerning the provisions of any contract, agreement or other document referred to herein or therein are not necessarily complete, but contain a summary of the material terms of such contracts, agreements or other documents. With respect to each contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for the complete contents of the exhibit, and each statement concerning its provisions is qualified in its entirety by such reference. The Registration Statement may be inspected, without charge, at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at its regional offices at 7 World Trade Center, New York, New York, 10048 and Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661-2551. Copies of such materials may also be obtained by mail at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such materials may also be obtained from the web site that the Commission maintains at www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                                                        PAGE
ATRIUM COMPANIES, INC.:
Report of Independent Accountants  . . . .. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-2
Consolidated Financial Statements:
  Consolidated Balance Sheets as of December 31, 1996 and 1995  . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-3
  Consolidated Statements of Income for the years ended
    December 31, 1996, 1995 and 1994  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-4
  Consolidated Statements of Stockholder's Equity (Deficit) for the years ended
    December 31, 1996, 1995 and 1994  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-5
  Consolidated Statements of Cash Flows for the years ended
    December 31, 1996, 1995 and 1994  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-6
  Notes to Consolidated Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-7

BISHOP MANUFACTURING COMPANIES:
Report of Independent Public Accountants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-25
Combined Consolidated Financial Statements:
  Combined Consolidated Balance Sheets as of September 30, 1996 and 1995  . . . . . . . . . . . . . . . . . . . . . .  F-26
  Combined Consolidated Statements of Income and Retained Earnings
    for the years ended September 30, 1996, 1995 and 1994   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-27
  Combined Consolidated Statements of Cash Flows for the years ended
    September 30, 1996, 1995 and 1994   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-28
  Notes to Combined Consolidated Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-29

                    REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors
Atrium Companies, Inc.:



We have audited the accompanying consolidated balance sheets of Atrium Companies, Inc., (the "Company") a wholly-owned subsidiary of Atrium Corporation ("Holding") as of December 31, 1996 and 1995 and the related consolidated statements of income, stockholder's equity (deficit), and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Atrium Companies, Inc. as of December 31, 1996 and 1995 and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.


As discussed in Note 1 to the financial statements, effective January 1, 1994, the Company changed its method of accounting for inventories.




COOPERS & LYBRAND L.L.P.



Dallas, Texas
March 7, 1997

                             ATRIUM COMPANIES, INC.
                          CONSOLIDATED BALANCE SHEETS
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)



                                                                   DECEMBER 31,
                                                            -----------------------
                                                                1996         1995
                                                            ----------   ----------
                                ASSETS
 CURRENT ASSETS:
    Cash and cash equivalents ............................   $     617    $      85
    Accounts receivable, net .............................      21,975       16,845
    Inventories ..........................................      13,474       13,953
    Prepaid expenses and other............................       1,765          994
    Deferred tax asset ...................................       2,555        1,217
                                                             ---------    ---------
    Total current assets .................................      40,386       33,094

 PROPERTY, PLANT, AND EQUIPMENT, net .....................      13,970       11,120
 GOODWILL, net............................................      11,963         --
 DEFERRED FINANCING COSTS, net............................       5,173        1,989
 OTHER ASSETS ............................................       3,258        2,366
                                                             ---------    ---------
    Total assets .........................................   $  74,750    $  48,569
                                                             =========    =========

            LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)

 CURRENT LIABILITIES:
    Accounts payable .....................................       8,528        7,521
    Current portion of notes payable .....................        --          4,500
    Accrued liabilities ..................................       6,580        5,594
                                                             ---------    ---------
    Total current liabilities ............................      15,108       17,615

 LONG-TERM LIABILITIES:
    Notes payable ........................................     100,000       44,500
    Deferred tax liability ...............................         818          998
                                                             ---------    ---------
    Total long-term liabilities ..........................     100,818       45,498
                                                             ---------    ---------
    Total liabilities ....................................     115,926       63,113

 COMMITMENTS AND CONTINGENCIES

 STOCKHOLDER'S EQUITY (DEFICIT):
    Common stock $.01 par value, 3,000 shares authorized,
      100 shares issued and outstanding ..................        --           --
    Paid-in capital ......................................      31,936       23,467
    Accumulated deficit ..................................     (73,112)     (38,011)
                                                             ---------    ---------
    Total stockholder's deficit ..........................     (41,176)     (14,544)
                                                             ---------    ---------
          Total liabilities and stockholder's deficit ....   $  74,750    $  48,569
                                                             =========    =========




               The accompanying notes are an integral part of the
                      consolidated financial statements.

                             ATRIUM COMPANIES, INC.
                       CONSOLIDATED STATEMENTS OF INCOME
                  FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                             (DOLLARS IN THOUSANDS)



                                                                      1996         1995       1994
                                                                   ---------    ---------   ---------
 NET SALES .....................................................   $ 156,269    $ 135,478   $ 123,571
 COST OF GOODS SOLD ............................................     102,341       93,975      85,572
                                                                   ---------    ---------   ---------
    Gross profit ...............................................      53,928       41,503      37,999

 OPERATING EXPENSES:
    Selling, delivery, general and administrative expenses......      35,094       29,441      26,895
    Special charges ............................................       3,044        7,188        --
    Stock option compensation expense ..........................       3,023          308        --
                                                                   ---------    ---------   ---------
                                                                      41,161       36,937      26,895
                                                                   ---------    ---------   ---------
       Income from operations ..................................      12,767        4,566      11,104

 INTEREST EXPENSE ..............................................       4,507        2,615         355
 OTHER INCOME (EXPENSE), net ...................................        (182)       1,442        (954)
                                                                   ---------    ---------   ---------

       Income before income taxes and extraordinary charge .....       8,078        3,393       9,795

 PROVISION FOR INCOME TAXES ....................................       2,699        1,544         604
                                                                   ---------    ---------   ---------

       Income before extraordinary charge ......................       5,379        1,849       9,191

 EXTRAORDINARY CHARGE ON EARLY RETIREMENT OF DEBT
    (net of income tax benefit of $720)  .......................       1,176         --          --
                                                                   ---------    ---------   ---------



 NET INCOME ....................................................   $   4,203    $   1,849   $   9,191
                                                                   =========    =========   =========




                 The accompanying notes are an integral part of
                     the consolidated financial statements.

                            ATRIUM COMPANIES, INC.
                          CONSOLIDATED STATEMENTS OF
                        STOCKHOLDER'S EQUITY (DEFICIT)
             FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)



                                                                            RETAINED          TOTAL
                                                 COMMON STOCK               EARNINGS      STOCKHOLDER'S
                                             -----------------   PAID IN  (ACCUMULATED       EQUITY
                                              SHARES   AMOUNT    CAPITAL     DEFICIT)       (DEFICIT)
                                             --------  -------  ---------- ------------   -------------
 BALANCE, December 31, 1993 ................        100   $--    $    484   $ 37,683       $ 38,167
    Net distributions to stockholders ......       --      --        --       (6,993)        (6,993)
    Net income .............................       --      --        --        9,191          9,191
                                               --------   ----   --------   --------       --------
 BALANCE, December 31, 1994 ................        100    --         484     39,881         40,365
    Capital contribution ...................       --      --      22,100       --           22,100
    Net distributions to stockholders ......       --      --        --      (79,741)       (79,741)
    Land contribution ......................       --      --         575       --              575
    Stock option compensation expense ......       --      --         308       --              308
    Net income .............................       --      --        --        1,849          1,849
                                               --------   ----   --------   --------       --------
 BALANCE, December 31, 1995 ................        100    --      23,467    (38,011)       (14,544)
    Capital contributions ..................       --      --       5,025       --            5,025
    Net distributions to parent ............       --      --        --      (39,304)       (39,304)
    Stock option compensation expense ......       --      --       3,023       --            3,023
    Income tax benefit of Holding's
      stock options.........................       --      --         421       --              421
    Net income .............................       --      --        --        4,203          4,203
                                               --------   ----   --------   --------       --------
 BALANCE, December 31, 1996 ................        100   $--    $ 31,936   $(73,112)      $(41,176)
                                               ========   ====   ========   ========       ========




                 The accompanying notes are an integral part of
                     the consolidated financial statements.

                            ATRIUM COMPANIES, INC.
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
             FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                            (DOLLARS IN THOUSANDS)



                                                                                  1996          1995        1994
                                                                                ---------    ---------    ---------
 CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income ..............................................................   $   4,203    $   1,849    $   9,191
    Adjustments to reconcile net income to net cash provided by operating activities:
    Extraordinary charge, net of income tax benefit .........................       1,176         --           --
    Depreciation and amortization ...........................................       2,484        1,917        1,678
    Write-down of investments in rental real estate .........................        --           --          1,545
    Noncash bonuses .........................................................        --          1,609         --
    Gain on retirement of assets ............................................         (10)        (429)         (31)
    Stock option compensation expense .......................................       3,023          308         --
    Deferred taxes ..........................................................      (1,303)         202         --
    Changes in assets and liabilities, net of acquisition in 1996
         Accounts receivable, net ...........................................      (3,056)        (523)      (3,891)
         Inventories ........................................................       2,252          540       (2,342)
         Prepaid expenses and other .........................................        (730)         171         (266)
         Accounts payable ...................................................         815        1,668        3,270
         Accrued liabilities ................................................         (87)         541        1,297
                                                                                ---------    ---------    ---------
              Net cash provided by operating activities......................       8,767        7,853       10,451
                                                                                ---------    ---------    ---------

 CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchases of property, plant and equipment ..............................      (3,380)      (2,337)      (3,389)
    Proceeds from asset sales ...............................................          25          784          151
    Increase in other assets ................................................      (1,369)      (1,814)      (1,133)
    Payment for acquisition, net of cash acquired ...........................     (10,243)        --           --
                                                                                ---------    ---------    ---------
         Net cash used in investing activities ..............................     (14,967)      (3,367)      (4,371)
                                                                                ---------    ---------    ---------

 CASH FLOWS FROM FINANCING ACTIVITIES:
    Payment of notes payable ................................................     (62,928)      (8,605)      (1,376)
    Proceeds from borrowings ................................................      13,740         --           --
    Proceeds from issuance of senior subordinated notes .....................     100,000         --           --
    Proceeds from issuance of notes payable .................................        --         57,155          592
    Deferred financing costs ................................................      (5,222)      (1,990)        --
    Capital contributions ...................................................          25       22,100         --
    Net distributions to stockholders .......................................        --        (74,268)      (6,993)
    Net distributions to Holding.............................................     (39,304)        --           --
    Income tax benefit upon exercise of Holding's stock options .............         421         --           --
                                                                                ---------    ---------    ---------
         Net cash provided by (used in) financing activities.................       6,732       (5,608)      (7,777)
                                                                                ---------    ---------    ---------

 NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS .......................         532       (1,122)      (1,697)
 CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR ...............................          85        1,207        2,904
                                                                                ---------    ---------    ---------
 CASH AND CASH EQUIVALENTS, END OF YEAR .....................................   $     617    $      85    $   1,207
                                                                                =========    =========    =========


 SUPPLEMENTAL DISCLOSURE:
    Cash paid during the period for:
         Interest ...........................................................   $   3,699    $   2,420    $     355
         Income taxes .......................................................       4,514        1,064          292
         Noncash distributions...............................................        --          4,899         --
         Noncash contribution from Holding...................................       5,000         --           --


         The Company acquired all of the capital stock of Bishop Manufacturing Companies for a combined purchase price of $19,531 of which $10,243 was paid in cash, as follows:



         Fair value of net assets acquired . . . . . . . . . . . .      $20,705
         Payable to seller . . . . . . . . . . . . . . . . . . . .       (1,000)
         Cash acquired . . . . . . . . . . . . . . . . . . . . . .       (3,288)
         Common stock issued by Holding  . . . . . . . . . . . . .       (5,000)
         Liabilities assumed . . . . . . . . . . . . . . . . . . .       (1,174)
                                                                        -------

         Cash paid for capital stock of Bishop . . . . . . . . . .      $10,243
                                                                        =======




                 The accompanying notes are an integral part of
                     the consolidated financial statements.

                             ATRIUM COMPANIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1996, 1995 AND 1994
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)




1.  OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES:



    Atrium Companies, Inc. (the "Company"), (formerly Fojtasek Companies, Inc., a Texas corporation), is engaged in the manufacture and sale of doors, windows and various building materials throughout the United States. A significant portion of the Company's sales relates to new home construction activity which is cyclical in nature.



    On July 3, 1995, the stockholders of Fojtasek Companies, Inc. ("Fojtasek") executed a stock purchase agreement (the "Heritage Transaction") whereby all of Fojtasek's common stock was acquired by FCI Holding Corp. ("FCI Holding"), a Delaware holding company which was established in connection with the Heritage Transaction (Note 13). On September 30, 1996, Atrium Corporation ("Holding"), a Delaware parent company which owned 100% of FCI Holding (which owned 100% of Fojtasek) acquired Bishop (as defined), a manufacturer of vinyl replacement windows and doors and contributed the capital stock of Bishop to Fojtasek (Note 16). On November 8, 1996, in connection with the Hicks Muse Transaction (the "Transaction"), Fojtasek, which was a Texas corporation, was merged with and into FCI Holding (Note
    13). The two companies were merged to achieve certain business objectives related to brand-name recognition. The surviving Delaware corporation was renamed "Atrium Companies, Inc.," (the "Company") which is a direct, wholly-owned subsidiary of Holding. The merger was accounted for as a merger of companies under common control and the assets were valued at historical cost.


    BASIS OF CONSOLIDATION


    The consolidated financial statements include the accounts of the Company, Bishop Manufacturing Companies ("Bishop"), acquired in September 1996, and H-R Window Supply, Inc. All significant intercompany transactions and balances have been eliminated in consolidation.



    INDUSTRY SEGMENT



    The Company operates in a single industry segment, the fabrication and distribution of doors and windows and related components.



    REVENUE RECOGNITION



    Revenue from the sale of doors and windows and related components is recorded at the time of delivery and billing to the customer. Allowances are established to recognize the risk of sales returns from customers.


    CASH AND CASH EQUIVALENTS


    The Company considers all highly-liquid investments with original maturities of three months or less to be cash equivalents.


    ALLOWANCE FOR DOUBTFUL ACCOUNTS


    Accounts receivable are net of allowances for doubtful accounts of $1,497 and $1,155 as of December 31, 1996 and 1995, respectively.

                             ATRIUM COMPANIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1996, 1995 AND 1994
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)


    CONCENTRATIONS OF CREDIT RISK


    Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of trade accounts receivable. The Company's customers are concentrated in the southern regions of the U.S. and focus upon the distribution and sale of building products. Sales in the state of Texas accounted for approximately 37.2% of revenue in 1996. The Company performs ongoing credit evaluations of its customers' financial condition. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends, and other information. No single customer accounted for more than 10% of sales, and the Company purchases aluminum, vinyl, glass and other raw materials from various suppliers.


    INVENTORIES


    Effective January 1, 1994, the Company elected to change its method of accounting for inventory from the first-in, first-out (FIFO) method to the last-in, first-out (LIFO) method. Management believes that the LIFO method results in a better matching of current costs with current revenues.



    The effect of the change in 1994 was to increase cost of sales by $2,721. The change in the LIFO reserve for the years ended December 31, 1995 and 1996 decreased cost of sales by $851 and $491, respectively.


    DEPRECIATION AND AMORTIZATION


    The Company provides for depreciation and amortization using straight-line and accelerated methods to allocate the cost of the assets over their estimated useful lives, as follows:



                                                                  ESTIMATED
                                                                 USEFUL LIFE
                                                                 ------------
 Buildings and improvements  . . . . . . . . . . . . . . . .      5-40 years
 Machinery and equipment . . . . . . . . . . . . . . . . . .      3-12 years




    GOODWILL



    Goodwill represents the excess of cost over fair market value of net assets acquired. Goodwill is being amortized over 40 years on a straight-line basis. Accumulated amortization at December 31, 1996 was $75. Management continually reviews the appropriateness of the carrying value of goodwill and the related amortization period based on anticipated undiscounted cash flows of the related assets. The Company considers operating results, trends and prospects of the Company, as well as competitive comparisons. The Company also takes into consideration competition within the building materials industry and any other events or circumstances which might indicate potential impairment.


    FORWARD COMMITMENTS

    The company periodically enters into forward commitments to hedge price variances in materials. Changes in the market value of forward commitments are recognized in income when the effects of the related charges in the hedged items are recognized.


    USE OF ESTIMATES

    The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the

                             ATRIUM COMPANIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1996, 1995 AND 1994
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)


    reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

    RECLASSIFICATIONS

    Certain reclassifications have been made to the 1995 and 1994 balances to conform with the 1996 presentation.



2.  FAIR VALUE OF FINANCIAL INSTRUMENTS:



    In accordance with Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments," the following methods have been used in estimating fair value disclosures for significant financial instruments of the Company.



    Estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. Due to the fact that considerable judgment is required to interpret market data to develop the estimates of fair value, the estimates presented are not necessarily indicative of the amounts that could be realized in a current market exchange.



    Cash and cash equivalents -- The carrying amounts reported in the balance sheet approximate the fair value.



    Notes Payable -- The fair value of the Company's notes in 1996 is based on quoted market prices and in 1995 based on similar issues as advised by the Company's bankers.



    Forward Aluminum Contracts -- The unrealized gains and losses are based on quotes for aluminum as reported on the London Metal Exchange.



    The carrying amounts and estimated fair values of the Company's financial instruments as of December 31, 1996 and 1995 were as follows:



                                                  1996                          1995
                                      -----------------------          -----------------------------
                                       Carrying                         Carrying
                                        Amount    Fair Value             Amount          Fair Value
                                     ----------  ------------          ---------------   -----------
    ASSETS:
    Cash and cash equivalents ....   $    617     $    617             $     85           $     85

    LIABILITIES:
    Notes Payable ................   $100,000      $102,000            $ 49,000           $ 49,000




                                       Notional   Unrealized
                                       Amount     Gain/(Loss)
                                       --------   ----------
    OFF-BALANCE SHEET:
    Forward Aluminum Contracts ....   $ 21,656   $    519



3.     INVENTORIES:



       Inventories are valued at the lower of cost or market using the last-in, first-out (LIFO) method of accounting. Work-in-process and finished goods inventories consist of materials, labor, and manufacturing overhead. Inventories consisted of the following at December 31, 1996 and 1995:

                             ATRIUM COMPANIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1996, 1995 AND 1994
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)



                                                   1996         1995
                                                 --------     -------
 Raw materials . . . . . . . . . . . . . . .     $11,765      $11,654
 Work-in-process . . . . . . . . . . . . . .         563          686
 Finished goods  . . . . . . . . . . . . . .       2,526        3,484
                                                   -----        -----
                                                  14,854       15,824
 LIFO reserve  . . . . . . . . . . . . . . .      (1,380)      (1,871)
                                                  ------       ------
                                                 $13,474      $13,953
                                                 =======      =======




4.     PROPERTY, PLANT, AND EQUIPMENT:



       Property, plant, and equipment, stated at cost, consisted of the following at December 31:




                                                        1996         1995
                                                      -------       ------
 Land  . . . . . . . . . . . . . . . . . . . . .         $682         $609
 Buildings and improvements  . . . . . . . . . .        7,139        6,554
 Machinery and equipment . . . . . . . . . . . .       11,970        8,802
 Construction-in-process . . . . . . . . . . . .          705           72
                                                      -------       ------
       Total . . . . . . . . . . . . . . . . . .       20,496       16,037

 Less accumulated depreciation and amortization        (6,526)      (4,917)
                                                      -------      -------
 Net property, plant and equipment                    $13,970      $11,120
                                                      =======      =======



 Depreciation expense was $1,681, $1,554, and $1,678 for the years ended December 31, 1996, 1995, and 1994, respectively.



5.     OTHER ASSETS:



       Other assets consisted of the following at December 31:




                                                           1996         1995
                                                          ------       ------
 Non-compete agreements  . . . . . . . . . . . .          $1,575       $2,025
 Capitalized software costs  . . . . . . . . . .           1,355          317
 Deposits and other  . . . . . . . . . . . . . .             328           24
                                                          ------       ------
                                                          $3,258       $2,366
                                                          ======       ======




       The cost of the non-compete agreements are being amortized over five years. Amortization expense for the years ended December 31, 1996 and 1995 was $450 and $225, respectively, resulting in accumulated amortization at December 31, 1996 of $675. The Company capitalizes internal and external costs associated with implementing and developing software for internal use. Amortization will begin when the software is put into place. Management continually reviews the carrying value and expected functionality of the accumulated costs for potential impairment.



6.     DEFERRED FINANCING COSTS:



       The deferred financing costs relate to costs incurred in the placement of the Company's debt and are being amortized over the terms of the related debt which range from five to ten years. Amortization expense for the years ended December 31, 1996 and 1995 was $279 and $138, respectively.

                             ATRIUM COMPANIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1996, 1995 AND 1994
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)



7.     ACCRUED LIABILITIES:



       Accrued liabilities include the following at December 31:



                                              1996     1995
                                             ------   ------
 Accrued salaries and wages ..............   $2,100   $1,799
 Accrued interest ........................    1,003      195
 Contingent payable related to
  Bishop acquisition......................    1,000     --
 Warranty reserve ........................      961      560
 Accrued taxes payable ...................      601    1,370
 Workers' compensation reserve ...........      500      500
 Other ...................................      415    1,170
                                             ------   ------
                                             $6,580   $5,594
                                             ======   ======



8.     NOTES PAYABLE:



       Notes payable consisted of the following at December 31:



                                                       1996          1995
                                                     --------      -------
 Senior subordinated notes . . . . . . . . . . . .   $100,000     $     --
 Note payable  . . . . . . . . . . . . . . . . . .         --       38,000
 Revolving line of credit  . . . . . . . . . . . .         --       11,000
                                                     --------     --------
                                                      100,000       49,000
       Less current maturities                             --       (4,500)
                                                     --------     --------
                                                     $100,000     $ 44,500
                                                     ========     ========







       In conjunction with the Heritage Transaction, a $40,000 term loan agreement (the "Term Loan") and a $25,000 revolving credit agreement (the "Line of Credit") (collectively, the "Old Credit Facility") were executed with a bank group. The Company initially borrowed $17,155 under the Line of Credit and $40,000 under the Term Loan. The Line of Credit required the Company to pay a commitment fee of .375% to .5% on the unborrowed portion of the facility and had an interest rate of 8.25% at December 31, 1995. On November 27, 1996, all amounts outstanding under the Old Credit Facility of approximately $54,124 were repaid in full in connection with the Transaction. The Company expensed, as an extraordinary charge $1,896, $1,176 net of income tax benefit of $720, related to the remaining deferred financing costs associated with the Old Credit Facility.



       In connection with the Transaction, the Company issued $100,000 aggregate principal amount of 10 1/2% Senior Subordinated Notes (the "Notes") due November 15, 2006 under the Indenture dated as of November 27, 1997 (the "Indenture"). Interest on the Notes is payable seminannually on May 15 and November 15 of each year, commencing on May 15, 1997. The Notes mature on November 15, 2006. The Company may redeem the Notes prior to November 15, 2001, subject to certain requirements. Upon the occurrence of a change of control (as defined), (i) the Company may, at any time on or prior to November 15, 2001,

                             ATRIUM COMPANIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1996, 1995 AND 1994
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)



       redeem the Notes, in whole but not in part, at a redemption price equal to 100% of the principal amount thereof plus a defined premium, together with accrued and unpaid interest, if any, to the date of redemption, and (ii) if the Notes are not redeemed, the Company will be required to make an offer to repurchase the Notes at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of repurchase. In addition, under certain circumstances the Company will be obligated to make an offer to repurchase the Notes at 100% of the principal amount, plus accrued and unpaid interest to the date of repurchase, with the net cash proceeds of certain sales or other dispositions of assets.



       In addition, at any time and from time to time prior to November 15, 2000, the Company may, at its option, redeem the Notes, in part, with net cash proceeds of one or more Equity Offerings by the Company or Holding, at a redemption price equal to 110 1/2% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of redemption; provided, however, that after any such redemption the aggregate principal amount of the Notes outstanding must equal at least $65 million. In order to effect the foregoing redemption with the proceeds of any Equity Offering, the Company shall make such redemption not more than 12 months after the consummation of any such Equity Offering.



       The Notes are fully and unconditionally guaranteed (the "Subsidiary Guarantees") on an unsecured, senior subordinated basis, by each of the Company's subsidiaries (see Note 19). The Indenture permits the Company to incur additional indebtedness (including Senior Indebtedness) of up to $45,000 as of December 31, 1996, subject to certain limitations. The Indenture restricts the Company's ability to pay dividends or make certain other restricted payments, consummate certain asset sales, or otherwise dispose of all or substantially all of the assets of the Company and its subsidiaries. The Indenture also contains certain financial covenants, none of which are more restrictive than those under the Credit Facility.



       The Company also entered into a Credit Agreement providing for a new revolving credit facility (the "Credit Facility") with a bank in connection with the Transaction. The Credit Facility enables the Company to borrow up to $20,000. The revolving credit loans bear interest at a rate based upon the lender's prime rate plus a borrowing margin of 1.5% or a LIBOR-based rate plus a borrowing margin of 2.5%. The Company pays a commitment fee of .5% based on the unused portion of the Credit Facility. The Credit Facility terminates in March 2002. The Company had $20,000 of availability under the Credit Facility as of December
       31, 1996. The Credit Facility ranks senior in right of payment to the Notes and is secured by substantially all the assets of the Company and its subsidiaries and is also guaranteed by Holding and the Company's subsidiaries (see Note 19). The Credit Facility contains various covenants that restrict the Company from taking various actions and require the Company to achieve and maintain certain financial covenants. Financial covenants include minimum EBITDA (as defined), minimum interest coverage ratio and limitations on capital expenditures, investments and incurring other indebtedness. The Credit Facility also prohibits the Company from prepaying the Notes and prohibits certain changes in control of the Company.



       Principal payments due during the next five years on long-term notes payable as of December 31, 1996 are as follows:



 1997 ..........................................   $        --
 1998 ..........................................            --
 1999 ..........................................            --
 2000 ..........................................            --
 2001 ..........................................            --
 Thereafter ....................................         100,000
                                                   -------------
                                                   $     100,000
                                                   =============




9.     FEDERAL INCOME TAX:



       Prior to the Heritage Transaction, the Company was an S corporation, and, for federal income tax purposes, all income or loss was allocated to the stockholders for inclusion in their respective federal income tax returns. The Company made periodic distributions to stockholders for their pro rata portion of federal income taxes payable. In conjunction with the Heritage Transaction, the Company became a C corporation. Accordingly, subsequent to the Heritage Transaction, the Company accounts for income taxes in accordance with SFAS No.

                             ATRIUM COMPANIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1996, 1995 AND 1994
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)



       109, "Accounting for Income Taxes," which requires that deferred income tax expenses be provided based upon the liability method.



       The components of the provision for income taxes are as follows for the years ended December 31, 1996, 1995, and 1994:




                                                       1996     1995     1994
                                                     -------  -------    -----
 Current federal income tax provision ..........   $ 3,388    $ 1,420    $  --
 Deferred federal income tax
       provision (benefit)......................      (930)       202       --
 State income tax provision (benefit) ..........       241        (78)     604
                                                   -------    -------    -----
       Provision for income taxes ..............   $ 2,699    $ 1,544    $ 604
                                                   =======    =======    =====




       The Company recognized a tax benefit in 1996 of $421 related to Holding's stock options. This benefit was recorded directly to paid in capital.



       Pro forma federal income tax expense, had the Company been subject to corporate income taxes for 12 months in 1995 and 1994, would have been $1,187 and $3,428, respectively.



       Temporary differences which give rise to the deferred income tax assets and liabilities are as follows as of December 31, 1996 and 1995:




                                                1996         1995
                                              -------    -------
 Deferred income tax assets:
       Allowance for doubtful accounts ....   $   495    $   427
       Inventory cost capitalization and
          valuation........................       660        474
       Accrued vacation ...................       173        150
       Deferred stock compensation ........       501        114
       Warranty............................       208        178
       Workers' compensation...............       185        112
       Litigation..........................       149       --
       Other...............................       184         92
                                              -------    -------
                                                2,555      1,547

Deferred income tax liabilities:
       Depreciation .......................      (811)      (634)
       Other ..............................        (7)      (694)
                                              -------    -------
                                                 (818)    (1,328)
                                              -------    -------
Net deferred income tax asset .............     1,737        219
Less-current deferred tax asset............     2,555      1,217
                                              -------    -------
Long-term deferred tax liability ..........   $   818    $   998
                                              =======    =======




       SFAS 109 requires a valuation allowance against deferred tax assets if, based on the weight of available evidence, it is more likely than not that some of or all of the deferred tax assets will not be realized. As of December 31, 1996 and 1995, no valuation reserve was recorded.

                             ATRIUM COMPANIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1996, 1995 AND 1994
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)



       Reconciliation of the federal statutory income tax rate to the effective tax rate, was as follows for the years ended December 31:




                                                1996        1995
                                               -------    -------
 Tax computed at statutory rate ............   $ 2,777    $ 1,154
 Income tax benefit not recognized on S
        corporation tax deductions..........        --        655

 State taxes ...............................       241        (78)
 Prior year return to accrual differences...      (352)        --
 Effects of SFAS No. 109 adoption in 1995
       and other ...........................        33       (187)
                                               -------    -------
 Provision for income taxes ................   $ 2,699    $ 1,544
                                               =======    =======











10.    RELATED PARTIES:



       Included in prepaid expenses and other current assets are the following receivables due from related parties at December 31, 1996 and 1995:



                                                           1996   1995
                                                           ----   ----
 Receivables from stockholders ........................   $ 82   $414
 Receivables from officers ............................   $  5   $ 38
 Receivables from employees ...........................   $ 80   $ 51




       MONITORING AND OVERSIGHT AGREEMENT



       Holding and the Company have entered into a ten-year monitoring and oversight agreement (the "Monitoring and Oversight Agreement") with Hicks, Muse & Co. Partners, L.P. ("Hicks Muse Partners"). Pursuant thereto, Holding and the Company have agreed to pay to Hicks Muse Partners an annual fee of $320 for ongoing financial oversight and monitoring services to the Company. The annual fee is adjustable upward or downward on January 1 of each calendar year to an amount equal to 0.2% of the budgeted consolidated annual net sales of the Company and its subsidiaries for the then-current fiscal year; provided, that such fee shall at no time be less than $320 per year.



       The Monitoring and Oversight Agreement makes available on an ongoing basis the resources of Hicks Muse Partners concerning a variety of financial and operational matters. The services that have been and will continue to be provided by Hicks Muse Partners could not otherwise be obtained by the Company without the addition of personnel or the engagement of outside professional advisors.



       FINANCIAL ADVISORY AGREEMENT



       Holding and the Company are parties to a ten-year financial advisory agreement (the "Financial Advisory Agreement") with Hicks Muse Partners pursuant to which Hicks Muse Partners received a financial advisory fee of $2,000 on the closing date of the Transaction as compensation for its services as financial advisor to the Company in connection with the Transaction. Pursuant to the Financial Advisory Agreement, Hicks Muse Partners is also entitled to receive a fee equal to 1.5% of the transaction value (as defined in the Financial

                             ATRIUM COMPANIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1996, 1995 AND 1994
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)



       Advisory Agreement) for each add-on transaction (as defined) in which the Company or any of its subsidiaries is involved.



       Pursuant to the Financial Advisory Agreement, Hicks Muse Partners provides investment banking, financial advisory and other similar services with respect to the add-on transactions in which the Company is involved. Such transactions require additional attention beyond that required to monitor and advise the Company on an ongoing basis and accordingly the Company pays separate financial advisory fees with respect to such matters in addition to those paid in connection with the Monitoring and Oversight Agreement. The services that have been and will continue to be provided by Hicks Muse Partners could not otherwise be obtained by the Company without the addition of personnel or the engagement of outside professional advisors.



11.    EMPLOYMENT AGREEMENTS:



       The Company has entered into employment agreements with several executives of the Company including its President and Chief Executive Officer as well as its several Vice Presidents and General Managers of the Company's divisions. The agreements generally provide for terms of employment, annual salaries, bonuses, eligibility for option awards and severance benefits.






12.    COMMITMENTS AND CONTINGENCIES:


       COMMITMENTS


       The Company has entered into operating lease agreements for office and manufacturing space with unrelated third parties and with certain affiliates of certain stockholders of the Company. Total rent expense for the years ended December 31, 1996, 1995, and 1994 was $2,012, $3,156 and $1,499, respectively. Of these totals, amounts paid to related parties were $605, $313 and $226 in 1996, 1995, and 1994, respectively. Future minimum rents due under operating leases with initial or remaining terms greater than 12 months are as follows:



                                                  RELATED      OTHER
                                                  PARTIES     PARTIES        TOTAL
                                                ----------   ---------      --------
 1997 .. ........................................   $605        $655         $1,260
 1998 ...........................................    882         571          1,453
 1999 ...........................................    462         550          1,012
 2000 ...........................................    420         359            779
 2001 ...........................................    466         110            576
 Thereafter .....................................  1,555          32          1,587
                                                   -----       -----         ------
                                                  $4,390       $2,277        $6,667
                                                  ======       ======        ======




       The Company has contracts with various suppliers to purchase aluminum for use in the manufacturing process. The contracts vary from one to twelve months and are at fixed quantities and fixed and floating prices. As of December 31, 1996, the Company had forward commitments for delivery through December 1997 for 12.9 million pounds of aluminum, of which 10.0 million pounds were at fixed prices.


       CONTINGENCIES


       The Company is party to various claims, legal actions, and complaints arising in the ordinary course of business. In the opinion of management, all such matters are without merit or are of such kind, or involve such amounts, that an unfavorable disposition would not have a material effect on the financial position, results of operations or liquidity of the Company.



       On November 27, 1996, certain selling stockholders and Citibank, N.A. entered into an indemnification escrow agreement, funded in the amount of $2.0 million by the selling stockholders, securing the indemnification obligations of such selling stockholders to Hicks Muse and its affiliates under the stock purchase agreement related to the Transaction. Also on November 27, 1996, certain former Bishop stockholders entered into another indemnification escrow agreement, funded in the amount of $3.0 million by the former Bishop stockholders, which secured the indemnification obligations of the former Bishop stockholders to the Company and Hicks Muse and its affiliates under the agreements related to the acquisition of Bishop and under the stock purchase agreement related to the Transaction.






       During 1993, factory employees voted to unionize and become members of Amalgamated Clothing and Textile Workers Union. A three-year union contract was executed during 1995. In addition, in connection with the Keller Acquisition, the Company became a party to collective bargaining arrangements due to expire in 2001.



       The Company is involved in various stages of investigation and cleanup relative to environmental protection matters, some of which relate to waste disposal sites. The potential costs related to such matters and the possible impact thereof on future operations are uncertain due in part to: the uncertainty as to the extent of pollution; the complexity of Government laws and regulations and their interpretations; the varying costs and effectiveness of alternative cleanup technologies and methods; the uncertain level of insurance or other types of recovery; and the questionable level of the Company's involvement. The Company has been named as a potentially responsible party at two superfund sites pursuant to the Liability Act of 1980 or comparable state statutes. Based on currently available information, the Company believes that its liability, if any, associated with remediation of these sites or other facilities will not have a material adverse effect on the Company's financial condition, results of operations, or liguidity.



13.    STOCK PURCHASE AGREEMENT:



       HERITAGE TRANSACTION



       On June 23, 1995, Heritage Fund I, L.P. ("Heritage") formed two Delaware corporations, FCI Holding and its wholly-owned subsidiary, Fojtasek/Heritage Acquisition Company ("Acquisition Corp."). Heritage contributed approximately $22,000 to FCI Holding in exchange for 30,386 shares of voting common stock, 19,614 shares of nonvoting common stock and 11,000 shares of nonvoting preferred stock of FCI Holding. Additionally, FCI Holding issued 159 shares of voting common stock to a member of management whom had an equity interest in the voting common stock of Fojtasek prior to the transaction for approximately $50. In a simultaneous transaction, (i) Acquisition Corp. used the $22,100 proceeds contributed from FCI Holding plus approximately $57,200 borrowed under a term loan agreement and a revolving line of credit to purchase a majority of the voting common stock from the Fojtasek shareholders and pay transaction costs of approximately $5,000 (ii) Fojtasek shareholders exchanged their remaining 2,727 shares of Fojtasek voting stock (the "Rollover Stock") to FCI Holding for 30,386 shares of FCI Holding voting common stock, (iii) the Rollover Stock was contributed by FCI Holding to Acquisition Corp. for 99 shares of Acquisition Corp. stock issued to FCI Holding and (iv) Acquisition Corp. was merged into Fojtasek.


       After the Heritage Transaction, the voting common stock of FCI Holding was held by Heritage (49.8%), the Fojtasek shareholders (49.8%) and the management shareholder (0.4%). FCI Holding owned 100% of the interest in Fojtasek (the surviving company from the merger with Acquisition Corp.) As a result of its purchase of nonvoting common stock in the transaction, Heritage held approximately 68% of the economic interest of FCI Holding.



       In connection with the Heritage Transaction, certain assets and liabilities were excluded from the assets and liabilities of Fojtasek and distributed as follows. Fojtasek distributed the land, building, and improvements related to two of its primary operating divisions to certain Fojtasek shareholders. The net book value of the property distributed totaled approximately $9,300. The shareholders also assumed the industrial development revenue bonds of $4,400 which were collateralized by the property. Fojtasek also distributed its investments in rental real estate to certain Fojtasek shareholders. The net book value of the properties distributed was approximately $3,100. The shareholders also assumed the related notes payable which were collateralized by the property. The outstanding balance of the notes payable transferred was approximately $2,300.



       The transaction was accounted for as a recapitalization as it did not result in a change of control. Accordingly, the assets and liabilities of Fojtasek were not revalued. The transaction resulted in an increase to stockholder's deficit of $57,000.

                            ATRIUM COMPANIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1996, 1995 AND 1994
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)









       FCI Holding issued options (the "Substitute Options") to certain members of Fojtasek management to purchase FCI Holding's nonvoting common stock. The options vested ratably over five years or immediately upon a public offering or a sale of substantially all the assets of FCI Holding or a subsidiary. In connection with this issuance, $1,350 in compensation expense representing the difference between the market value of the underlying common stock and the exercise price of the option was deferred and amortized over the vesting period. Compensation expense of approximately $410 and $308 related to the options was recognized by the Company for the years ended December 31, 1996 and 1995, respectively. In connection with the Transaction, the options vested immediately and became exercisable. The vested options were redeemed for cash or exchanged for a new grant of Holding options. The Company recognized a charge of $516 associated with the vesting of the options in stock option compensation expense in the accompanying statement of income.



        FCI Holding also issued stock options (the "Disposition Options") to certain members of Fojtasek management. Value is recognized on these options based on the market value of the Company, which became exercisable upon a public offering or a sale of substantially all the assets of FCI Holding or a subsidiary of FCI Holding. In connection with the Transaction, the options vested and were redeemed and the resultant compensation expense of $743 was recorded in stock option compensation expense in the accompanying statement of income.



       HICKS MUSE TRANSACTION



       The Transaction refers to a recapitalization transaction that closed concurrent with the closing of the issuance of the Notes in which affiliates of Hicks, Muse, Tate & Furst Incorporated ("Hicks Muse") purchased a number of newly issued shares of Holding Common Stock for $32,000 pursuant to a Stock Purchase Agreement dated November 7, 1996, and certain outstanding shares, and certain options and warrants to acquire shares of Holding's Common Stock and all outstanding shares of preferred stock of Holding were redeemed.



       This transaction, which was completed on November 27, 1996, required approximately $134,500 to complete, consisting of $59,417 in redemption payments to the Selling Securityholders, $54,369 representing all outstanding indebtedness under the Old Credit Facility and debt assumed in connection with its acquisition of Bishop, $12,472 in redemption payments to preferred stockholders of Holding (including cumulative dividends in arrears) and approximately $8,242 of fees and expenses. The funds required to consummate the Transaction were provided by (i) the proceeds of the issuance of the Notes, (ii) $32,000 in equity financing discussed above, (iii) drawings of $2,000 under the Company's Credit Facility, and (iv) other cash provided by the Company of $500. The shares issued to Hicks Muse, after giving effect to the other elements of the Transaction, represent approximately 82.0% of the outstanding common stock of Holding. The Transaction has been accounted for as a recapitalization.



14.    SPECIAL CHARGES AND STOCK OPTION COMPENSATION EXPENSE



       Included in special charges in the accompanying 1996 Consolidated Statement of Income are officer bonuses of $3,044 incurred in connection with the Transaction. Special charges in 1995 consisted of consulting fees of $408, officer and management bonuses of $6,380, and restructuring charges of $400 incurred in connection with the Heritage Transaction.



       Included in Stock Option Compensation Expense are charges associated with the issuance of new stock options at exercise prices below the fair value of the underlying common stock, the expense associated with the cash redemption of certain options, both as a result of the Transaction, and amortization of deferred compensation expense related to previously issued options.

                            ATRIUM COMPANIES, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1996, 1995 AND 1994
                 (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)


15.    OTHER INCOME (EXPENSE), NET:



              Other income (expense), net consists of the following for the years ended December 31, 1996, 1995 and 1994:




                                                         1996       1995          1994
                                                       --------   -------       -------
 Rental, interest, and other income ................   $    49    $ 1,012        $   559
 Write-down of investments in rental real estate ...      --         --           (1,544)
 Gain on sale of assets ............................        10        430             31
 Other .............................................      (241)      --               --
                                                       -------    -------        -------
                                                       $  (182)   $ 1,442        $  (954)
                                                       =======    =======        =======



16.    ACQUISITIONS:


       Bishop:



Effective September 30, 1996, the Company acquired the capital stock of Bishop, a manufacturer of vinyl replacement windows and doors for the residential market in the northwest region of the United States, for approximately $19,531. To consummate the acquisition, the Company paid approximately $13,531 to Bishop's shareholders (the "Sellers"), agreed to a $1,000 payable to the Sellers to be paid if certain earnings targets are met, and issued $5,000 of Holding common stock in exchange for all of Bishop's capital stock. The $1,000 is recorded as an accrued liability in the Company's financial statements at December 31, 1996. Holding subsequently contributed the Bishop captial stock to the Company. Consequently, as of September 30, 1996, Bishop became a wholly-owned subsidiary of the Company. In conjunction with the acquisition of Bishop, the Company recorded approximately $12,038 of goodwill, which is being amortized on a straight line basis over 40 years. The Bishop acquisition has been accounted for under the purchase method of accounting. Accordingly, the purchase price has been allocated to the assets and liabilities based upon their estimated fair values at the date of acquisition as described below. The purchase allocation is preliminary in nature and subject to change.




 Cash and advances to the Company.......  $  3,288
 Accounts receivable, net .............      2,073
 Inventories ..........................      1,774
 Other current assets .................        256
 Property, plant and equipment, net ...      1,206
 Other noncurrent assets ..............         70
 Goodwill .............................     12,038
 Current liabilities ..................       (986)
 Other noncurrent liabilities .........       (188)
                                          --------

       Total purchase price ...........    $19,531
                                          ========

                             ATRIUM COMPANIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1996, 1995 AND 1994
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)



       The Company's Consolidated Statement of Income for the year ended December 31, 1996 includes Bishop's operations from the date of aquisition. The following table presents the historical consolidated operating results of the Company for the years ended December 31, 1996 and 1995, compared to pro forma operating results for such periods. The unaudited pro forma information presents consolidated operating results as though the acquisition of Bishop had occurred at the beginning of the periods presented.



                           YEAR ENDED DECEMBER 31, 1996    YEAR ENDED DECEMBER 31, 1995
                           ----------------------------    ----------------------------
                            ACTUAL            PRO FORMA     ACTUAL            PRO FORMA
                           ---------          ---------    --------           ---------
 Net sales ............... $156,269           $166,710       $135,478         $149,974
 Income before
   extraordinary charge...    5,379              5,929          1,849            4,046
 Net income ..............    4,203              4,753          1,849            4,046



       Keller Asset Purchase:



       In June 1996, the Company purchased certain assets from a division of Keller Building Products for $1,150. In September 1996, the Company purchased the division's inventory for $500. These asset purchases were recorded at cost.



17.    STOCK OPTIONS



        To effect the acquisition of Bishop, FCI Holding formed Holding. The Substitute Option holders exchanged 2,875,922 options for equivalent nonvoting common stock options (the "Replacement Options") in Holding's 1996 Original Stock Option Plan (the "Original Plan"). In conjunction with the Transaction, 2,875,922 options of Holding were tendered at an exercise price of $.01, of which 1,050,000 were exchanged for Replacement Options of Holding. Approximately $926 of compensation expense has been recognized in 1996 in connection with the Substitute Options and the 1,050,000 Replacement Options. Under certain circumstances, if the option holders terminate employment prior to the exercise of such option, they have the right to receive $1.00 per option (net of the exercise price). In 1995, approximately $308 was recognized in connection with the Substitute Options.




       Upon completion of the Transaction, Holding adopted the 1996 Stock Option Plan (the "New Plan") authorizing the issuance of 3,500,000 options to acquire common stock. Holding's New Plan gives certain individuals and key employees of Holding and any subsidiary corporation thereof who are responsible for the continued growth of Holding an opportunity to acquire a proprietary interest in Holding and thus to create in such persons an increased interest in and a greater concern for the welfare of Holding or any subsidiary. Through December 31, 1996, the Board of Directors of Holding has granted 1,910,390 options under the New Plan. The Company applies APB Opinion 25 and related interpretations in accounting for the Plan.

                             ATRIUM COMPANIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1996, 1995 AND 1994
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)



       The following table summarizes the transactions of the Original Plan and the New Plan for the periods ended December 31, 1996 and 1995 (all outstanding options were granted to management of the Company):



                                                     December 31,  December 31,
                                                        1996          1995
                                                     ------------  -----------
Outstanding options, beginning of period .........    2,875,922            --
Granted ..........................................    2,960,390     2,875,922
Canceled or expired ..............................         --              --
Exchanged ........................................   (1,050,000)           --
Exercised ........................................   (1,825,922)           --
                                                     ----------    ----------
Outstanding options, end of year .................    2,960,390     2,875,922
                                                     ==========    ==========
Average price of options exercised ...............   $      .01    $       --
Weighted average exercise price, end of period....   $      .65    $      .01
Options exercisable, end of period ...............           --            --
Options available for future grant ...............    1,589,610            --



       The options vest over periods ranging from three to ten years.



       On November 27, 1996, Holding issued a warrant (the "Warrant") to the President and Chief Executive Officer (the "Executive") of the Company. Pursuant to the terms of the Warrant, the Executive is entitled to purchase 1,333,333 shares of Holding common stock at any time subsequent to the Hicks Muse Transaction. The exercise price of the Warrant is $.01 per share. An additional 861,889 shares may be purchased under the Warrant at an exercise price of $1.00, representing the fair market value on the date of grant upon the realization of an 8.0% internal rate of return (as defined). The 861,889 options vest ratably each day for three years. The Warrant will terminate on November 27, 2006. The Company recorded non-cash compensation expense of approximately $1,320,000 for the period ended December 31, 1996 in connection with the difference between the fair market value of the stock at the date of issuance ($1.00) and the exercise price ($.01).



       The following table summarizes information about stock options and warrants outstanding at December 31, 1996:







                                                               Options Outstanding                    Options Exercisable
                                             ------------------------------------------------   ------------------------------
                                                               Weighted Average   Weighted                         Weighted
                                                                  Remaining       Average                          Average
                               Range of          Number              Life         Exercise          Number         Exercise
                           Exercise Prices     Outstanding         (months)         Price         Exercisable       Price
                           ---------------   --------------      ------------   ------------   --------------   -------------

                            Options:
                             $ .01                 1,050,000            119          $ .01               --              --
                             $1.00                 1,910,390            119          $1.00               --              --

                             Warrants:
                             $ .01                 1,333,333            119          $ .01        1,333,333           $ .01
                             $1.00                   861,889            119          $1.00               --              --



              In 1995, the FASB issued FASB Statement No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123") which, if fully adopted by the Company, would change the methods the Company applies in recognizing the cost of the stock-based plans. Adoption of the cost recognition provisions of SFAS 123 is optional and the Company has decided not to elect these provisions of SFAS 123. However, pro forma disclosures as if the Company adopted the cost recognition provisions of SFAS 123 in 1995 are required by SFAS 123 and are presented below. In 1996, the Company granted only nonqualified stock options under the plans.



       The fair value of each stock option granted is estimated on the date of grant using the minimum value method of option pricing with the following weighted-average assumptions for grants in 1996: dividend yield of 0.0%; risk-free interest rate of 7.0%; and the expected life of 10 years. In determining the "minimum value" (SFAS 123 does not require the volatility of the Company's common stock underlying the options to be calculated or considered because the Company was not publicly-traded when the options were granted).

                             ATRIUM COMPANIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1996, 1995 AND 1994
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)



       Had the compensation cost for the Company's stock-based compensation plans and warrants been determined consistent with SFAS 123, the Company's net income for 1996 and 1995 would have been $3,934 and $1,949, respectively.



       The effects of applying SFAS 123 in this pro forma disclosure are not indicative of future amounts. SFAS 123 does not apply to awards prior to 1995, and the Company anticipates making awards in the future under its stock-based compensation plans.






18.    Employee Benefit Plans:



       Stock Purchase Plan



       Holding's 1996 Stock Purchase Plan (the "Stock Purchase Plan") gives certain key employees of Holding or related entities who are expected to contribute materially to the success of Holding or related entities an opportunity to acquire a proprietary interest in Holding, and thus to retain such persons and create in such persons an increased interest in and a greater concern for the welfare of Holding and any Related Entities. The Board of Directors is authorized to offer 500,000 shares for purchase. As of December 31, 1996, no grants were outstanding.

                             ATRIUM COMPANIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1996, 1995 AND 1994
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)



       401K



       During 1996, the Company established an employee benefit plan in accordance with Section 401(k) of the Internal Revenue Code for salaried employees. The Company may at its discretion match employee contributions. During the year ended December 31, 1996, the Company incurred no expense.



19.    SUBSIDIARY GUARANTORS:



       In November 1996, the Company issued the Notes. The Company's payment obligations under the Notes are fully and unconditionally guaranteed on a joint and several basis (collectively, the "Subsidiary Guaranties") on a senior subordinated basis by Bishop and H-R Window Supply, Inc. Accordingly, the consolidating balance sheets as of December 31, 1996 and the consolidating income statements and statements of cash flows for the year ended December 31, 1996 are presented below for Bishop and for the Company. The financial data of H-R Window Supply, Inc. is immaterial to the Consolidated Financial Statements and is included in the Company below. Separate complete financial statements of the respective Subsidiary Guarantors would not provide additional material information which would be useful in assessing the financial composition of the Subsidiary Guarantors. No single Subsidiary Guarantor has any significant legal restrictions on the ability of investors or creditors to obtain access to its assets in event of default on the Subsidiary Guarantee other than its subordination to senior indebtedness described above.




       The Notes and the Subsidiary Guaranties are subordinated to all existing and future Senior Indebtedness of the Company. The indenture governing the Notes contains limitations on the amount of additional indebtedness (including Senior Indebtedness) which the Company may incur. As of December 31,1996, the maximum amount of Senior Indebtedness the Company and its Subsidiary Guarantees collectively, and in the aggregate, could incur was $45,000.






       Investments in the Company's subsidiaries are accounted for by the Company on the equity method for purposes of the supplemental consolidated presentation. Earnings of subsidiaries are therefore reflected in the Company's investment accounts and earnings. The principal consolidation entries eliminate investments in subsidiaries and intercompany balances and transactions.

                             ATRIUM COMPANIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1996, 1995 AND 1994
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)



                          CONSOLIDATING BALANCE SHEET
                            AS OF DECEMBER 31, 1996



                                                              ASSETS
                                                                                 BISHOP
                                                                   THE         (GUARANTOR      CONSOLIDATION
                                                                 COMPANY      SUBSIDIARIES)       ENTRIES       CONSOLIDATED
                                                                ---------     --------------   --------------  --------------
 CURRENT ASSETS:
      Cash and cash equivalents ...............................   $     (77)   $     694       $    --          $     617
      Accounts receivable, net ................................      20,138        1,837            --             21,975
      Due from parent .........................................        --          3,452         (3,452)              --
      Inventories .............................................      11,792        1,682            --             13,474
      Prepaid expenses and other ..............................       1,721           44            --              1,765
      Deferred tax asset ......................................       2,555         --              --              2,555
                                                                  ---------    ---------       --------         ---------
             Total current assets .............................      36,129        7,709         (3,452)           40,386
PROPERTY, PLANT, AND EQUIPMENT, net ...........................      12,691        1,279             --            13,970
INVESTMENT IN SUBSIDIARY ......................................      19,955         --          (19,955)               --
GOODWILL, net .. ..............................................        --         11,963             --            11,963
DEFERRED FINANCING COSTS, net .................................       5,173         --               --             5,173
OTHER ASSETS ..................................................       3,258         --               --             3,258
                                                                  ---------    ---------       --------         ---------
             Total assets .....................................   $  77,206    $  20,951       $(23,407)        $  74,750
                                                                  =========    =========       ========         =========

                                          LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)

CURRENT LIABILITIES:
      Accounts payable ........................................   $   8,182    $     346       $    --          $   8,528
      Due to subsidiary .......................................       3,452         --          (3,452)                --
      Accrued liabilities .....................................       5,930          650            --              6,580
                                                                  ---------    ---------       -------          ---------
             Total current liabilities ........................      17,564          996        (3,452)            15,108
LONG-TERM LIABILITIES:
      Notes payable ...........................................     100,000         --             --             100,000
      Deferred tax liability ..................................         818         --             --                 818
                                                                  ---------    ---------       -------          ---------
             Total long-term liabilities ......................     100,818         --             --             100,818
                                                                  ---------    ---------       -------          ---------
             Total liabilities ................................     118,382          996        (3,452)           115,926
                                                                  ---------    ---------       -------          ---------
 STOCKHOLDER'S EQUITY (DEFICIT):
      Common Stock ............................................        --             10           (10)                --
      Paid-in capital .........................................      31,936       19,521       (19,521)            31,936
      Retained earnings (accumulated deficit) .................     (73,112)         424          (424)           (73,112)
                                                                  ---------    ---------      --------          ---------
           Total stockholder's equity (deficit)................     (41,176)      19,955       (19,955)           (41,176)
                                                                  ---------    ---------      --------          ---------
           Total liabilities and stockholder's
             equity (deficit)..................................      77,206    $  20,951      $(23,407)         $  74,750
                                                                  =========    =========      ========          =========


                             ATRIUM COMPANIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1996, 1995 AND 1994
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)




                         CONSOLIDATING INCOME STATEMENT




                                                                            BISHOP
                                                             THE          (GUARANTOR
                                                           COMPANY(1)   SUBSIDIARIES)(1)   CONSOLIDATED
                                                        --------------  ----------------   --------------
 NET SALES .............................................   $ 152,081       $   4,188         $ 156,269
 COST OF GOODS SOLD ....................................      99,891           2,450           102,341
                                                           ---------       ---------         ---------
              Gross profit .............................      52,190           1,738            53,928

 OPERATING EXPENSES:
       Selling, delivery, general and administrative
          expenses .....................................      34,083           1,011            35,094
       Special charges .................................       3,044            --               3,044
       Stock option compensation expense ...............       3,023            --               3,023
                                                           ---------       ---------         ---------
                                                              40,150           1,011            41,161
                                                           ---------       ---------         ---------
              Income from operations ...................      12,040             727            12,767

 INTEREST EXPENSE ......................................       4,503               4             4,507
 OTHER INCOME (EXPENSE), net ...........................        (192)             10             (182)
                                                           ---------       ---------         ---------
              Income before income taxes and
              extraordinary charge......................       7,345             733             8,078


 PROVISION FOR INCOME TAXES ............................       2,395             304             2,699
                                                           ---------       ---------         ---------
              Income before extraordinary charges ......       4,950             429             5,379

 EXTRAORDINARY CHARGE FOR EARLY RETIREMENT
     OF DEBT, (net of income tax benefit of $720).......       1,171               5             1,176
                                                           ---------       ---------         ---------

 NET INCOME ............................................   $   3,779       $     424         $   4,203
                                                           =========       =========         =========




(1) The amounts shown are for the year ended December 31, 1996 for the Company and for the three months ended December 31, 1996 for Bishop.

                             ATRIUM COMPANIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1996, 1995 AND 1994
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)



                     CONSOLIDATING STATEMENT OF CASH FLOWS



                                                                                        BISHOP
                                                                           THE        (GUARANTOR
                                                                        COMPANY (1)   SUBSIDIARIES)(1)   CONSOLIDATED
                                                                        -----------   ----------------   ------------
 CASH FLOWS FROM OPERATING ACTIVITIES:
       Net income ..................................................     $   3,779    $     424         $   4,203
       Adjustments to reconcile net income to net cash provided by operating activities:
              Extraordinary charge, net of income tax benefit.......         1,176         --               1,176
              Depreciation and amortization ........................         2,337          147             2,484
              Gain on retirement of assets .........................           (10)        --                 (10)
              Stock option compensation expense.....................         3,023         --               3,023
              Deferred taxes .......................................        (1,303)        --              (1,303)
              Changes in assets and liabilities, net of acquisition
                in 1996:
                  Accounts receivable, net .........................        (3,292)         236            (3,056)
                  Inventories ......................................         2,161           91             2,252
                  Prepaid expenses and other current assets.........          (727)          (3)             (730)
                  Accounts payable .................................           661          154               815
                  Accrued liabilities ..............................            57         (144)              (87)
                                                                         ---------    ---------         ---------
                     Net cash provided by operating activities .....         7,862          905             8,767
                                                                         ---------    ---------         ---------

 CASH FLOWS FROM INVESTING ACTIVITIES:
       Purchases of property, plant and equipment ..................        (3,236)        (144)           (3,380)
       Proceeds from asset sales ...................................            25         --                  25
       Decrease (increase) in other assets .........................        (1,438)          69            (1,369)
       Advances to parent/from subsidiary ..........................           312         (312)             --
       Payment for acquisition, net of cash acquired ...............       (10,243)        --             (10,243)
                                                                         ---------    ---------         ---------
              Net cash used in investing activities ................       (14,580)        (387)          (14,967)
                                                                         ---------    ---------         ---------

 CASH FLOWS FROM FINANCING ACTIVITIES:
       Payment of notes payable ....................................       (62,740)        (188)          (62,928)
       Proceeds from borrowings ....................................        13,740         --              13,740
       Proceeds from issuance of senior subordinated notes .........       100,000         --             100,000
       Deferred financing costs ....................................        (5,222)        --              (5,222)
       Capital contributions .......................................            25         --                  25
       Net distributions to Holding.................................       (39,304)        --             (39,304)
       Income tax benefit upon exercise of Holding's stock options..           421         --                 421
                                                                         ---------    ---------         ---------
              Net cash provided by (used in) financing activities ..         6,920         (188)            6,732
                                                                         ---------    ---------         ---------

 NET INCREASE IN CASH AND CASH EQUIVALENTS .........................           202          330               532
 CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR ......................          (279)         364                85
                                                                         ---------    ---------         ---------
 CASH AND CASH EQUIVALENTS, END OF YEAR ............................     $     (77)   $     694         $     617
                                                                         =========    =========         =========




(1) The amounts shown are for the year ended December 31, 1996 for the Company and for the three months ended September 30, 1996 for Bishop.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of
Atrium Companies, Inc.:


       We have audited the accompanying consolidated balance sheets of Vinyl Building Specialties of Connecticut, Inc. and subsidiaries combined with Bishop Manufacturing Co. of New York, Inc. (a wholly owned subsidiary of Atrium Companies, Inc., formerly Fojtasek Companies, Inc.) (collectively referred to as "Bishop Manufacturing") as of September 30, 1996 and 1995, and the related combined consolidated statements of income and retained earnings and cash flows for each of the three years in the period ended September 30, 1996. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.


       We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

       In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bishop Manufacturing as of September 30, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1996, in conformity with generally accepted accounting principles.

                                                  ARTHUR ANDERSEN LLP

Stamford, Connecticut,
October 21, 1996

                         BISHOP MANUFACTURING COMPANIES
                      COMBINED CONSOLIDATED BALANCE SHEETS
                       AS OF SEPTEMBER 30, 1996 AND 1995



                                        ASSETS
                                                                                 1996          1995
                                                                             -----------    -----------
 CURRENT ASSETS:
       Cash and cash equivalents ........................................   $   363,292    $ 3,824,076
       Due from Atrium Companies, Inc. ..................................     2,924,879           --
       Accounts receivable, less allowance for doubtful
           accounts of $80,877 and $44,210, respectively.................     2,072,949      1,449,145
       Inventories ......................................................     1,747,059      1,714,195
       Prepaid costs ....................................................           575          1,794
       Deferred income taxes ............................................       215,950        201,950
       Other current assets .............................................        39,838         78,985
                                                                            -----------    -----------
              Total current assets ......................................     7,364,542      7,270,145

 PROPERTY, PLANT AND EQUIPMENT:
       Land .............................................................        25,000         25,000
       Buildings ........................................................       685,330        685,330
       Leasehold improvements ...........................................       124,373        162,182
       Machinery and equipment ..........................................     1,181,800        955,111
       Transportation equipment and vehicles ............................       390,619        530,664
       Furniture and fixtures ...........................................       102,246        105,276
                                                                            -----------    -----------
                                                                              2,509,368      2,463,563
 Less--accumulated depreciation .........................................    (1,303,153)    (1,053,856)
                                                                            -----------    -----------
                                                                              1,206,215      1,409,707
                                                                            -----------    -----------
 OTHER ASSETS ...........................................................        90,245          3,535
                                                                            -----------    -----------
              Total assets ..............................................   $ 8,661,002    $ 8,683,387
                                                                            ===========    ===========

                                     LIABILITIES AND STOCKHOLDERS' EQUITY
 CURRENT LIABILITIES:
       Accounts payable .................................................   $   371,630    $   230,056
       Due to Atrium Companies, Inc. ....................................       221,438           --
       Accrued liabilities ..............................................       894,225        637,717
       Notes payable (Note 4) ...........................................         8,148         15,500
       Income taxes payable .............................................       212,673        557,042
                                                                            -----------    -----------
              Total current liabilities .................................     1,708,114      1,440,315
                                                                            -----------    -----------
 NOTES PAYABLE (Note 4) .................................................       179,327        409,193
 OTHER LONG-TERM LIABILITIES ............................................          --          573,821
 MINORITY INTEREST ......................................................       288,829        160,226
 COMMITMENTS AND CONTINGENCIES
 STOCKHOLDERS' EQUITY:
       Common Stock .....................................................        10,000         10,000
       Retained earnings ................................................     6,474,732      6,089,832
                                                                            -----------    -----------
              Total stockholders' equity ................................     6,484,732      6,099,832
                                                                            -----------    -----------
              Total liabilities and stockholders' equity ................   $ 8,661,002    $ 8,683,387
                                                                            ===========    ===========



      The accompanying notes to combined consolidated financial statements are an integral part of these combined consolidated balance sheets.

                         BISHOP MANUFACTURING COMPANIES


                 COMBINED CONSOLIDATED STATEMENTS OF INCOME AND
                     RETAINED EARNINGS FOR THE YEARS ENDED
                       SEPTEMBER 30, 1996, 1995 AND 1994




                                                                 1996             1995             1994
                                                             -----------      -----------      -----------
 Net sales . . . . . . . . . . . . . . . . . . . . . . .     $14,409,175      $14,496,026      $14,006,354
 Cost of goods sold  . . . . . . . . . . . . . . . . . .       7,436,703        6,425,234        7,494,446
                                                             -----------      -----------      -----------
       Gross profit  . . . . . . . . . . . . . . . . . .       6,972,472        8,070,792        6,511,908
 Selling, general and administrative expenses  . . . . .       5,789,812        5,944,428        5,182,883
                                                             -----------      -----------      -----------
       Income from operations  . . . . . . . . . . . . .       1,182,660        2,126,364        1,329,025
 Interest income (expense), net  . . . . . . . . . . . .          85,996           87,055          (60,028)
 Other (expense) income  . . . . . . . . . . . . . . . .        (103,246)          76,635           24,605
                                                             -----------      -----------      -----------
       Income before provision for income taxes  . . . .       1,165,410        2,290,054        1,293,602
 Provision for income taxes (Note 6) . . . . . . . . . .         780,510        1,035,540          535,000
                                                             -----------      -----------      -----------
       Net income  . . . . . . . . . . . . . . . . . . .         384,900        1,254,514          758,602
 RETAINED EARNINGS, beginning of period  . . . . . . . .       6,089,832        4,835,318        4,076,716
                                                             -----------      -----------      -----------
 RETAINED EARNINGS, end of period  . . . . . . . . . . .     $ 6,474,732      $ 6,089,832      $ 4,835,318
                                                             ===========      ===========      ===========



      The accompanying notes to combined consolidated financial statements are an integral part of these combined consolidated statements.

                         BISHOP MANUFACTURING COMPANIES


                 COMBINED CONSOLIDATED STATEMENTS OF CASH FLOWS
           FOR THE YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994




                                                                                      1996           1995           1994
                                                                                   -----------    -----------    -----------
 CASH FLOWS FROM OPERATING ACTIVITIES:
       Net income ..............................................................   $   384,900    $ 1,254,514    $   758,602
                                                                                   -----------    -----------    -----------

       Adjustments to reconcile net income to net cash (used) provided by operating activities:
              Depreciation .....................................................       294,920        303,020        312,017
              Gain on sale of fixed assets .....................................       (14,900)          --             --
              Officers' compensation other than cash ...........................       153,172           --             --
              Minority interest ................................................       128,603          9,934         79,764
              Change in allowance for doubtful accounts ........................        36,667           --            9,072
              Deferred income taxes ............................................       (14,000)       (17,000)      (103,876)

              Changes in assets and liabilities:
                     (Increase) in due from Atrium .............................    (2,924,879)          --             --
                     (Increase) decrease in accounts receivable ................      (660,471)       411,123       (472,731)
                     (Increase) in inventories .................................       (32,864)      (491,351)      (409,065)
                     Decrease (increase) in prepaid costs ......................         1,219        491,492       (489,586)
                     Decrease (increase) in other current assets ...............        39,147        (35,093)        28,520
                     (Increase) decrease in other assets .......................       (86,710)         2,693         (2,693)
                     Increase (decrease) in accounts payable ...................       141,574       (697,513)       362,537
                     Increase in accrued liabilities ...........................       256,508        126,718        174,821
                     (Decrease) increase in income taxes payable ...............      (344,369)       401,613        155,429
                     (Decrease) increase in other long-term liabilities ........      (573,821)       549,998           --
                                                                                   -----------    -----------    -----------
                            Total adjustments ..................................    (3,600,204)     1,055,634       (355,791)
                                                                                   -----------    -----------    -----------
                            Net cash (used) provided by operating activities ...    (3,215,304)     2,310,148        402,811
                                                                                   -----------    -----------    -----------


 CASH USED IN INVESTING ACTIVITIES:
       Capital expenditures, net ...............................................      (229,700)      (365,379)      (355,236)
                                                                                   -----------    -----------    -----------

 CASH FLOW FROM FINANCING ACTIVITIES:
       Repayments of notes payable .............................................      (237,218)       (14,495)       (13,544)
       Capital contribution ....................................................       221,438           --             --
                                                                                   -----------    -----------    -----------
              Net cash (used) in financing activities ..........................       (15,780)       (14,495)       (13,544)
                                                                                   -----------    -----------    -----------
              Net (decrease) increase in cash and cash equivalents .............    (3,460,784)     1,930,274         34,031
 CASH AND CASH EQUIVALENTS, beginning of period ................................     3,824,076      1,893,802      1,859,771
                                                                                   -----------    -----------    -----------
 CASH AND CASH EQUIVALENTS, end of period ......................................   $   363,292    $ 3,824,076    $ 1,893,802
                                                                                   ===========    ===========    ===========

 SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
       Cash paid during the period for:
              Interest .........................................................   $    35,140    $    43,140    $    54,049
              Income taxes .....................................................   $   923,221    $   834,060    $   364,284

      The accompanying notes to combined consolidated financial statements are an integral part of these combined consolidated statements.

                         BISHOP MANUFACTURING COMPANIES

              NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(1)    ATRIUM ACQUISITION:


       Effective June 30, 1996, the shareholders of Vinyl Building Specialties of Connecticut, Inc. ("VBS") and its subsidiaries, Bishop Manufacturing Company, Inc. ("BMC"), a Connecticut corporation, Bishop Manufacturing Company of New England, Inc. ("BNE"), a Massachusetts corporation, combined with Bishop Manufacturing Company of New York, Inc. ("BNY") a Connecticut corporation, (collectively referred to as the "Companies") entered into a securities and exchange agreement and a stock purchase agreement (the "Agreement"), with Atrium Corporation and its subsidiary (Atrium Companies, Inc.) ("Atrium"), in which Atrium agreed to acquire 100% of the Companies' Capital Stock. The stock was then contributed to Atrium Companies, Inc. The Combined Consolidated Financial Statements presented represent the financial position, results of operations and cash flows prior to the effective date of the acquisition and do not reflect the new basis of accounting resulting from Atrium's acquisition of Bishop. Atrium completed the transaction effective September 30, 1996 and the Companies became a wholly-owned subsidiary of Atrium Companies, Inc.


(2)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Basis of presentation--


       The accompanying combined consolidated financial statements have been prepared on the accrual basis of accounting. All significant intercompany balances and transactions have been eliminated.


  Nature of operations--

       The Company manufactures vinyl windows and doors and primarily sells to independent contractors for use in residential construction.

  Use of estimates--

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Inventories--

       Inventories are stated at the lower of cost (first-in, first-out method) or market.

  Property, plant and equipment--

       Property, plant and equipment used in the business are stated at cost less related accumulated depreciation. Repairs and maintenance of a routine nature are charged to operations, while those which improve or extend the lives of existing assets are capitalized. Depreciation and amortization are provided primarily on a straight-line basis over the economic useful lives ranging from five to thirty years.

  Income taxes--

       The Company follows Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes".

       BNY is an S corporation for income tax reporting purposes. Under this reporting, no provision (benefit) has been provided for income taxes relating to the results of operations of BNY because the taxable income or loss will be included with the income of the shareholders on their related individual income tax returns. As a result of the Agreement, Atrium terminated BNY's S-Corporation status as of October 1, 1996.

                         BISHOP MANUFACTURING COMPANIES

  Revenue Recognition



       Revenue from the sale of doors and windows and related components is recorded at the time of delivery and billing to the customer. Allowances are established to recognize the risk of sales returns from customers.


(3)    INVENTORIES:

       Inventories are comprised of the following:

                                                                                1996               1995
                                                                             ----------         ----------
       Raw materials . . . . . . . . . . . . . . . . . . . . . . . . .       $1,330,743         $1,360,809
       Work in process . . . . . . . . . . . . . . . . . . . . . . . .           71,472             17,232
       Finished goods  . . . . . . . . . . . . . . . . . . . . . . . .          344,844            336,154
                                                                             ----------         ----------
                                                                             $1,747,059         $1,714,195
                                                                             ==========         ==========

(4)    NOTES PAYABLE:

       Notes Payable consist of the following:

                                                                                1996                1995
                                                                               --------           --------
       Mortgage note (a) . . . . . . . . . . . . . . . . . . . . . . .         $     --           $231,133
       Promissory note (b) . . . . . . . . . . . . . . . . . . . . . .          187,475            193,560
                                                                               --------           --------
                                                                                187,475            424,693
       Less:  current portion  . . . . . . . . . . . . . . . . . . . .            8,148             15,500
                                                                               --------           --------
       Notes payable--non current  . . . . . . . . . . . . . . . . . .         $179,327           $409,193
                                                                               ========           ========

(a) In fiscal 1993, BNE entered into a fifteen year mortgage note with a bank. The note beared interest at the prime rate plus one percent (9.75% September 30, 1995). The note was repaid in full in September 1996 by the Companies.

(b) In fiscal 1993, BNE, entered into a promissory note with an agent of the U.S. Small Business Administration. The promissory note is due in monthly installments including interest at 6.36%. The final payment is due on July 1, 2013. The promissory note is secured by BNE's real estate and is guaranteed by BMC.

(5)    COMMITMENTS:

       The Companies lease warehouse and distribution facilities and transportation equipment under operating leases. Future annual lease commitments under these operating leases as of September 30, 1996 are as follows:

                     FISCAL YEARS ENDING SEPTEMBER 30,                       LEASE COMMITMENTS
               ----------------------------------------------   --------------------------------------------
                     1997  . . . . . . . . . . . . . . . . .                     $  78,016
                     1998  . . . . . . . . . . . . . . . . .                        54,812
                     1999  . . . . . . . . . . . . . . . . .                        33,205
                     2000  . . . . . . . . . . . . . . . . .                        16,239
                     2001  . . . . . . . . . . . . . . . . .                        15,562
                                                                                 ---------
                                                                                 $ 197,834
                                                                                 =========

       Rental expense for the year ended September 30, 1996, 1995, and 1994 was $227,957, $218,870 and $175,744, respectively.

       On February 22, 1996, VBS entered into a Stockholders Agreement with Team Pros America Corporation ("Team Pros"), a customer of the Companies. In connection with agreement, the Companies have agreed to lend Team

                         BISHOP MANUFACTURING COMPANIES

       Pros $48,000 payable in five installments commencing on the date of this agreement. As of September 30, 1996, the Company has loaned Team Pros $38,000.

(6)    INCOME TAXES:

       The components of the income tax provision as of September 30, 1996, 1995, and 1994 are as follows:

                                                                    1996           1995             1994
                                                                  --------      ----------        --------
       Current:
              Federal  . . . . . . . . . . . . . . . . . . .      $572,060        $774,263        $498,693
              State  . . . . . . . . . . . . . . . . . . . .       222,450         278,500         140,183
                                                                  --------      ----------        --------
                     Total current provision . . . . . . . .       794,510       1,052,763         638,876
                                                                  --------      ----------        --------

       Deferred:
              Federal  . . . . . . . . . . . . . . . . . . .       (10,080)        (13,244)        (81,553)
              State  . . . . . . . . . . . . . . . . . . . .        (3,920)         (3,979)        (22,323)
                                                                  --------      ----------        --------
                     Total deferred benefit  . . . . . . . .       (14,000)        (17,223)       (103,876)
                                                                  --------      ----------        --------
                     Total provision . . . . . . . . . . . .      $780,510      $1,035,540        $535,000
                                                                  ========      ==========        ========

       The differences between the U.S. statutory federal income tax rate and the effective income tax rate as reflected in the accompanying statements of operations result primarily from BNY losses, state income taxes and intercompany profit earned on sales from BMC to BNY that do not eliminate for tax purposes.

       Temporary differences that comprise the net deferred tax asset primarily pertain to accrued liabilities not currently deductible.

(7)    RELATED PARTY TRANSACTIONS:


       On September 30, 1996, Atrium made an advance to the Companies of $221,438. The proceeds of the advance were used to reduce the Companies' debt.



(8)    MINORITY INTEREST:



       Approximately 20% of the stock of BNE is owned by a minority shareholder. Accordingly, for financial reporting purposes, the assets, liabilities, results of operations and cash flows of the minority position are included in the combined consolidated financial statements and the minority interest is reflected separately in retained earnings. In connection with Atrium's purchase of the Companies, the minority interest was also acquired, and has been accounted for under the purchase method. C:\CHA\S-4.16

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

================================================================================

NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY INITIAL PURCHASER OF THE OLD NOTES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
Certain Definitions and Market and
  Industry Data . . . . . . . . . . . . . . . . . . . . . . . .   3
Summary . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . .  14
The Transaction . . . . . . . . . . . . . . . . . . . . . . . .  20
Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . .  21
Capitalization  . . . . . . . . . . . . . . . . . . . . . . . .  21
Selected Consolidated Historical Financial
  Data  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations . . . . . . . . . . . . . . . . . . . . . . . .  28
Description of New Credit Facility  . . . . . . . . . . . . . .  35
Business  . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
Beneficial Ownership and Certain
  Transactions  . . . . . . . . . . . . . . . . . . . . . . . .  57
The Exchange Offer  . . . . . . . . . . . . . . . . . . . . . .  62
Description of New Notes  . . . . . . . . . . . . . . . . . . .  67
Book-Entry; Delivery and Form . . . . . . . . . . . . . . . . .  92
Certain United States Federal Income
  Tax Considerations  . . . . . . . . . . . . . . . . . . . . .  94
Plan of Distribution  . . . . . . . . . . . . . . . . . . . . .  95
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . .  95
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . .  96
Available Information . . . . . . . . . . . . . . . . . . . . .  97
Index to Financial Statements . . . . . . . . . . . . . . . . . F-1


UNTIL ____________, 1997 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE NOTES OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

===============================================================================

===============================================================================


                                  $100,000,000



                               ATRIUM COMPANIES,
                                      INC.



                          10 1/2% SENIOR SUBORDINATED
                                 NOTES DUE 2006






                                   PROSPECTUS
                                 March 12, 1997


===============================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

DIRECTOR LIABILITY

       As authorized by the Delaware General Corporation Law ("GCL"), the Company's Certificate of Incorporation (the "Certificate") provides that, to the full extent permitted by the GCL or any other applicable laws as presently or hereafter in effect, no Director of the Company in his or her capacity shall be personally liable to the Company in his or her capacity as director of the Company. The GCL does not permit limitation of liability of any director (i) for breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (iv) for any transaction from which the director derived an improper personal benefit. The Company has entered into certain agreements ("Indemnification Agreements") with each of its directors and executive officers designed to give effect to the foregoing provisions of the Certificate and to provide certain additional assurances against the possibility of uninsured liability. The effect of these provisions and the Indemnification Agreements will be to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from negligence or gross negligence) except in the situations described in clauses (i)-(iv) of the second sentence of this paragraph. These provisions and the Indemnification Agreements will not alter the liability of Directors of the Company under federal securities laws.

       At the closing of the Transaction, the Company entered into indemnification agreements with each of its directors and executive officers under which the Company has agreed to indemnify the director or officer to the fullest extent permitted by law, and to advance expenses, if the director or officer becomes a party to or witness or other participant in any threatened, pending or completed action, suit or proceeding (a "Claim") by reason of any occurrence related to the fact that the person is or was a director, officer, employee, agent or fiduciary of the Company or a subsidiary of the Company or another entity at the Company's request (an "Indemnifiable Event"), unless a reviewing party (either outside counsel or a director or directors appointed by the Board of Directors) determines that the person would not be entitled to indemnification under applicable law. In addition, if a change in control or a potential change in control of the Company occurs and if the person indemnified so requests, The Company will establish a trust for the benefit of the indemnitee and fund the trust in an amount sufficient to satisfy all expenses reasonably anticipated at the time of the request to be incurred in connection with any Claim relating to an Indemnifiable Event. The reviewing party will determine the amount deposited in the trust. An indemnitee's rights under his or her indemnification agreement are not exclusive of any other rights under the Company's Articles of Incorporation or By-Laws or applicable law.

ITEM 21.      EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)    EXHIBITS:


EXHIBIT
NUMBER                           DESCRIPTION OF EXHIBITS
------                           -----------------------
 2.1*+  --    Stock Purchase Agreement by and among HMTF Acquisition Corp., Atrium Corporation and the Selling
              Securityholders dated as of November 7, 1996

 2.2*+  --    Securities Exchange Agreement among Atrium Corporation, FCI Holding Corp, Heritage Fund I, L.P. Randall
              Fojtasek, et. al.  dated August 22, 1996, as amended

 2.3*+  --    Stock Purchase Agreement by and among Fojtasek Companies, Inc., Howard S. Saffan, Leslie Goldbloom and Kevin
              Schumacher dated August 22, 1996, as amended

 3.1*   --    Certificate of Incorporation of Atrium Companies, Inc., as amended

 3.2*   --    Bylaws of Atrium Companies, Inc.

 3.3*   --    Certificate of Incorporation of Vinyl Building Specialties of Connecticut, Inc.

 3.4*   --    Bylaws of Vinyl Building Specialties of Connecticut, Inc.

 3.5*   --    Certificate of Incorporation of Bishop Manufacturing Co. of New York, Inc.

 3.6*   --    Bylaws of Bishop Manufacturing Co. of New York, Inc.

 3.7*   --    Certificate of Incorporation of Bishop Manufacturing Company, Incorporated

 3.8*   --    Bylaws of Bishop Manufacturing Company, Incorporated

 3.9*   --    Certificate of Incorporation of Bishop Manufacturing Company of New England, Inc.

 3.10*  --    Bylaws of Bishop Manufacturing Company of New England, Inc.

 3.11*  --    Articles of Incorporation of H-R Window Supply, Inc.

 3.12*  --    Bylaws of H-R Window Supply, Inc.

 4.1*   --    Exchange and Registration Rights Agreement made as of November 27, 1996 by and among Atrium Companies, Inc., the Subsidiary Guarantors and BT Securities Corporation

 4.2*   --    Indenture dated as of November 27, 1996 by and among Atrium Companies, Inc., the Subsidiary Guarantors and
              United States Trust Company of New York

 5.1**  --    Opinion of Vinson & Elkins L.L.P.

10.1*  --     Financial Advisory Agreement dated as of November 27, 1996 among Atrium Corporation, the Company and Hicks,
              Muse & Co. Partners, L.P.

10.2*  --     Stockholders Agreement dated as of November 27, 1996, by and among Atrium Corporation, the securityholders listed therein and Hicks, Muse, Tate & Furst Incorporated

10.3*  --     Indemnification Agreement dated as of November 27, 1996 by and between Atrium Corporation and Randall S.
              Fojtasek, together with a schedule identifying substantially identical documents and setting forth material details in which those documents differ from the foregoing documents

10.4** --     Credit Agreement by and among Atrium Companies, Inc., the Banks, Parties thereto, and Bankers Trust Company dated November 27, 1996

10.5*  --     Monitoring and Oversight Agreement among Atrium Corporation, the Company and Hicks, Muse & Co. Partners,
              L.P. dated November 27, 1996

10.6*  --     Atrium Indemnification Escrow Agreement among Hicks, Muse, Tate & Furst Equity Fund III, L.P., the Company,
              Randall S. Fojtasek, Heritage Fund I, L.P., and Citibank N.A. dated November 27, 1996

10.7*  --     Bishop Indemnification Escrow Agreement among Hicks, Muse, Tate & Furst Equity Fund III, L.P., the Company,
              Howard S. Saffan and Citibank N.A. dated November 27, 1996

10.8*  --     Atrium Corporation 1996 Stock Purchase Plan

10.9*  --     Atrium Corporation 1996 Stock Option Plan

10.10* --     Employment Agreement dated November 7, 1996 between Atrium Corporation and Randall S. Fojtasek

10.11* --     Employment and Non-Competition Agreement between the Company and Howard S. Saffan dated September 30, 1996

10.12* --     Employment Agreement between the Company and Horace T. Hicks dated January 1, 1995

10.13* --     Employment Agreement between the Company and Louis W. Simi, Jr. dated January 1, 1995

10.14* --     Employment Agreement between the Company and Arthur G. Frost dated January 1, 1995

10.15**--     Escrow Agreement dated July 3, 1995 among Fojtasek/Heritage Acquisition Company, The Company, Randall
              Fojtasek and the First National Bank of Boston

10.16* --     Non-Competition Agreement dated July 3, 1995 by and among Randall Fojtasek and Fojtasek/Heritage Acquisition
              Company.

10.17* --     Atrium Lease Agreement, as amended

10.18* --     H-R Windows Lease Agreement

12.1** --     Computation of Ratio of Earnings to Fixed Charges

16.1**  --    Letter regarding change in certifying accountant

21.1*  --     Subsidiaries of the Company

23.1** --     Consent of Coopers & Lybrand L.L.P., Independent Public Accountants

23.2** --     Consent of Arthur Andersen LLP, Independent Public Accountants

23.3** --     Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1)

24.1*  --     Powers of Attorney (set forth on signature page)

25.1** --     Form T-1 of United States Trust Company of New York

27.1** --     Financial Data Schedule

99.1** --     Form of Letter of Transmittal

99.2** --     Form of Notice of Guaranteed Delivery


-----------------


*  Previously Filed


** Filed herewith


+ The Company will furnish upon request of the Commission any omitted schedule or exhibit.


(b)    FINANCIAL STATEMENT SCHEDULES:

       The following financial statement schedule is included in this Registration Statement:


       Report of Independent Public Accountants
       II -- Valuation and Qualifying Accounts


ITEM 22.  UNDERTAKINGS.

       The undersigned Registrant hereby undertakes:

       (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

       (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

       (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this Registration Statement when it becomes effective;

       (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

       (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.




       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

       The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

       The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

       The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

                                   SIGNATURES


       Pursuant to the requirements of the Securities Act of 1933, as amended, the Company has duly caused this First Amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 10th day of March, 1997.


                                        ATRIUM COMPANIES, INC.



                                        By:/s/ RANDALL S. FOJTASEK
                                           -----------------------------------
                                           Randall S. Fojtasek, President and
                                           Chief Executive Officer



       Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following person in the capacities and on the date indicated.



                     SIGNATURE                                  CAPACITY                              DATE
                     ---------                                  --------                              ----
        /s/ RANDALL S. FOJTASEK                President, Chief Executive Officer and            March 10, 1997
        ------------------------------------   Director (Principal Executive Officer)
        Randall S. Fojtasek


                         *                     Corporate Controller                              March 10, 1997
        ------------------------------------   (Principal Financial and Accounting
        Jeff L. Hull                           Officer)


                         *                     Director                                          March 10, 1997
        ------------------------------------
        John R. Muse

                         *                     Director                                          March 10, 1997
        ------------------------------------
        Michael J. Levitt


                         *                     Director                                          March 10, 1997
        ------------------------------------
        Stephen M. Humphrey

                         *                     Director                                          March 10, 1997
        ------------------------------------
        C. Dean Metropoulos


                         *                     Director                                          March 10, 1997
        ------------------------------------
        Michel Reichert


        By:/s/ RANDALL S. FOJTASEK
           ---------------------------------
           Randall S. Fojtasek
           Attorney-in-fact

                                   SIGNATURES


       Pursuant to the requirements of the Securities Act of 1933, as amended, the Company has duly caused this First Amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 10th day of March, 1997.



                                       H-R WINDOW SUPPLY, INC.



                                       By:/s/ ROBERT W. WOLF
                                          ------------------------------------
                                          Robert W. Wolf, President



       Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following person in the capacities and on the date indicated.



                     SIGNATURE                                  CAPACITY                              DATE
                     ---------                                  --------                              ----
        /s/ ROBERT W. WOLF                     President and Director (Principal                 March 10, 1997
        ------------------------------------   Executive Officer)
        Robert W. Wolf


                         *                     Corporate Controller                              March 10, 1997
        ------------------------------------   (Principal Financial and Accounting
        Jeff L. Hull                           Officer)


        By:/s/ ROBERT W. WOLF
           ----------------------------------
           Robert W. Wolf
           Attorney-in-fact

                                   SIGNATURES


       Pursuant to the requirements of the Securities Act of 1933, as amended, the Company has duly caused this First Amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 10th day of March, 1997.



                                       VINYL BUILDING SPECIALTIES
                                       OF CONNECTICUT, INC.



                                       By:/s/ RANDALL S. FOJTASEK
                                          ------------------------------------
                                          Randall S. Fojtasek, President



       Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following person in the capacities and on the date indicated.



                     Signature                                  Capacity                              Date
                     ---------                                  --------                              ----
        /s/ RANDALL S. FOJTASEK                President and Director                            March 10, 1997
        ------------------------------------   (Principal Executive Officer)
        Randall S. Fojtasek


                         *                     Chief Financial Officer                           March 10, 1997
        ------------------------------------   (Principal Financial and Accounting
        Jeff L. Hull                           Officer)


        By:/s/ RANDALL S. FOJTASEK
           ----------------------------------
           Randall S. Fojtasek
           Attorney-in-fact

                                   SIGNATURES


       Pursuant to the requirements of the Securities Act of 1933, as amended, the Company has duly caused this First Amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 10th day of March, 1997.


                                     BISHOP MANUFACTURING CO. OF NEW YORK, INC.



                                     By:/s/ RANDALL S. FOJTASEK
                                        ------------------------------------
                                        Randall S. Fojtasek, President


       Each person whose signature appears below authorizes Randall S. Fojtasek as attorney-in-fact to execute in the name of each such person who is then an officer or director of the Company and to file any amendments to this Registration Statement necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, in connection with the registration of the securities which are the subject of this Registration Statement, which amendments may make such changes in the Registration Statement as such attorney may deem appropriate. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following person in the capacities and on the date indicated.


                     SIGNATURE                                  CAPACITY                              DATE
                     ---------                                  --------                              ----
        /s/ RANDALL S. FOJTASEK                President and Director                            March 10, 1997
        ------------------------------------   (Principal Executive Officer)
        Randall S. Fojtasek


                         *                     Chief Financial Officer                           March 10, 1997
        ------------------------------------   (Principal Financial and Accounting
        Jeff L. Hull                           Officer)


        By:/s/ RANDALL S. FOJTASEK
           ---------------------------------
           Randall S. Fojtasek
           Attorney-in-fact

                                   SIGNATURES


       Pursuant to the requirements of the Securities Act of 1933, as amended, the Company has duly caused this First Amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 10th day of March, 1997.



                                     BISHOP MANUFACTURING COMPANY, INCORPORATED



                                     By:/s/ RANDALL S. FOJTASEK
                                        ------------------------------------
                                        Randall S. Fojtasek, President



       Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following person in the capacities and on the date indicated.



                     SIGNATURE                                  CAPACITY                              DATE
                     ---------                                  --------                              ----

        /s/ RANDALL S. FOJTASEK                President and Director (Principal                 March 10, 1997
        ------------------------------------   Executive Officer)
        Randall S. Fojtasek


                         *                     Chief Financial Officer                           March 10, 1997
        ------------------------------------   (Principal Financial and Accounting
        Jeff L. Hull                           Officer)


        By:/s/ RANDALL S. FOJTASEK
           ----------------------------------
           Randall S. Fojtasek
           Attorney-in-fact

                                   SIGNATURES


       Pursuant to the requirements of the Securities Act of 1933, as amended, the Company has duly caused this First Amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 10th day of March, 1997.


                                       BISHOP MANUFACTURING COMPANY
                                       OF NEW ENGLAND, INC.



                                       By:/s/ RANDALL S. FOJTASEK
                                          ------------------------------------
                                          Randall S. Fojtasek, President



       Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following person in the capacities and on the date indicated.



                     SIGNATURE                                  CAPACITY                              DATE
                     ---------                                  --------                              ----


        /s/ RANDALL S. FOJTASEK                President and Director                            March 10, 1997
        ------------------------------------   (Principal Executive Officer)
        Randall S. Fojtasek


                         *                     Chief Financial Officer                           March 10, 1997
        ------------------------------------   (Principal Financial and Accounting
        Jeff L. Hull                           Officer)


        By:/s/ RANDALL S. FOJTASEK
           ----------------------------------
           Randall S. Fojtasek
           Attorney-in-fact

                      REPORT OF INDEPENDENT ACCOUNTANTS




To the Board of Directors of
Atrium Companies, Inc.:


In connection with our audits of the consolidated financial statements of Atrium Companies, Inc. as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, which financial statements are included in the Prospectus, we have also audited the financial statement schedule of Atrium Companies, Inc. listed in Item 21(b) herein.


In our opinion, this financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.



COOPERS & LYBRAND L.L.P.


Dallas, Texas
March 7, 1997

                             ATRIUM COMPANIES, INC.

                       VALUATION AND QUALIFYING ACCOUNTS



                                                                     COLUMN C-ADDITIONS
                                                                ----------------------------
                                                  COLUMN B -       (1)             (2)
                                                  BALANCE AT     CHARGED TO      ACQUIRED       COLUMN D -       COLUMN E -
                                                  BEGINNING      COSTS AND        THROUGH      DEDUCTIONS -     BALANCE AT
        COLUMN A - DESCRIPTION                    OF PERIOD       EXPENSES      ACQUISITION    WRITE-OFFS(1)   END OF PERIOD
----------------------------------------------   ------------   ------------    ------------   ------------    -------------
 Allowance for doubtful accounts:

       Year ended December 31, 1994 ..........   $      1,300   $        (46)   $        --    $         46    $      1,300

       Year ended December 31, 1995 ..........   $      1,300   $        486    $        --    $       (631)   $      1,155

       Year ended December 31, 1996 ..........   $      1,155   $         49    $        237   $         56    $      1,497

Allowance for excess and obsolete inventories:

       Year ended December 31, 1994 ..........   $          0   $          0    $          0   $          0    $          0

       Year ended December 31, 1995 ..........   $          0   $      2,000    $          0   $     (1,440)   $        560

       Year ended December 31, 1996 ..........   $        560   $        816    $          0   $       (240)   $      1,136





(1)  net of recoveries

                                EXHIBIT INDEX


EXHIBIT
NUMBER                           DESCRIPTION OF EXHIBITS
------                           -----------------------
 2.1*+  --    Stock Purchase Agreement by and among HMTF Acquisition Corp., Atrium Corporation and the Selling
              Securityholders dated as of November 7, 1996

 2.2*+  --    Securities Exchange Agreement among Atrium Corporation, FCI Holding Corp, Heritage Fund I, L.P. Randall
              Fojtasek, et. al.  dated August 22, 1996, as amended

 2.3*+  --    Stock Purchase Agreement by and among Fojtasek Companies, Inc., Howard S. Saffan, Leslie Goldbloom and Kevin
              Schumacher dated August 22, 1996, as amended

 3.1*   --    Certificate of Incorporation of Atrium Companies, Inc., as amended

 3.2*   --    Bylaws of Atrium Companies, Inc.

 3.3*   --    Certificate of Incorporation of Vinyl Building Specialties of Connecticut, Inc.

 3.4*   --    Bylaws of Vinyl Building Specialties of Connecticut, Inc.

 3.5*   --    Certificate of Incorporation of Bishop Manufacturing Co. of New York, Inc.

 3.6*   --    Bylaws of Bishop Manufacturing Co. of New York, Inc.

 3.7*   --    Certificate of Incorporation of Bishop Manufacturing Company, Incorporated

 3.8*   --    Bylaws of Bishop Manufacturing Company, Incorporated

 3.9*   --    Certificate of Incorporation of Bishop Manufacturing Company of New England, Inc.

 3.10*  --    Bylaws of Bishop Manufacturing Company of New England, Inc.

 3.11*  --    Articles of Incorporation of H-R Window Supply, Inc.

 3.12*  --    Bylaws of H-R Window Supply, Inc.

 4.1*   --    Exchange and Registration Rights Agreement made as of November 27, 1996 by and among Atrium Companies, Inc., the Subsidiary Guarantors and BT Securities Corporation

 4.2*   --    Indenture dated as of November 27, 1996 by and among Atrium Companies, Inc., the Subsidiary Guarantors and
              United States Trust Company of New York

 5.1**  --    Opinion of Vinson & Elkins L.L.P.

10.1*  --     Financial Advisory Agreement dated as of November 27, 1996 among Atrium Corporation, the Company and Hicks,
              Muse & Co. Partners, L.P.

10.2*  --     Stockholders Agreement dated as of November 27, 1996, by and among Atrium Corporation, the securityholders listed therein and Hicks, Muse, Tate & Furst Incorporated

10.3*  --     Indemnification Agreement dated as of November 27, 1996 by and between Atrium Corporation and Randall S.
              Fojtasek, together with a schedule identifying substantially identical documents and setting forth material details in which those documents differ from the foregoing documents

10.4** --     Credit Agreement by and among Atrium Companies, Inc., the Banks, Parties thereto, and Bankers Trust Company dated November 27, 1996

10.5*  --     Monitoring and Oversight Agreement among Atrium Corporation, the Company and Hicks, Muse & Co. Partners,
              L.P. dated November 27, 1996

10.6*  --     Atrium Indemnification Escrow Agreement among Hicks, Muse, Tate & Furst Equity Fund III, L.P., the Company,
              Randall S. Fojtasek, Heritage Fund I, L.P., and Citibank N.A. dated November 27, 1996

10.7*  --     Bishop Indemnification Escrow Agreement among Hicks, Muse, Tate & Furst Equity Fund III, L.P., the Company,
              Howard S. Saffan and Citibank N.A. dated November 27, 1996

10.8*  --     Atrium Corporation 1996 Stock Purchase Plan

10.9*  --     Atrium Corporation 1996 Stock Option Plan

10.10* --     Employment Agreement dated November 7, 1996 between Atrium Corporation and Randall S. Fojtasek

10.11* --     Employment and Non-Competition Agreement between the Company and Howard S. Saffan dated September 30, 1996

10.12* --     Employment Agreement between the Company and Horace T. Hicks dated January 1, 1995

10.13* --     Employment Agreement between the Company and Louis W. Simi, Jr. dated January 1, 1995

10.14* --     Employment Agreement between the Company and Arthur G. Frost dated January 1, 1995

10.15**--     Escrow Agreement dated July 3, 1995 among Fojtasek/Heritage Acquisition Company, The Company, Randall
              Fojtasek and the First National Bank of Boston

10.16* --     Non-Competition Agreement dated July 3, 1995 by and among Randall Fojtasek and Fojtasek/Heritage Acquisition
              Company.

10.17* --     Atrium Lease Agreement, as amended

10.18* --     H-R Windows Lease Agreement

12.1** --     Computation of Ratio of Earnings to Fixed Charges

16.1**  --    Letter regarding change in certifying accountant

21.1*  --     Subsidiaries of the Company

23.1** --     Consent of Coopers & Lybrand L.L.P., Independent Public Accountants

23.2** --     Consent of Arthur Andersen LLP, Independent Public Accountants

23.3** --     Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1)

24.1*  --     Powers of Attorney (set forth on signature page)

25.1** --     Form T-1 of United States Trust Company of New York

27.1** --     Financial Data Schedule

99.1** --     Form of Letter of Transmittal

99.2** --     Form of Notice of Guaranteed Delivery


-----------------


*  Previously Filed


** Filed herewith


+ The Company will furnish upon request of the Commission any omitted schedule or exhibit.